As filed with the Securities and Exchange Commission on March 20, 1995
                                                      Registration No. 33-57623
- -------------------------------------------------------------------------------


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                             AMENDMENT NO. 1 TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933


                            LA-Z-BOY CHAIR COMPANY
            (Exact Name of Registrant as Specified in Its Charter)

                                   MICHIGAN
        (State or Other Jurisdiction of Incorporation or Organization)

                 2512                                  38-0751137
    (Primary Standard Industrial          (I.R.S. Employer Identification No.)
     Classification Code Number)

       1284 NORTH TELEGRAPH ROAD, MONROE, MICHIGAN 48161, (313) 242-1444 (Address, Including Zip Code, and Telephone Number, Including Area Code,
                 of Registrant's Principal Executive Offices)

   FREDERICK H. JACKSON                             Copies to:
  VICE PRESIDENT FINANCE                      DAVID D. JOSWICK, ESQ.
  LA-Z-BOY CHAIR COMPANY            MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.
1284 NORTH TELEGRAPH ROAD                150 WEST JEFFERSON, SUITE 2500
  MONROE, MICHIGAN 48161                      DETROIT, MICHIGAN 48226
      (313) 242-1444                              (313) 963-6420
(Name, Address, Including
  Zip Code, and Telephone
Number, Including Area Code,
   of Agent for Service)

Approximate date of commencement of proposed sale of securities to public: As soon as practicable after registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                            LA-Z-BOY CHAIR COMPANY
                    Cross-Reference Sheet Between Items in
              Form S-4 and Proxy Statement/Prospectus Pursuant to
                         Item 501(b) of Regulation S-K


 Item No.         Form S-4 Caption                                   Heading in Prospectus
- ----------  -----------------------------       --------------------------------------------------------
             A.  INFORMATION ABOUT THE
             TRANSACTION

Item 1.      Forepart of Registration               Cover Page of Registration Statement; Cross Reference
             Statement and Outside Front            Sheet; Outside Front Cover Page of Proxy
             Cover Page of                          Statement/Prospectus
             Prospectus

Item 2.      Inside Front and Outside Back          Table of Contents; Available Information; Incorporation
             Cover Pages of Prospectus              of Certain Information By Reference

Item 3.      Risk Factors, Ratio of Earnings        Introduction; Summary; The Merger and Related
             to Fixed Charges and Other             Transactions; Pro Forma Condensed Combined Financial
             Information                            Information; The Companies; England/Corsair, Inc.

Item 4.      Terms of the Transaction               Introduction; Summary; The Meeting; The Merger and
                                                    Related Transactions; Management of the Surviving
                                                    Corporation After the Merger; Description of La-Z-Boy
                                                    Capital Stock; Description of the La-Z-Boy Notes;
                                                    Description of Indenture; Description of the Performance
                                                    Units; Comparison of Shareholder Rights and Charter
                                                    Documents; Pro Forma Condensed Combined Financial
                                                    Information; England/Corsair, Inc.

Item 5.      Pro Forma Financial                    Summary; Pro Forma Condensed Combined Financial
             Information                            Information

Item 6.      Material Contacts with the             Summary; The Merger and Related Transactions;
             Company Being Acquired                 England/Corsair, Inc.

Item 7.      Additional Information                 *
             Required for Reoffering by
             Persons and Parties Deemed to
             be Underwriters

Item 8.      Interests of Named Experts and         England/Corsair, Inc.; Legal Matters
             Counsel

Item 9.      Disclosure of Commission               *
             Position on Indemnification for
             Securities Act Liabilities

             B.  INFORMATION ABOUT THE
             REGISTRANT

Item 10.     Information with Respect to            Pro Forma Condensed Combined Financial Information;
             S-3 Registrants                        England/Corsair, Inc. Financial Statements

Item 11.     Incorporation of Certain               Incorporation of Certain Information by Reference
             Information by Reference

Item 12.     Information with Respect to            *
             S-2 or S-3 Registrants

Item 13.     Incorporation of Certain               *
             Information by Reference

Item 14.     Information with Respect to            *
             Registrants Other than S-2 or
             S-3 Registrants

             C.  INFORMATION ABOUT THE
             COMPANY BEING ACQUIRED

Item 15.     Information with Respect to            *
             S-3 Companies

Item 16.     Information with Respect to            *
             S-2 or S-3 Companies

Item 17.     Information with Respect to            England/Corsair, Inc.; Management of the Surviving
             Companies Other than S-2 or            Corporation After the Merger; Pro Forma Condensed Combined
             S-3 Companies                          Financial Information; England/Corsair, Inc. -- Selected
                                                    Financial Data, -- Management's Discussion and
                                                    Analysis of Financial Condition and Results of
                                                    Operations, -- Business and Properties, -- Management
                                                    and Related Matters, -- Principal Shareholders

             D.  VOTING AND MANAGEMENT
             INFORMATION

Item 18.     Information If Proxies,                Introduction; Summary; England/Corsair, Inc.; The
             Consents or Authorizations Are         Meeting; The Merger and Related Transactions; Certain
             to Be Solicited                        Relationships and Related Transactions; Management of
                                                    the Surviving Corporation After the Merger;
                                                    England/Corsair, Inc. -- Principal Shareholders

Item 19.     Information if Proxies,                *
             Consents or Authorizations Are
             Not to be Solicited, or in an
             Exchange Offer

- ------------------------
* Omitted because inapplicable or answer is in the negative.

                             ENGLAND/CORSAIR, INC.
                           402 OLD KNOXVILLE HIGHWAY
                         NEW TAZEWELL, TENNESSEE 37825


                                              _________________, 1995

Dear Shareholder:

        You are cordially invited to attend a Special Meeting of Shareholders of England/Corsair, Inc., a Tennessee corporation ("E/C"), which will be held at 402 Old Knoxville Highway, New Tazewell, Tennessee at ______ _.m., local time, on ______________, __________________, 1995 (the "Meeting"). The Meeting
will be a joint meeting of holders of E/C's Class A Common Stock, without par value, and its Class B Common Stock, without par value (collectively, the "E/C Stock").

        At the Meeting, E/C shareholders will be asked to consider and vote upon a proposal (the "Proposal") to approve: (a) the Amended and Restated Reorganization Agreement dated as of January 13, 1995 (the "Reorganization Agreement") among E/C, La-Z-Boy Chair Company, a Michigan corporation ("La-Z-Boy"), and LZB Acquisition, Inc., a newly formed Michigan corporation and a wholly owned subsidiary of La-Z-Boy ("LZB Acquisition"); (b) the Amended and Restated Plan of Merger dated as of January 13, 1995 among E/C, La-Z-Boy, and LZB Acquisition (the "Plan of Merger"); and (c) all of the transactions contemplated by the Reorganization Agreement and the Plan of Merger, including (without limitation) the merger of E/C with and into LZB Acquisition (the "Merger"). The Proposal is further described in the accompanying Proxy Statement/Prospectus.


        LZB Acquisition will be the surviving corporation of the Merger. Upon consummation of the Merger: (i) E/C will cease to exist as a separate corporation, and all of the assets and liabilities of E/C will become assets and liabilities of LZB Acquisition, which will continue to be a wholly owned subsidiary of La-Z-Boy; (ii) the holder of each share of E/C Stock of either class will receive, at such holder's election, either 3.6519467707 shares of La-Z-Boy's Common Stock, $1.00 par value ("La-Z-Boy Common Stock"), $109.558403121 principal amount of La-Z-Boy's 8% Unsecured Promissory
Notes Due 1999 ("La-Z-Boy Notes"), or $109.558403121 in cash, all subject to the terms and limitations described in the accompanying Proxy Statement/Prospectus; and (iii) holders of E/C Stock of either class will also receive Performance Units, the terms of which are described in the accompanying Proxy Statement/Prospectus.

        The Plan of Merger contains certain limitations on the aggregate amount of each type of consideration which may be paid, as well as procedures for allocating different types of consideration in the event elections made by E/C shareholders would result in any of said limitations being exceeded. As a result of these limitations and allocation procedures, shareholders of E/C may not receive the type of consideration they elect, and shareholders electing to receive cash or La-Z-Boy Notes may nevertheless receive shares of La-Z-Boy Common Stock whose market value at that time may be less than the $30.00 price of La-Z-Boy Common Stock upon which the exchange ratio was determined. See "The Merger and Related Transactions - Limitations" and " - Allocation of Cash, Shares and Notes" in the accompanying Proxy Statement/Prospectus.



     The Board of Directors of E/C (the "E/C Board") has determined that the Proposal is in the best interests of E/C and its shareholders. ACCORDINGLY, THE E/C BOARD UNANIMOUSLY APPROVED THE PROPOSAL AND RECOMMENDS THAT YOU
VOTE FOR THE PROPOSAL AT THE MEETING.

        Conditions to the consummation of the Merger include, among other things, the approval of E/C's shareholders. Such approval requires the affirmative vote of the holders of a majority of the total shares of E/C Stock of both classes (voting together as a single voting group) outstanding as of the record date for the Meeting.

        The accompanying Proxy Statement/Prospectus sets forth the voting rights of the E/C Stock with respect to these matters and describes the matters to be acted upon at the Meeting. It also contains important information concerning E/C, La-Z-Boy, and their respective subsidiaries, a detailed description of the Proposal, its terms and conditions, and the transactions contemplated thereby, certain tax matters that should be considered, management and operation of E/C following consummation of the Merger, and other matters. Shareholders are urged to review carefully the accompanying Proxy Statement/Prospectus. Because of the significance of the proposed transactions to E/C, your participation in the Meeting, in person or by proxy, is especially important. In any event, you must complete and submit the enclosed Election Form prior to the commencement of the Meeting. Baker, Donelson, Bearman & Caldwell and Dennis C. Valkanoff have been acting as legal counsel on behalf of E/C and BDO Seidman and Otis S. Sawyer have been providing accounting services to E/C. Individual shareholders are advised, if they so desire, to seek the advice of independent accounting and/or legal counsel.

        We hope you will attend the Meeting. Whether or not you are able to attend the Meeting in person, it is important that your shares be represented. Accordingly, whether or not you plan to attend the Meeting, please sign, date, and mail the enclosed proxy promptly in the postage-paid envelope that has been provided to you for your convenience. If you wish to vote in accordance with the recommendations of the E/C Board, it is not necessary to specify your choices; you may merely sign, date, and return the enclosed proxy.

        Thank you, and we look forward to seeing you at the Meeting.



                                        Sincerely,


                                        Rodney D. England
                                        Chairman of the Board, President,
                                           and Chief Executive Officer
                                        England/Corsair, Inc.

                             ENGLAND/CORSAIR, INC.
                           402 OLD KNOXVILLE HIGHWAY
                         NEW TAZEWELL, TENNESSEE 37825


        NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of England/Corsair, Inc., a Tennessee corporation ("E/C"), will be held at 402 Old Knoxville Highway, New Tazewell, Tennessee at ______ _.m., local time, on ______________, __________________, 1995 (the "Meeting"). The Meeting, which will be a joint meeting of holders of E/C's Class A Common Stock, without par value, and its Class B Common Stock, without par value (collectively, the "E/C Stock"), will be held for the following purposes, which are more fully described in the accompanying Proxy Statement/Prospectus:

         1. To consider and vote upon a proposal (the "Proposal") to approve:
            (a) the Amended and Restated Reorganization Agreement dated as of January 13, 1995 (the "Reorganization Agreement") among E/C, La-Z-Boy Chair Company, a Michigan corporation ("La-Z-Boy"), and LZB Acquisition, Inc., a newly formed Michigan corporation and a wholly owned subsidiary of La-Z-Boy ("LZB Acquisition");
            (b) the Amended and Restated Plan of Merger dated as of January 13, 1995 among E/C, La- Z-Boy, and LZB Acquisition (the "Plan of Merger"); and (c) all of the transactions contemplated by the Reorganization Agreement and the Plan of Merger, including (without limitation) the merger of E/C with and into LZB Acquisition (the "Merger").

            The transactions contemplated by the Reorganization Agreement, the Plan of Merger, and certain related instruments and agreements executed, or to be executed, in connection with the Reorganization Agreement and the Plan of Merger are intended to result in the acquisition of E/C by La-Z-Boy through the Merger. LZB Acquisition will be the surviving corporation of the Merger. Upon consummation of the Merger: (i) E/C will cease to exist as a separate corporation, and all of the assets and liabilities of E/C will become assets and liabilities of LZB Acquisition, which will continue to be a wholly owned subsidiary of La-Z-Boy; (ii) the holder of each share of E/C Stock of either class will receive, at such holder's election, either 3.6519467707 shares of La-Z-Boy's Common Stock, $1.00 par value ("La-Z-Boy Common Stock"), $109.558403121 principal amount of La-Z-Boy's 8% Unsecured Promissory Notes Due 1999 ("La-Z-Boy Notes"), or $109.558403121 in cash, all subject to the terms and limitations described in the accompanying Proxy Statement/Prospectus; and
            (iii) holders of E/C Stock of either class will also receive Performance Units, the terms of which are described in the accompanying Proxy Statement/Prospectus.

         2. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

        The Board of Directors of E/C has fixed the close of business on ____________, 1995 as the record date for determination of shareholders entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof. Only shareholders of record at the close of business on such date are entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof. A list of E/C shareholders entitled to vote at the Meeting will be subject to inspection at the Meeting.

        E/C Stock constitutes the only security of E/C whose holders are entitled to vote at the Meeting. Approval of the Proposal requires the affirmative vote of the holders of a majority of the total shares of E/C Stock of both classes (voting together as a single voting group) outstanding as of the record date for the Meeting, with each share entitled to one vote.

        Pursuant to Chapter 23 of the Tennessee Business Corporation Act, as amended (the "TBCA"), holders of shares of E/C Common Stock have the right to dissent and to be paid the fair value of their shares in connection with, or as a result of, the matters to be acted upon at the Meeting. SUCH DISSENTERS' RIGHTS WILL BE LOST, HOWEVER, IF THE PROCEDURAL REQUIREMENTS OF THE
TBCA ARE NOT FULLY AND PRECISELY SATISFIED. Such dissenters' rights are more fully explained in the accompanying Proxy Statement/Prospectus. A copy of Chapter 23 of the TBCA is included in the accompanying Proxy Statement/Prospectus.

     Your vote is important regardless of the number of shares you own. Each shareholder, even though he or she now plans to attend the Meeting, is requested to sign, date, and return the enclosed proxy without delay in the enclosed postage-paid envelope. You may revoke your proxy at any time prior to its exercise. Any shareholder of record present at the Meeting or any adjournments or postponements thereof may revoke his or her proxy and vote personally on each matter brought before the Meeting.



                                             ____________________________
                                             Secretary

_______________, 1995


                 THE BOARD OF DIRECTORS OF E/C RECOMMENDS THAT
                       YOU VOTE FOR THE ABOVE PROPOSAL.

                  PLEASE SIGN AND DATE THE ENCLOSED PROXY AND
        MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH
THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD
NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN
OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE
ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER
THE SECURITIES LAWS OF ANY SUCH STATE.


                  Subject to completion, dated March 20, 1995.

                               LA-Z-BOY CHAIR COMPANY
                                     PROSPECTUS

                 2,000,000 SHARES OF COMMON STOCK, $1.00 PAR VALUE $10,000,000 8% UNSECURED PROMISSORY NOTES DUE 1999
                             297,330 PERFORMANCE UNITS

                      ----------------------------------------
                               ENGLAND/CORSAIR, INC.
                                  PROXY STATEMENT
                      ----------------------------------------

   This Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") is being furnished to shareholders of England/Corsair, Inc., a Tennessee corporation ("E/C"), in connection with the solicitation of proxies by its Board of Directors for use at its Special Meeting of Shareholders (including any adjournments or postponements thereof, the "Meeting") to be held on _____________, 1995.


   This Proxy Statement/Prospectus constitutes a prospectus of La-Z-Boy Chair Company, a Michigan corporation ("La-Z-Boy"), with respect to the following:
(i) up to 2,000,000 shares of the common stock, $1.00 par value per share, of La-Z-Boy (the "La-Z-Boy Common Stock") to be issued to shareholders of E/C as part of the consideration for the "Merger" (as hereinafter defined), including shares which may be issued in settlement of the Performance Units described below; (ii) up to $10,000,000 principal amount of La-Z-Boy's 8% Unsecured Promissory Notes Due 1999 (the "La-Z-Boy Notes") to be issued to shareholders of E/C as part of the consideration for the Merger; and (iii) 297,330 "Performance Units" to be issued to shareholders of E/C as part of the consideration for the Merger, each of which constitutes La-Z-Boy's promise to pay additional consideration in respect of the Merger, in La-Z-Boy Common
Stock as hereinafter described, the amount of which will be contingent upon the performance of the business now conducted by E/C during the two years following consummation of the Merger. Upon consummation of the Merger, each outstanding share of E/C's Class A Common Stock, without par value, and Class B Common Stock, without par value (collectively, "E/C Stock"), will be converted into the right to receive, at the holder's election but subject to the terms and limitations hereinafter set forth, either $109.558403121 in cash,
3.6519467707 shares of La-Z-Boy Common Stock, or $109.558403121 principal amount of La-Z-Boy Notes and, in addition, into one Performance Unit. SEE "CERTAIN CONSIDERATIONS RELATING TO THE MERGER" FOR CERTAIN
MATTERS WHICH SHOULD BE CONSIDERED BY E/C SHAREHOLDERS PRIOR TO
VOTING ON THE MERGER AND/OR ELECTING THE TYPE OF CONSIDERATION THEY
WISH TO RECEIVE. The closing price of the La-Z-Boy Common on the New York Stock Exchange was $______ on March ___, 1995.


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   This Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to shareholders of E/C on or about _________________, 1995. The date of this Proxy Statement/Prospectus is _________________, 1995.

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO
MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATIONS OF PROXIES
OR THE OFFERING OF SECURITIES MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING
BEEN AUTHORIZED BY LA-Z-BOY, LZB ACQUISITION, OR E/C. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION
OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.
ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS
RELATING TO LA-Z-BOY AND ITS SUBSIDIARIES HAS BEEN SUPPLIED BY LA-Z-BOY, AND ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS RELATING TO E/C HAS BEEN SUPPLIED BY E/C.

                            AVAILABLE INFORMATION

     La-Z-Boy is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements, and other information filed by La-Z-Boy with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, material filed by La-Z-Boy can be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 11 Wall Street, New York, New York 10005, and of the Pacific Stock Exchange (the "PSE"),
233 South Beaudry Ave., Los Angeles, California 90012.


     La-Z-Boy has filed with the Commission a registration Statement on Form S-4 (registration no. 33-57623, together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the following: (i) 2,000,000 shares of the common stock, $1.00 par value per share, of La-Z-Boy (the "La-Z-Boy Common Stock"); (ii) $10,000,000 principal amount of La-Z-Boy's 8% Unsecured Promissory Notes Due 1999 (the "La-Z-Boy Notes"); and (iii) 297,330 performance units, the terms of which are more fully described herein (the "Performance Units"). This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be inspected and copied as set forth above. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

              INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents, previously filed by La-Z-Boy with the Commission (file no. 1-9656), are incorporated into this Proxy Statement/Prospectus by reference:

                  1. Annual Report on Form 10-K for the fiscal year
            ended April 30, 1994 and Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended April 30, 1994;

                  2. Quarterly Reports on Form 10-Q for the quarters
            ended July 30, 1994, October 29, 1994 and January 28, 1995 and Amendment No. 1 to Quarterly Report on Form 10-Q/A for the quarter ended January 28, 1995;

                  3. Current Reports on Form 8-K dated June 2, 1994,
            January 13, 1995, January 27, 1995 and February 6, 1995; and

                  4. The description of the La-Z-Boy Common Stock
            contained in the Registration Statement on Form 8A dated August 5, 1987.

     All documents filed by La-Z-Boy with the Commission after the date of this Proxy Statement/Prospectus and prior to the date of the Meeting pursuant to
Section 13(a), 13(c), 14, or 15(d) of the Exchange Act shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus and made a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Proxy Statement/Prospectus shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     THIS PROXY STATEMENT/PROSPECTUS REFERENCES DOCUMENTS WHICH ARE NOT PRESENTED OR DELIVERED HEREWITH. SUCH DOCUMENTS ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST TO GENE M. HARDY, SECRETARY, LA-Z-BOY CHAIR COMPANY, 1284 NORTH TELEGRAPH ROAD, MONROE, MICHIGAN 48161,
TELEPHONE (313) 242-1444. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, REQUESTS SHOULD BE RECEIVED BY ___________________, _____________________, 1995.

<end page>


                            TABLE OF CONTENTS



                                                                        PAGE

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . .   3

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE . . . . . . . . .    3

INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
  The Companies . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
  The Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
  Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
  Record Date; Shares Entitled to Vote. . . . . . . . . . . . . . . . .  10
  The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
  Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . . . . . .  13
  Management of the Surviving Corporation After the Merger  . . . . . .  13
  Summary Condensed Historical Financial Data of E/C. . . . . . . . . .  15
  Summary Condensed Consolidated Historical Financial Data of La-Z-Boy. 17 Summary Unaudited Pro Forma Condensed Combined Financial Data
     of La-Z-Boy After Giving Effect to the Merger . . . . . . . . . .   19
  Capitalization of E/C and La-Z-Boy . . . . . . . . . . . . . . . . .   21
  Comparative Per Share Data . . . . . . . . . . . . . . . . . . . . .   23
  Comparative Stock Prices . . . . . . . . . . . . . . . . . . . . . .   25

CERTAIN CONSIDERATIONS RELATING TO THE MERGER  . . . . . . . . . . . .   26

THE COMPANIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
  England/Corsair, Inc . . . . . . . . . . . . . . . . . . . . . . . .   27
  La-Z-Boy Chair Company . . . . . . . . . . . . . . . . . . . . . . .   27
  LZB Acquisition, Inc.. . . . . . . . . . . . . . . . . . . . . . . .   28

THE MEETING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
  Matters to Be Considered at the Meeting. . . . . . . . . . . . . . .   28
  Vote Required. . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
  Voting of Proxies. . . . . . . . . . . . . . . . . . . . . . . . . .   28
  Revocability of Proxies. . . . . . . . . . . . . . . . . . . . . . .   29
  Record Date; Shares Entitled to Vote; Quorum . . . . . . . . . . . .   29
  Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . .   29
  Solicitation of Proxies  . . . . . . . . . . . . . . . . . . . . . .   30

THE MERGER AND RELATED TRANSACTIONS. . . . . . . . . . . . . . . . . .   31
  The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
  Background of the Merger; Recommendation of the Board of Directors
     of E/C; and Reasons for the Merger. . . . . . . . . . . . . . . .   31
  Interests of Certain Persons in the Merger . . . . . . . . . . . . .   35
  Effective Time of the Merger . . . . . . . . . . . . . . . . . . . .   35
  Operations After the Merger. . . . . . . . . . . . . . . . . . . . .   35
  Consideration for Shares . . . . . . . . . . . . . . . . . . . . . .   35
  Performance Units. . . . . . . . . . . . . . . . . . . . . . . . . .   36
  Limitations. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
  Election Procedures. . . . . . . . . . . . . . . . . . . . . . . . .   37
  Allocation of Cash, Shares and Notes . . . . . . . . . . . . . . . .   38
  Cash in Lieu of Fractional Shares. . . . . . . . . . . . . . . . . .   40
  Payment for Shares . . . . . . . . . . . . . . . . . . . . . . . . .   40
  The Reorganization Agreement . . . . . . . . . . . . . . . . . . . .   40
  Distributions Prior to Closing . . . . . . . . . . . . . . . . . . .   41
  Conditions to the Merger . . . . . . . . . . . . . . . . . . . . . .   42
  Termination; Liquidated Damages; Termination Fee . . . . . . . . . .   45
  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
  Amendment; Waiver. . . . . . . . . . . . . . . . . . . . . . . . . .   46
  Certain Federal Income Tax Consequences. . . . . . . . . . . . . . .   47
  Tax Lock-up Letters. . . . . . . . . . . . . . . . . . . . . . . . .   50
  Resale of La-Z-Boy Common Stock; Restrictions on Transfer. . . . . .   50
  Stock Listing. . . . . . . . . . . . . . . . . . . . . . . . . . . .   50

MANAGEMENT OF THE SURVIVING CORPORATION AFTER THE MERGER . . . . . . .   50

PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION . . . . . . . . . .   51

ENGLAND/CORSAIR, INC.. . . . . . . . . . . . . . . . . . . . . . . . .   58
  Selected Financial Data. . . . . . . . . . . . . . . . . . . . . . .   58
  Management's Discussion and Analysis of Financial Condition
    and Results of Operations. . . . . . . . . . . . . . . . . . . . .   60
  Business and Properties. . . . . . . . . . . . . . . . . . . . . . .   64
  Market Price of Stock and Dividends. . . . . . . . . . . . . . . . .   64
  Principal Shareholders . . . . . . . . . . . . . . . . . . . . . . .   68
  Certain Relationships and Related Transactions . . . . . . . . . . .   69

LA-Z-BOY CHAIR COMPANY . . . . . . . . . . . . . . . . . . . . . . . .   69

DESCRIPTION OF LA-Z-BOY CAPITAL STOCK. . . . . . . . . . . . . . . . .   69
  General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   69
  La-Z-Boy Preferred Stock . . . . . . . . . . . . . . . . . . . . . .   70
  La-Z-Boy Common Stock. . . . . . . . . . . . . . . . . . . . . . . .   70
  Certain Articles Provisions. . . . . . . . . . . . . . . . . . . . .   71
  Certain MBCA Provisions. . . . . . . . . . . . . . . . . . . . . . .   71
  Certain Potential Anti-Takeover Effects. . . . . . . . . . . . . . .   73

COMPARISON OF SHAREHOLDER RIGHTS AND CHARTER DOCUMENTS . . . . . . . .   73
  Capital Structure. . . . . . . . . . . . . . . . . . . . . . . . . .   74
  Board of Directors; Removal; Vacancies . . . . . . . . . . . . . . .   74
  Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . .   75
  Certain Differences Concerning Shareholder Voting and
    Extraordinary Transactions . . . . . . . . . . . . . . . . . . . .   75
  Derivative Proceedings . . . . . . . . . . . . . . . . . . . . . . .   76
  Other Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . .   77

DESCRIPTION OF THE LA-Z-BOY NOTES. . . . . . . . . . . . . . . . . . .   78
  General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   78
  Interest Rate and Payment. . . . . . . . . . . . . . . . . . . . . .   78
  Scheduled Principal Payments . . . . . . . . . . . . . . . . . . . .   78
  Optional Prepayment. . . . . . . . . . . . . . . . . . . . . . . . .   78
  Ranking. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   78
  Limited Transferability. . . . . . . . . . . . . . . . . . . . . . .   78

DESCRIPTION OF INDENTURE . . . . . . . . . . . . . . . . . . . . . . .   79
  General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   79
  Certain Covenants of La-Z-Boy. . . . . . . . . . . . . . . . . . . .   79
  Redemption Provisions. . . . . . . . . . . . . . . . . . . . . . . .   80
  Merger and Consolidation . . . . . . . . . . . . . . . . . . . . . .   80
  Events of Default. . . . . . . . . . . . . . . . . . . . . . . . . .   80
  Defeasance . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   81
  Modification of the Indenture. . . . . . . . . . . . . . . . . . . .   81
  The Designated Representative. . . . . . . . . . . . . . . . . . . .   82

DESCRIPTION OF THE PERFORMANCE UNITS . . . . . . . . . . . . . . . . .   82

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   82

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   83

ENGLAND/CORSAIR, INC. FINANCIAL STATEMENTS . . . . . . . . . . . . . .   84

INDEX TO FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . .   84

                             ANNEXES

A.  Reorganization Agreement
B.  Plan of Merger
C.  Chapter 23 of TBCA

<end page>


                                 INTRODUCTION

     This Proxy Statement/Prospectus is being furnished to shareholders of E/C in connection with the solicitation of proxies by the Board of Directors of E/C for use at E/C's Special Meeting of Shareholders (including any adjournments or postponements thereof, the "Meeting") on ____________________, 1995.

     At the Meeting, the shareholders of E/C will be asked to approve: (i) the Amended and Restated Reorganization Agreement dated as of January 13, 1995 (the "Reorganization Agreement") among E/C, La-Z-Boy Chair Company, a Michigan corporation ("La-Z-Boy"), and LZB Acquisition, Inc., a newly formed Michigan corporation and a wholly owned subsidiary of La-Z-Boy ("LZB Acquisition");
(ii) the Amended and Restated Plan of Merger dated as of January 13, 1995 (the "Plan of Merger") among E/C, La-Z-Boy, and LZB Acquisition; and (iii) all of the transactions contemplated by the Reorganization Agreement and the Plan of Merger. The transactions contemplated by the Reorganization Agreement and the Plan of Merger and certain related instruments and agreements executed, or to be executed, in connection with the Reorganization Agreement and the Plan of Merger are intended to result in the acquisition of E/C by La-Z-Boy through the merger of E/C with and into LZB Acquisition (the "Merger"). LZB Acquisition will be the surviving corporation of the Merger. LZB Acquisition, in its capacity as the surviving corporation of the Merger, is sometimes referred to in this Proxy Statement/Prospectus as the "Surviving Corporation."

     Upon consummation of the Reorganization, among other things, the following will occur:

            (i) E/C will cease to exist as a separate corporation, and all of the assets and liabilities of E/C will become assets and liabilities of LZB Acquisition, which will continue to be a wholly owned subsidiary of La-Z-Boy;

           (ii) holders of E/C Stock of either class will receive, at their election, either shares of La-Z-Boy Common Stock, La-Z-Boy Notes, cash, or any combination of the foregoing ("Initial Merger Consideration"), all in the amounts and subject to the terms and limitations described in this Proxy Statement/Prospectus; and

          (iii) holders of E/C Stock of either class will also receive Performance Units, the terms of which are described in this Proxy Statement/Prospectus.

     Copies of the Reorganization Agreement (without exhibits or schedules) and the Plan of Merger are attached as Annexes A and B, respectively, to this Proxy Statement/Prospectus.

                                   SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. As this summary is necessarily incomplete, reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy Statement/Prospectus and the Annexes hereto. Shareholders are urged to read this Proxy Statement/Prospectus and the Annexes hereto in their entirety. Certain capitalized terms which are used but not defined in this summary are defined elsewhere in this Proxy Statement/Prospectus.

THE COMPANIES

     England/Corsair, Inc.

     E/C was incorporated under the laws of the State of Tennessee in 1964 and is headquartered in the State of Tennessee. E/C is engaged primarily in the manufacture of upholstered furniture. E/C's principal office is located at 402 Old Knoxville Highway, New Tazewell, Tennessee 37825, and its telephone number is (800) 251-9125. For additional information regarding E/C, see "England/Corsair, Inc."

     La-Z-Boy Chair Company

     La-Z-Boy was incorporated under the laws of the State of Michigan in 1941 and is headquartered in the State of Michigan. La-Z-Boy is engaged primarily in the manufacture of furniture. La-Z-Boy's principal office is located at 1284 North Telegraph Road, Monroe, Michigan 48161, and its telephone number is (313) 242-1444. For additional information regarding La-Z-Boy and its operations, see "La-Z-Boy Chair Company" and the documents described therein.

     LZB Acquisition, Inc.

     LZB Acquisition was incorporated under the laws of the State of Michigan in 1995 and is headquartered in the State of Michigan. LZB Acquisition was formed for the purpose of serving as the Surviving Corporation of the Merger and does not engage in any business at this time. Its principal office is located at 1284 North Telegraph Road, Monroe, Michigan 48161, and its telephone number is (313) 242-1444.

THE MEETING

     A Special Meeting of Shareholders of E/C will be held at 402 Old Knoxville Highway, New Tazewell, Tennessee at ______ _.m., local time, on ______________, __________________, 1995 (together with any adjournments or postponements thereof, the "Meeting"). The Meeting will be a joint meeting of holders of E/C's Class A Common Stock, without par value ("E/C Class A Stock"), and its Class B Common Stock, without par value ("E/C Class B Stock"). In this Proxy Statement/Prospectus, the E/C Class A Stock and the E/C Class B Stock are sometimes referred to collectively as the "E/C Stock." See "The Meeting."

     At the Meeting, E/C shareholders will be asked to consider and vote upon a proposal (the "Proposal") to approve: (a) the Amended and Restated Reorganization Agreement dated as of January 13, 1995 (the "Reorganization Agreement") among E/C, La-Z-Boy, and LZB Acquisition; (b) the Amended and Restated Plan of Merger dated as of January 13, 1995 among E/C, La-Z-Boy, and LZB Acquisition (the "Plan of Merger"); and (c) all of the transactions contemplated by the Reorganization Agreement and the Plan of Merger, including (without limitation) the merger of E/C with and into LZB Acquisition (the "Merger"). See "The Meeting -- Matters to Be Considered at the Meeting."

VOTE REQUIRED

     Approval of the Proposal requires the affirmative votes of the holders of a majority of all outstanding shares of E/C Stock of both classes (voting together as a single voting group), with each such share entitled to one vote. Approval of the Proposal by the requisite vote of E/C shareholders is a condition to, and is required for, consummation of the Merger. As of ______________, approximately 51.8% of the shares of E/C Stock outstanding and entitled to vote on the Proposal was held by members of the Board of Directors, executive officers, and their affiliates. No vote of La-Z-Boy shareholders is required in connection with the Merger. See "The Meeting -- Vote Required."

RECORD DATE; SHARES ENTITLED TO VOTE

     The record date for the Meeting is __________________, 1995. Only E/C shareholders at the close of business on such date are entitled to notice of, and to vote at, the Meeting. See "The Meeting -- Record Date; Shares Entitled to Vote; Quorum."

THE MERGER

     In the Merger, E/C will be merged with and into LZB Acquisition, which is a wholly owned subsidiary of La-Z-Boy and which will be the Surviving Corporation of the Merger. Upon consummation of the Merger, the Surviving Corporation will succeed to all the rights and obligations of E/C and will continue to be a wholly owned subsidiary of La-Z-Boy.

     Consideration for Shares


     Upon the Merger becoming effective, each share of E/C Stock will be converted into the right to receive cash, La-Z-Boy Notes, or shares of La-Z-Boy Common Stock, or a combination thereof, as described below, based on total merger consideration (excluding the Performance Units) of $32,575,000 and a negotiated value of $30.00 per share of La-Z-Boy Common Stock. Each share of E/C Stock owned by shareholders who comply with the election procedures set forth in the Plan of Merger and described herein will be converted into, at their option (but subject to the limitations described below), either:
$109.558403121 in cash; $109.558403121 principal amount of La-Z-Boy Notes; or
3.6519467707 shares of La-Z-Boy Common Stock. Each share of E/C Stock, regardless of, and in addition to, the election made by the holder thereof, will also be converted into one Performance Unit.


     The Plan of Merger contains certain limitations on the aggregate amount of each type of consideration which may be paid, as well as procedures for allocating different types of consideration in the event elections made by E/C shareholders would result in any of said limitations being exceeded.
Under these limitations and procedures, at the time the Merger is consummated:


     1. The aggregate principal amount of La-Z-Boy Notes which may be issued is limited to $10,000,000. If E/C shareholders elect to receive La-Z-Boy Notes in excess of this amount, such elections will be reduced pro rata, and cash will be allocated instead.

     2. More than 50% of the total Merger consideration must consist of La-Z-Boy Common Stock (based on its fair market value at the Effective Time). If E/C shareholders elect to receive other consideration (i.e., cash and La-Z-Boy Notes) which would constitute 50% or more of the total Merger consideration, the cash to be paid (including cash allocated under step 1 above) will reduced pro rata, and La-Z-Boy Common Stock will be allocated instead.


As a result of these limitations and allocation procedures, shareholders of E/C may not receive the type of consideration they elect, and shareholders electing to receive cash or La-Z-Boy Notes may nevertheless receive shares of La-Z-boy Common Stock whose market value at that time may be less than the negotiated $30.00 price of La-Z-Boy Common Stock upon which the exchange ratio was determined. See "The Merger and Related Transactions -- Limitations" and "-- Allocation of Cash, Shares and Notes."


     Performance Units will entitle the holders thereof to receive additional shares of La-Z-Boy Common Stock based on the Pre-Tax Income
(as defined in and determined in accordance with the Plan of Merger) of E/C during each of the two successive twelve month periods immediately following the effective time of the Merger. The payment of additional Merger consideration pursuant to the Performance Units is conditioned upon the Surviving Corporation's future performance at levels never before achieved by E/C; accordingly, the present value of the Performance Units is unknown, and there can be no assurance that they will not prove to have little or no value at maturity.


  Under the Plan of Merger, the total number of shares of La-Z-Boy Common Stock which may be issued (including both shares issued at the time of consummation of the Merger and shares issued in settlement of Performance Units) is limited to 2,000,000. In addition, the total number of shares issued in settlement of Performance Units may not exceed the number issued at the time of consummation of the Merger. If the number of shares otherwise issuable at any time pursuant to the Performance Units would exceed either or both of these limitations, the number of shares to be so issued will be reduced pro rata to the extent necessary to avoid exceeding either limitation. See "The Merger and Related Transactions --
Performance Units" and "Description of the Performance Units."


     Recommendation of the Board of Directors of E/C; Reasons for the Merger

     The Board of Directors of E/C (the "E/C Board") has concluded that the terms of the Merger are fair to E/C shareholders and that consummation of the Merger is in the best interests of E/C and its shareholders. In reaching these conclusions, the E/C Board considered the expectation that the transaction will be a tax-free transaction of E/C and its shareholders to the extent such shareholders receive shares of La-Z-Boy Common Stock, the accomplishment of certain goals identified by management of E/C, the review of the business, operations, earnings and financial conditions of La-Z-Boy, the enhanced opportunities for growth and the respective contributions the parties would bring to a combined business, the possibility of the resignation of senior management and resulting devaluation of E/C, recognition of disputes existing between management and various shareholders, and the ability of the combined entity to compete in the relevant markets. See "The Merger and Related Transactions -- Background of the Merger; Recommendation of the Board of Directors of E/C; Reasons for the Merger."

     THE E/C BOARD RECOMMENDS UNANIMOUSLY THAT SHAREHOLDERS VOTE
FOR ADOPTION AND APPROVAL OF THE REORGANIZATION AGREEMENT, PLAN OF MERGER, AND THE MERGER.

     Effective Time of the Merger

     If the Reorganization Agreement, Plan of Merger, and the Merger are approved by the E/C shareholders at the Meeting, and assuming that all other conditions have then been satisfied (see "The Merger and Related Transactions -- Amendments, Conditions, and Termination"), it is expected that the Merger will become effective at 5:00 p.m., Detroit, Michigan time, on the day of the Meeting or as promptly as practicable thereafter. The Merger will become effective on the date and at the time that appropriate certificate and articles of merger are filed and have become effective with the Secretary of State of Tennessee and the Michigan Corporation Bureau, respectively (the "Effective Time"). See "The Merger and Related Transactions -- Effective Time."

     Distributions Prior to Closing

     As provided in the Reorganization Agreement, neither La-Z-Boy nor E/C may either declare or pay any dividends on or make any distributions in respect of their capital shares prior to the Effective Time, except:

     (1) La-Z-Boy may declare and pay dividends on the La-Z-Boy Common Stock in accordance with its prior practice; and

     (2) E/C may (i) pay to its shareholders the cash dividend previously declared in the amount of 60% of its taxable income for the period of July 1, 1994 to December 31, 1994; (ii) declare and pay to its shareholders dividends in an amount equal to 40% (later increased to 60% with La-Z-Boy's consent) of its taxable income for the period of January 1, 1995 to the day before the Effective Time; and (iii) declare and pay to its shareholders dividends in an amount equal to 50% of the net proceeds receivable by E/C under any policies owned by E/C on the life of Arnold Dwight England.

     Conditions to the Merger; Termination

     The obligation of La-Z-Boy and E/C to consummate the Merger is subject to certain conditions, including the requisite approval by the E/C shareholders, the continuing truth of the parties' representations and warranties in all material respects, receipt of certain legal opinions of counsel to E/C and La-Z-Boy (including, in the case of La-Z-Boy's counsel, an opinion in respect of certain federal income tax consequences of the Merger), and receipt of an opinion from BDO Seidman, the independent accountants of E/C, as to E/C's status as an "S corporation" for federal income tax purposes. See "The Merger and Related Transactions -- Conditions to the Merger."

     In certain circumstances, the Reorganization Agreement and the Plan of Merger, and the transactions contemplated thereby, may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of E/C. In book value percertain limited circumstances, a termination fee may be payable to one of the parties by the other party if the Reorganization Agreement is terminated. See "The Merger and Related Transactions -- Termination; Liquidated Damages; Termination Fee."

     Certain Federal Income Tax Consequences

     For a description of the anticipated federal income tax consequences of the Merger to E/C shareholders, see "The Merger and Related Transactions -- Certain Federal Income Tax Consequences."


     Consummation of the Merger is conditioned upon there being delivered an opinion of La-Z-Boy's counsel to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) no gain or loss will be recognized by an E/C shareholder upon receipt of La-Z-Boy Common Stock solely in exchange for E/C Stock.

     Consummation of the Reorganization is conditioned upon there being executed and delivered "tax lock-up letters" by all of the holders of E/C Stock who will receive shares of La-Z-Boy Common Stock in the Merger. These tax lock-up letters essentially prohibit sales or dispositions of the shares of La-Z-Boy Common Stock subject thereto prior to the second anniversary of the consummation of the Merger other than pursuant to "permitted transfers." See "The Merger and Related Transactions -- Tax Lock-Up Letters."

     Resale of La-Z-Boy Common Stock; Restrictions on Transfer

     The shares of La-Z-Boy Common Stock to be issued in the Merger will be registered under the Securities Act and will be transferable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an "affiliate" of E/C for purposes of Rule 145 under the Securities Act. Affiliates may not sell shares of La-Z-Boy Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In addition, all shareholders of E/C receiving La-Z-Boy Common Stock in the Merger will be required to deliver "tax lock-up letters" restricting the disposition of such shares. See "The Merger and Related Transactions -- Tax Lock-up Letters."

     Non-Transferability of La-Z-Boy Notes and Performance Units

     The La-Z-Boy Notes will not be transferrable except upon the death of the holder thereof. See "Description of the La-Z-Boy Notes -- Limited
Transferability." Performance Units will not be transferable except to the extent required by applicable law. See "Description of the Performance Units."

     Stock Listing

     The shares of La-Z-Boy Common Stock to be issued in the Merger will be approved for listing on the NYSE and the PSE subject to official notice of issuance and to the approval by the shareholders of E/C of the Merger.

DISSENTERS' RIGHTS

     Holders of shares of E/C Stock will have dissenters' rights under Chapter 23 of the Tennessee Business Corporation Act, as amended (the "TBCA"), in connection with, or as a result of, the matters to be acted upon at the Meeting. SUCH DISSENTERS' RIGHTS WILL BE LOST, HOWEVER, IF THE PROCEDURAL REQUIREMENTS OF THE TBCA ARE NOT FULLY AND PRECISELY SATISFIED. See
"The Merger and Related Transactions -- Dissenters' Rights."

      A copy of Chapter 23 of the TBCA is attached as Annex C to this Proxy Statement/Prospectus.

     It is a condition to consummation of the Merger that La-Z-Boy's counsel deliver an opinion as to certain tax matters, and such counsel will not be able to deliver such opinion if holders of more than 50% of the outstanding shares of E/C Stock perfect their dissenters' rights. See "The Reorganization Agreement -- Conditions to the Merger" and "The Merger and Related Transactions
- -- Certain Federal Income Tax Consequences."

MANAGEMENT OF THE SURVIVING CORPORATION AFTER THE MERGER

    It is expected that certain of the current officers and directors of E/C will continue to be employed by the Surviving Corporation after the Merger. Consequently, those officers and directors may have interests in the proposed transaction which are in addition to their objective of serving the best interests of E/C's shareholders. It is anticipated that, upon consummation of the Merger, the Board of Directors of the Surviving
Corporation will consist of four persons, one of whom will be Mr. Rodney D. England, the current Chairman of the Board, President, and
Chief Executive Officer of E/C, and the remainder of whom will be current officers of La-Z-Boy. In addition, following consummation of the Merger, it is expected that (i) Mr. England will become the President and Chief Executive Officer of the Surviving Corporation, (ii) Mr. Otis S. Sawyer, the current Vice President Finance of E/C, will become Vice President Finance of the Surviving Corporation, (iii) Mr. Dennis C. Valkanoff, the current Vice President Business Development of E/C, will become a Vice President of the Surviving Corporation, (iv) Mr. James L. Price, the current Vice President Manufacturing of E/C, will become Vice President Manufacturing of the Surviving Corporation, and (v) the remaining officers of the Surviving Corporation will consist of current officers of La-Z-Boy. See "Management of the Surviving Corporation After the Merger" and "The Merger and Related Transactions -- Operations After the Merger."

SUMMARY CONDENSED HISTORICAL FINANCIAL DATA OF E/C

     The following table sets forth certain condensed historical financial data of E/C and is based on the financial statements of E/C, including the notes thereto, which appear elsewhere in this Proxy Statement/Prospectus and should be read in conjunction therewith. See "England/Corsair, Inc. Financial Statements." Interim unaudited data for the six months ended December 31, 1994 and 1993 reflect, in the opinion of management of E/C, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the six months ended December 31, 1994 and 1993 are not necessarily indicative of results that may be expected for any other interim period or for the fiscal year as a whole.

                                     (In thousands except per share data)
                                  (unaudited)
                                 Six Months
                              Ended December 31,                       Fiscal Years Ended June 30,
                            ----------------------   -------------------------------------------------------------

Statement of                     1994        1993        1994         1993         1992         1991        1990
Operations Data:
Net sales                   $  50,127    $  50,524    $ 105,781    $  99,435    $  86,175    $ 72,729    $  65,242

Cost of sales                  41,183       41,609       87,288       79,905       69,107      60,157       53,947

Gross profit                    8,944        8,915       18,493       19,530       17,068      12,572       11,295

Selling, general, and
administrative
expenses(2)                     6,094        6,686       14,484       12,632       10,040       8,422        7,707

Operating profit                2,850        2,229        4,009        6,898        7,028       4,150        3,588

Interest expense - net            916          556        1,318        1,073        1,305       1,833        1,421

Miscellaneous income               38           11           10           57           70         187           57

Pre-tax income                  1,972        1,684        2,701        5,882        5,793       2,504        2,224

Income taxes(1)                    81           67          122         (499)       2,100          930         820

Net income                  $   1,891    $   1,617    $   2,579    $   6,381    $   3,693    $  1,574    $   1,404

Pro forma income taxes            727          620          994        2,165

Pro forma net income        $   1,245    $   1,064    $   1,707    $   3,717

Weighted average shares
used in per share
calculations                      297          298          297          298          298          322         339

Net income per share -
historical                                                                      $   12.39    $    4.90    $   4.14

Pro forma net income per
share                       $    4.19    $    3.57    $    5.75    $   12.47


Dividends per share(2)      $    3.36    $    5.92    $   15.88    $    8.81    $    2.00         -0-         -0-

                                   (unaudited)
                               As of December 31,                              As of June 30,
                            -----------------------  --------------------------------------------------------------

Balance Sheet Data:                    1994               1994         1993         1992         1991        1990
Total assets                          $35,619         $  34,367    $  28,416    $  23,335    $ 24,923    $  24,724

Long-term debt,
including current
portion                               $14,670         $  14,094    $   7,619    $   7,057    $   9,225   $   9,909

Total liabilities and
equity subject to redemption          $35,619         $  34,367    $  28,416    $  23,335  $    24,923    $  24,724

- ---------------------------
(1) Beginning July 1, 1992, E/C elected to be treated as an "S corporation" for federal income tax purposes and accordingly was not subject to federal or certain state income tax at the corporate level. The 1994 and 1993 fiscal periods contain an illustration of "pro forma income taxes" which includes an additional estimated provision for income taxes based on pre-tax income as if E/C had not been an S corporation. E/C, for the 1993 fiscal year elected to adopt Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes"
     (FAS 109), and the pro forma provisions for income taxes for periods ending 1994 and 1993 have been reported in accordance with FAS 109.
     The adoption of FAS 109 did not have a material effect on E/C's results of operations.

(2) In May 1994 E/C instituted a plan of management succession which involved paying non-recurring distributions of AAA earnings (previously undistributed taxable earnings of $2,520 since the S corporation election) to its shareholders along with a one time bonus of $600 to the retiring Chairman of the Board Dwight England. Subsequent to this distribution selected shareholders loaned funds totaling $1,288 back to E/C in the form of subordinated debt. To finance the succession plan and refinance its existing debt E/C negotiated a new loan agreement which provides a credit facility of $7,500 including a $3,750 term loan at 6.95% with the remainder as a revolving credit bearing interest at the prime rate less 1/2%. In anticipation of the Chairman of the Board's retirement and to prepare E/C for future expansion, new executive level positions were added in the areas of manufacturing, marketing, and finance.



SUMMARY CONDENSED CONSOLIDATED HISTORICAL FINANCIAL DATA OF
LA-Z-BOY

     The following table sets forth certain condensed consolidated historical financial data of La-Z-Boy and is based on the financial statements of La-Z-Boy, including the respective notes thereto, which are incorporated by reference into this Proxy Statement/Prospectus and should be read in conjunction therewith. See "Available Information" and "Incorporation of Certain Documents by Reference." Interim unaudited data for the nine months ended January 28, 1995 and January 22, 1994 reflect, in the opinion of management of La-Z-Boy, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the nine months ended January 28, 1995 and January 22, 1994 are not necessarily indicative of results that may be expected for any other interim period or for the fiscal year as a whole.

                                        (In thousands except per share data)
                            (unaudited)
                         Nine Months Ended                  Fiscal Years Ended in April,
                       -------------------- -----------------------------------------------------

Statement of            Jan. 28,   Jan. 22,    1994       1993       1992       1991       1990
Operations Data:          1995       1994   (53 weeks) (52 weeks) (52 weeks) (52 weeks)  (52 weeks)
Sales                  $615,787   $563,788   $804,898   $684,122   $619,471   $608,032   $592,273

Cost of sales           458,237    416,978    593,890    506,435    453,055    449,502    430,383

Gross profit            157,550    146,810    211,008    177,687    166,416    158,530    161,890

Selling, general,
and administrative
expenses                116,187    109,109    151,756    131,894    123,927    116,278    112,652

Operating profit         41,363     37,701     59,252     45,793     42,489     42,252     49,238

Interest expense          2,455      2,178      2,822      3,260      5,305      6,374      7,239

Other income              1,705      1,800      1,725      2,766      2,721      2,492      3,536

Pre-tax income           40,613      37,323     58,155     45,299     39,905     38,370    45,535

Income taxes             17,044      14,946     23,438     18,015     14,805     15,009    17,282

Income before
accounting
change                   23,569     22,377     34,717     27,284     25,100     23,361     28,253

Accounting change(1)        --       3,352      3,352         --         --         --         --

Net income             $ 23,569   $ 25,729   $ 38,069   $ 27,284   $ 25,100   $ 23,361   $ 28,253

Average shares           18,083     18,257     18,268     18,172     18,064     17,941     17,868

Net income per
share before
accounting change      $   1.30   $   1.23   $   1.90   $   1.50   $   1.39   $   1.30   $   1.58

Accounting change(1)        --        0.18       0.18         --         --         --         --

Net income per share   $   1.30   $   1.41   $   2.08   $   1.50   $   1.39   $   1.30   $   1.58

Dividends per share    $   0.51   $   0.47   $   0.64   $   0.60   $   0.58   $   0.56   $   0.54

Ratio of earnings
to fixed
charges                    13.2                  16.4       11.7        7.4        6.2        6.6

                         (unaudited)
                       As of January 28,               As of Fiscal Year-End in April,
                      ------------------   ------------------------------------------------------
Balance Sheet Data:         1995                1994      1993       1992      1991       1990
Total assets              $441,424           $430,253   $401,064   $376,722   $363,085  $361,856

Long-term debt, including
current portion           $ 58,120           $ 55,370   $ 55,912   $ 60,726   $ 70,867   $78,036

Total liabilities         $147,003           $139,342   $137,678   $130,363   $133,868  $147,271

Shareholders' equity      $294,421           $290,911   $263,386   $246,359   $229,217  $214,585

- ----------------
(1) Effective April 25, 1993, La-Z-Boy adopted the provisions of Financial Accounting Standards Board Statement No. 109.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA OF
LA-Z-BOY AFTER GIVING EFFECT TO THE MERGER

     The following table sets forth certain unaudited pro forma condensed combined financial data for La-Z-Boy after giving effect to the Merger as if it had occurred as of the beginning of the fiscal year ended April 30, 1994 for the statement of operations data and as of January 28, 1995 for the balance sheet data. The Merger will be accounted for as a purchase, and, accordingly, E/C assets acquired and liabilities assumed will be recorded at their estimated fair values, based upon net realizable values or other analysis, with appropriate recognition given to the effect of current interest rates and income taxes. Because the pro forma fair values used herein are preliminary and subject to further refinement, the purchase accounting adjustments shown herein are preliminary and subject to change however, the final allocation is not expected to materially differ from the pro forma presentation. This information should be read in conjunction with the historical financial statements of E/C and La-Z-Boy, including the respective notes thereto, which appear or are incorporated by reference in this Proxy Statement/Prospectus, and in conjunction with the other pro forma financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. See "England/Corsair, Inc. Financial Statements" and "Pro Forma Condensed Combined Financial Information." The pro forma financial data are not necessarily indicative of the results that actually would have occurred had the Merger been consummated on the dates indicated or that may be obtained in the future.


                          (unaudited)
               (In thousands except per share data)

                        Nine Months
                          Ended      Fiscal Year
                         Jan. 28,       Ended
                           1995     April 30, 1994
                       (39 Weeks)     (53 weeks)

Statement of
Operations Data:
Sales                    $692,604    $910,679

Cost of sales             521,375     681,178

Gross profit              171,229     229,501

Selling, general, and
administrative
expenses                  127,178     166,960

Operating profit           44,051      62,541

Interest expense            4,207       4,730

Other income                1,551       1,576

Pre-tax income             41,395      59,387

Income taxes               17,510      24,141

Income before
accounting change        $ 23,885    $ 35,246

Average shares             18,735      18,920

Income before
accounting change
per share                $   1.27    $   1.86


                                (unaudited)
                                   As of
                                January 28,
                                   1995

Balance Sheet Data:
Total assets                     $491,297

Long-term debt,
including current
portion                          $ 79,305

Total liabilities                $177,331

Shareholders' equity             $313,966

CAPITALIZATION OF E/C AND LA-Z-BOY

     The following table sets forth the capitalization (i) of E/C and La-Z-Boy on an historical basis and (ii) of La-Z-Boy on a pro forma basis as adjusted to give effect to the Merger. The information set forth below should be read in conjunction with the historical financial statements of E/C and La-Z-Boy, including the respective notes thereto, which appear or are incorporated by reference in this Proxy Statement/Prospectus, and in conjunction with the other pro forma financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. See "Available Information," "England/Corsair, Inc. Financial Statements" and "Pro Forma Condensed Combined Financial Information."

                                                    (Dollars in thousands)
                                  ------------------------------------------------------------
                                     Unaudited     Unaudited
                                     La-Z-Boy         E/C        Unaudited         Unaudited
                                     Jan 28,       Dec. 31,        Adjust-         Pro Forma
                                       1995          1994            ments           Combined
                                   -----------   -------------     ----------      ------------

Long-term debt:
  Credit lines                     $  15,000    $   6,710                             $  21,710

  Subordinated debt to
   shareholders                                     1,161                                 1,161
  Capital lease obligations                         6,725                                 6,725

  Other long term notes                                74                                    74

  Private placement                   11,250                                             11,250

  Industrial revenue bonds            31,870                                             31,870

  8% Unsecured Promissory Notes
    Due 1999                                                      $   6,515 (a)           6,515

    Total debt                        58,120       14,670             6,515              79,305

    Less: current portion              1,875        2,325                                 4,200

    Total long term debt              56,245       12,345             6,515              75,105




Equity subject to redemption                       12,666           (12,666) (b)              0

Shareholders' equity:

  Common stock                        17,969            0               652 (a)          18,621

  Capital in excess of par value      10,464            0            18,893 (a)          29,357

  Retained earnings                  267,014            0                 0             267,014

  Currency translation
    adjustments                       (1,026)           0                 0                (1,026)


  Total shareholders' equity         294,421            0            19,545             313,966

Total capitalization               $ 350,666    $  25,011         $  13,394           $ 389,071



     The pro forma capitalization has been prepared to reflect the acquisition of E/C by La-Z-Boy for an estimated aggregate price of $32,575 and a value of $30 per share of La-Z-Boy Common Stock. The $30 value per share is the value stated in the Plan of Merger and was used to determine the ratio of exchange. At March __, 1995 the closing price for La-Z-Boy Common Stock was $_____. The Plan of Merger requires that more than 50% of the initial consideration be paid in La-Z-Boy Common Stock with the remainder paid in cash and/or La-Z-Boy Notes. Furthermore, additional payments in La-Z-Boy Common Stock may be required if the Surviving Corporation exceeds predetermined Pre-Tax Income as defined and determined in accordance with the Plan of Merger, for the two successive twelve month periods following the Merger. It should be noted that E/C has not attained these performance levels at any time in its history. These possible additional payments have not been included in the pro forma capitalization table. For purposes of this pro forma, it is assumed that 60% of the payment will be made in La-Z-Boy Common Stock, 20% is cash, and 20% is La-Z-Boy Notes. Pro forma adjustments reflect:

      (a) La-Z-Boy Notes in the amount of $6,515 and 651,500 shares of La-Z-Boy Common Stock issued and valued at $30 per share.

      (b)   To eliminate E/C equity subject to redemption.

      The pro forma balance sheet reflects dividends totaling approximately $856 declared by E/C but not paid as of December 31, 1994.

      In February 1995, E/C received life insurance proceeds totaling $850 on key man policies covering the former chairman of the board, Dwight England, who died in January, 1995.
On February 23, 1995 E/C distributed 50% of these proceeds or $1.43 per share to its shareholders in accordance with the provisions of the Reorganization Agreement. See "The Merger and Related Transactions - Distributions Prior to Closing." Dividends will be distributed for the period January 1, 1995, through the Effective Time of the merger based on 60% of the taxable income earned during this period. Such dividends have not been reflected in the pro forma capitalization table.

If the payment was based on the maximum La-Z-Boy Notes of $10,000 or 31%, 51% La-Z-Boy Common Stock and 18% cash, total capitalization would be $389,631. If the payout was based on 92% La-Z-Boy Common Stock, 8% cash and no La-Z-Boy Notes, total capitalization would be $393,011.

COMPARATIVE PER SHARE DATA

     The following table sets forth certain selected financial data on an historical, pro forma combined and pro forma combined equivalent per share basis giving effect to the Merger as if it had occurred at the beginning of the earliest period shown. The information presented herein should be read in conjunction with the other financial information, including the notes thereto, included and incorporated by reference in this Proxy Statement/Prospectus.
Pro forma and pro forma equivalent share information is unaudited.


                                      (Unaudited)
                                   Nine Months Ended             Year Ended
                                Jan 28, (La-Z-Boy), 1995  or   April 30 (La-Z-Boy) or
                                December 31 (E/C), 1994 (3)    June 30 (E/C), 1994

Income per share
before accounting change:
      La-Z-Boy                          $ 1.30                 $ 1.90

      E/C                                 4.12                   5.75

      La-Z-Boy pro forma(1)               1.27                   1.86

      E/C pro forma                       4.64                   6.79
      equivalent(2)

Dividends per share:

      La-Z-Boy                          $ 0.51                 $ 0.64

      E/C                                13.31                  15.88

      La-Z-Boy pro forma(1)               0.51                   0.64

      E/C pro forma                       1.86                   2.34
      equivalent(2)

Book Value per share:

      La-Z-Boy                          $16.38                 $15.91

      E/C                                42.60                  39.60

      La-Z-Boy pro forma(1)              16.86                  16.39

      E/C pro forma                      61.57                  59.86
      equivalent(2)



(1) La-Z-Boy pro forma per share data has been calculated assuming 60% of the consideration for the Merger is paid in La-Z-Boy Common Stock, 20% in La-Z-Boy Notes, and 20% in cash. La-Z-Boy determines the dividends to to be paid on a per share basis. In the opinion of management, the dividends declared for the periods presented above would not have changed for the additional shares issued to E/C stockholders. Other assumptions used in computing the La-Z-Boy pro forma amounts are described in "Pro
     Forma Combined Financial Information."

(2) E/C pro forma equivalent per share data has been computed by multiplying the corresponding pro forma amounts for La-Z-Boy by the number of shares (3.6519467707) of La-Z-Boy Common Stock into which each share of E/C Stock will (as to those shares of E/C Stock which the holder elects to have converted to La-Z-Boy Common Stock) be converted.

If the payment was based on 51% La-Z-Boy Common Stock, 31% La-Z-Boy
Notes, and 18% cash, La-Z-Boy nine months ended pro forma income per share before accounting change would be $1.28 and the E/C equivalent would be $4.67. La-Z-Boy pro forma book value per share would be $16.79 and the E/C equivalent would be $61.32. If the payment was based on 92% La-Z-Boy Common Stock and 8% cash, La-Z-boy nine months ended pro forma book value per share would be $17.11 and the E/C equivalent would be $62.48.
La-Z-Boy pro forma income per share before accounting change and the E/C pro forma equivalent would not change.

(3) E/C's fiscal year ends on June 30; therefore, its operating results for the nine months ended December 31, 1994 include the fourth quarter of its fiscal year ended June 30, 1994. During the fourth quarter of fiscal 1994, E/C recorded a charge of $600 to selling, general and administrative expenses in connection with a one-time bonus paid to its former chief executive officer.



COMPARATIVE STOCK PRICES


     The following table shows the closing price of La-Z-Boy Common Stock on the NYSE on January 12, 1995 (the date preceding the day of public announcement of the proposed Merger), the market value of the E/C stock based on the most recent independent valuation of the E/C Stock available to E/C prior to that date and the equivalent per share value of E/C Stock based on the exchange ratio for La-Z-Boy Common Stock under the Plan of Merger. The market value shown for the E/C Stock is based on an appraisal performed by an independent appraiser in June 1994 (approximately seven months prior to announcement of the proposed Merger) and therefore does not reflect any developments between that date and the date of the announcement. E/C shareholders should also bear in mind that the appraisal was performed for the purpose of determining the value of E/C in connection with the purchase of Arnold Dwight England's shares by members of his family and not in connection with any proposed sale of E/C to an unrelated party. The closing price of the La-Z-Boy Common Stock on the NYSE was $______ on March __, 1995.

                    E/C Stock --
                    Equivalent Per
                    Share Value Based
E/C Stock --        on Exchange Ratio   La-Z-Boy Common
Market Value        for La-Z-Boy        Stock -- Market
Per Share           Common Stock        Value Per Share

$94.48(1)           $114.58(2)          $31.375


(1) The June 1994 appraisal referred to above determined that the aggregate value of all of the E/C/ Stock would have been $28,092.432 (or $94.48 per share of E/C Stock if the E/C Stock had been freely marketable. However, the appraiser discounted the per share values for lack of marketability and further discounted the per share value of the E/C Class B Stock due to its lack of voting rights, resulting in appraised values of $61.40 per share for the E/C Class Stock and $60.20 per share for the E/C Class B Stock.

(2) The equivalent per share value was obtained by multiplying the closing price of the La-Z-Boy Common Stock on the NYSE on January 12, 1995 ($31-3/8) by the exchange ratio provided for in the Plan of Merger (3.6519467707 shares of La-Z-Boy Common Stock for each share of E/C exchanged for La-Z-Boy Common Stock). The value shown does not reflect any discount for the restrictions on resale which will be applicable to La-Z-Boy Common Stock received by E/C shareholders pursuant to the Merger. See "Certain Considerations Relating to the Merger -- Restrictions on Resale."



          CERTAIN CONSIDERATIONS RELATING TO THE MERGER

Fixed Exchange Ratio

     The exchange ratio applicable to those E/C shareholders who elect to receive (or to whom there are allocated) shares of La-Z-Boy Common Stock as consideration for the Merger is fixed and is not subject to adjustment for fluctuations in the market price of La-Z-Boy Common Stock. The exchange ratio was negotiated between La-Z-Boy and E/C based on an assumed value of $30.00 per share of La-Z-Boy Common Stock. To the extent the market value of La-Z-Boy declines, the value to be received by such E/C shareholders will be diminished, and to the extent such market value increases, the value to be received by such E/C shareholders will be enhanced. See "Summary - Comparative Stock Prices" for a recent closing price of the La-Z-Boy Common Stock on the NYSE.

Restrictions on Resale

     E/C shareholders who may be deemed to be "affiliates" of E/C for purposes of Rule 145 under the Securities Act may not sell shares of La-Z-Boy Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In addition, all shareholders of E/C receiving La-Z-Boy Common Stock in the Merger will be required to deliver "tax lock-up letters" prohibiting the sale or disposition of such shares (with certain limited exceptions) for two years after consummation of the Merger. See "The Merger and Related Transactions - Tax Lock-up Letters."

     The La-Z-Boy Notes will not be transferable except upon the death of the holder thereof. See "Description of the La-Z-Boy Notes - Limited
Transferability." Performance Units will not be transferable except to the extent required by applicable law. See "Description of the Performance Units."

Unknown Value of Performance Units

     The payment of additional Merger consideration pursuant to the Performance Units is conditioned upon the Surviving Corporation's future performance at levels never before achieved by E/C; accordingly, the present value of the Performance Units is unknown, and there can be no assurance that they will not prove to have little or no value at maturity. The terms of the Performance Units were negotiated by La-Z-Boy and E/C with the objective of conditioning any payment thereunder on the future performance of the Surviving Corporation, measured in a manner which would approximate the manner in which E/C's future performance would have been measured had the Merger not occurred. However, the Merger may affect E/C's business and performance in ways not anticipated during such negotiations and may therefore affect the ultimate value of the Performance Units. See "The Merger and Related Transactions - Performance Units" and "Description of the Performance Units." In addition, the Plan of Merger establishes certain limits on the number of shares of La-Z-Boy Common Stock which may be issued in settlement of the Performance Units. See "The Merger and Related Transactions -- Limitations" and " -- Allocation of Cash, Shares and Notes."

Certain Federal Income Tax Consequences

     The tax opinion of Miller, Canfield, Paddock and Stone, P.L.C. described elsewhere in this Proxy Statement/Prospectus relates only to the treatment of the Merger as a reorganization for federal income tax purposes. The principal consequence of the conclusions expressed in that opinion is that no gain or loss will be recognized by an E/C shareholder upon the exchange of E/C Stock solely for La-Z-Boy Common Stock. However, such opinion does not cover any other issues which may arise, and neither E/C nor La-Z-Boy has obtained any other opinion concerning tax matters, including the federal income tax consequences to E/C shareholders who receive consideration other than La-Z-Boy Common Stock (including any who receive such consideration through the exercise of dissenters' rights). While certain general information concerning such tax treatment has been provided by E/C and is set forth herein under "The Merger and Related Transactions - Certain Federal Income Tax Consequences," neither E/C nor La-Z-Boy knows the tax consequences that will apply in specific cases, and each E/C shareholder is therefore strongly urged to consult with his or her own tax adviser prior to voting on the Merger and prior to making any election with respect to Merger consideration.


Absence of Call Protection for La-Z-Boy Notes

     The La-Z-Boy Notes will bear interest at a fixed rate but (unlike some other fixed-rate debt securities) will be subject to prepayment, in whole or in part, without penalty or premium, at any time at La-Z-Boy's option. Accordingly, La-Z-Boy will have the option to prepay principal (without paying compensation to holders of the La-Z-Boy Notes) if interest rates decline, or to extend payment over the full stated term ,if interest rates increase. See "Description of the La-Z-Boy Notes."

Liquidated Damages Provisions

     The Reorganization Agreement provides that if the Merger is not consummated due to certain specified occurrences (including the failure of E/C's shareholders to approve the Merger by the required vote), E/C will be liable to La-Z-Boy in the amount of $500,000 as liquidated damages, and that if the Merger is not consummated due to certain other specified occurrences, La-Z-Boy will be liable to E/C in the same amount. See "The Merger and Related Transactions -- Termination; Liquidated Damages; Termination Fee."

Differences in Shareholder Rights

     As a result of differences between applicable Tennessee and Michigan laws and differences between the charter documents of E/C and La-Z-Boy, the rights of a shareholder of La-Z-Boy differ in certain respects from those of a shareholder of E/C. See "Description of La-Z-Boy Capital Stock" and "Comparison of Shareholder Rights and Charter Documents."


                                THE COMPANIES

ENGLAND/CORSAIR, INC.

     E/C was incorporated under the laws of the State of Tennessee in 1964 and is headquartered in the State of Tennessee. E/C is engaged primarily in the manufacture of upholstered furniture. E/C's principal office is located at 402 Old Knoxville Highway, New Tazewell, Tennessee 37825, and its telephone number is (800) 251-9125.

LA-Z-BOY CHAIR COMPANY

     La-Z-Boy was incorporated under the laws of the State of Michigan in 1941 and is headquartered in the State of Michigan. La-Z-Boy is engaged primarily in the manufacture of furniture. La-Z-Boy's principal office is located at 1284 North Telegraph Road, Monroe, Michigan 48161, and its telephone number is (313) 242-1444.

LZB ACQUISITION, INC.

     LZB Acquisition was incorporated under the laws of the State of Michigan in 1995 and is headquartered in the State of Michigan. LZB Acquisition was formed for the purpose of serving as the Surviving Corporation of the Merger and does not engage in any business at this time. Its principal office is located at 1284 North Telegraph Road, Monroe, Michigan 48161, and its telephone number is (313) 242-1444.


                                 THE MEETING

MATTERS TO BE CONSIDERED AT THE MEETING

     At the Meeting, E/C shareholders will be asked to consider and vote upon the Proposal, which is to approve: (a) the Reorganization Agreement; (b) the Plan of Merger; and (c) all of the transactions contemplated by the Reorganization Agreement and the Plan of Merger, including (without limitation) the Merger. E/C shareholders will also consider and vote upon such other matters, if any, as may properly be brought before the Meeting.

     THE BOARD OF DIRECTORS OF E/C UNANIMOUSLY APPROVED THE
REORGANIZATION AGREEMENT, THE PLAN OF MERGER AND ALL OF THE
TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT E/C
SHAREHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSAL.

VOTE REQUIRED

     Approval of the Proposal requires the affirmative votes of the holders of a majority of all outstanding shares of E/C Stock of both classes (voting together as a single voting group), with each such share entitled to one vote. As of ______________, approximately 51.8% of the shares of E/C Stock outstanding and entitled to vote on the Proposal was held by E/C directors, executive officers, and their affiliates. Approval of the Proposal by the requisite vote of E/C shareholders is a condition to, and is required for, consummation of the Merger. No vote of La-Z-Boy shareholders is required in connection with the Merger.

VOTING OF PROXIES

     Proxies. Shares of E/C Stock represented by properly executed proxies received at or prior to the Meeting and not thereafter effectively revoked will be voted at the Meeting in the manner specified by the holders of such shares. Properly executed proxies which do not contain voting instructions will be voted FOR the Proposal.

     Broker Nonvotes and Abstentions. As of the record date, none of the E/C Stock was held in the name of any broker so no proxies are expected to be withheld due to broker nonvotes. Solely for purposes of determining whether the Proposal has received the shareholder votes required for approval, each abstention is functionally equivalent to a vote "against" the Proposal.

     Other Matters. If any other matters are properly presented at the Meeting for consideration, including, among other things, consideration of a motion to adjourn the Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the form of proxy enclosed herewith and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. E/C directors have no knowledge of any matters to be presented at the Meeting other than the matters referred to and described in this Proxy Statement/Prospectus.

REVOCABILITY OF PROXIES

     The grant of a proxy on the enclosed form of proxy does not preclude a shareholder from voting in person or otherwise revoking a proxy. Attendance at the Meeting will not in and of itself constitute revocation of a proxy. A shareholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of E/C a duly executed revocation or a proxy bearing a later date or by voting in person at the Meeting.

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM

     The record date for the Meeting is __________________, 1995. Only E/C shareholders at the close of business on such date are entitled to notice of, and to vote at, the Meeting. At _______________, 1995, there were issued and outstanding 297,330 shares of E/C Stock. Shares representing a majority of the aggregate number of outstanding shares of E/C Stock entitled to vote must be represented in person or by proxy at the Meeting in order for a quorum to be present at the Meeting. See "-- Voting of Proxies."

DISSENTERS' RIGHTS

     Holders of the E/C Class A Stock and holders of the E/C Class B Stock have a right pursuant to Section 102 (a)(1)(A) of Chapter 23 of the TBCA ("Section 102") to assert dissenters' rights. In addition, holders of E/C Class A Stock and holders of E/C Class B Stock have a right pursuant to
Section 301(a) of Chapter 23 of the TBCA ("Section 301") to judicial appraisal of his or her shares. A copy of Chapter 23 of the TBCA is attached
hereto as Annex C.   A dissenting shareholder is entitled to obtain payment
from the Surviving Corporation of the "fair value" (as defined) of his or her shares. "Fair value" is defined to mean the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action. If the Surviving Corporation and a dissenting shareholder are unable to determine the fair value of the shares, the fair value of shares will be determined by judicial appraisal pursuant to the terms of Section 301.


     To assert dissenter's rights, a holder of E/C Stock (a) must deliver to E/C, prior to the shareholder vote on the Proposal, written notice of his or her intent to demand payment for their shares if the proposed Merger is effectuated and (b) must not vote their shares in favor of the Proposal. Holders of E/C Stock who satisfy these requirements are referred to herein as "dissenting shareholders." The Surviving Corporation will send a dissenter's notice to all dissenting shareholders no later than 10 days after the proposed corporate action is authorized by a vote of the shareholders. The dissenter's notice must state where the payment demand must be sent and where and when certificates for certificated shares must be deposited. The notice must also inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received, and must specify a date not less than one month, nor more than two months after the date of the delivery of the dissenter's notice on which the demand for payment must be received by the Surviving Corporation. The dissenter's notice must be accompanied by a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the dissenting shareholder verify whether or not he acquired beneficial ownership of the shares before that date. A shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his or her shares under Chapter 23 of the TBCA.

     As soon as the Merger is effectuated, or upon receipt of a payment demand, which ever is later, the Surviving Corporation must pay each dissenting shareholder that has satisfied all requirements to assert dissenter's rights, the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest. The payment must be accompanied by (a) the Surviving Corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any; (b) a statement of the corporation's estimate of the fair value of the shares; (c) an explanation of how the interest was calculated; (d) a statement of the dissenter's right to demand payment; and (e) a copy of Chapter 23 of the TBCA, if not previously provided. A corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

     If the Surviving Corporation does not effectuate the proposed action that gave rise to the dissenter's rights within two months after the date set for demanding payment and delivering stock certificates, the Surviving Corporation must return the stock certificates and release the transfer restriction imposed on uncertificated shares.

     A dissenter may notify the Surviving Corporation in writing of his or her own estimate of the fair value of the shares and amount of interest due, and demand payment of his or her estimate (less any payment made to the dissenting shareholder for those shares), or reject the Surviving Corporation's offer and demand payment of the fair value of the shares and interest due if (a) the dissenting shareholder believes the amount offered or paid by the Surviving Corporation is less than the fair value of his or her shares or that the interest due is incorrectly calculated, (b) the proposed action has not been effectuated within two months after the date set for demanding payment or (c) the Surviving Corporation, having failed to effectuate the proposed action, does not return delivered stock certificates or release transfer restrictions imposed on uncertificated shares within two months after the date set for demanding payment. A dissenter must notify the Surviving Corporation of his or her demand in writing within one month after the Surviving Corporation made or offered payment for his or her shares.

     If a demand for payment remains unsettled, the Surviving Corporation must commence a proceeding within two months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the Surviving Corporation fails to do so, it must pay each dissenter whose demand remains unsettled the amount demanded. Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of the shares, plus accrued interest, exceeds the amount paid by the Surviving Corporation or the fair value, plus accrued interest, of his or her after-acquired shares for which the Surviving Corporation elected to withhold payment. Court costs and attorneys' fees will be assessed against the Surviving Corporation, unless the court finds it equitable to assess some of such fees against the dissenting shareholder.

SOLICITATION OF PROXIES

     The Surviving Corporation will bear the cost of the solicitation of proxies from E/C's shareholders if the Merger is consummated. It is estimated that the costs of soliciting proxies, including the cost of printing and mailing this Proxy Statement/Prospectus, will be approximately $5,500. In addition to solicitation by mail, proxies may be solicited by telephone, telegram, facsimile transmission, or in person. Proxies will be solicited on behalf of E/C by directors, officers, and regular employees of E/C (none of whom will receive any additional compensation for such services, but who may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation).
                     THE MERGER AND RELATED TRANSACTIONS

THE MERGER

     The following information concerning the Merger, insofar as it relates to matters contained in the Reorganization Agreement, is qualified in its entirety by reference to the Reorganization Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Appendix A. All shareholders are urged to read the Reorganization Agreement in its entirety.

BACKGROUND OF THE MERGER; RECOMMENDATION OF THE BOARD OF
DIRECTORS OF E/C; AND REASONS FOR THE MERGER


     In the fall of 1993 the principal shareholder and Chairman of the E/C Board, Arnold Dwight England, was in declining health and confined to a wheelchair. During the fall and winter of 1993, E/C considered an initial public offering. The purpose of the proposed offering was to allow Arnold Dwight England to retire by providing E/C funds to redeem his stock, to eliminate short term financing and to allow some of the E/C shareholders to sell some of their stock to accumulate wealth outside of E/C. E/C has 22 shareholders, all but one of whom are family members or trusts of children of family members and all but one of whom works for E/C.

     In November 1993, after all year end adjustments had been computed and first quarter results of 1994 were known it became clear to E/C that the pro-jected stock offering price was not going to be obtained, due to decreased earnings. Because of this pricing issue, the shareholders elected not to proceed with the initial public offering.

    Having elected to withdraw from the initial public offering, E/C considered two alternatives to accomplish the goals of the retirement of Arnold Dwight England, refinancing the short term debt and the accumulation of wealth outside of E/C by the shareholders. Those alternatives were: (1) to determine whether there was any interest of other companies in purchasing or merging with E/C or
(2) to seek conventional funding.

     Management and the shareholders of E/C initially desired to maintain control of E/C. Accordingly, E/C sought to refinance its debt, including bor-rowing additional monies to fund the retirement of Arnold Dwight England and to allow additional payments to shareholders to accomplish their goal of accumula-tion of wealth outside of E/C.

     This refinancing was obtained in early 1994, with a long term/short term financing plan with a commercial bank. As part of the program, additional financing was obtained to fund a severance agreement for Arnold Dwight England of $600,000 and a distribution to all E/C shareholders of $2,520,516. Approximately $1,288,000 of the distribution was loaned back to E/C. During early 1994, Mr. England had surgery which resulted in a complete change in his health. He was no longer confined to a wheelchair and he and his wife were able to travel. He remained a valued consultant to E/C and watched over the various family dealings.

     In April 1994, at an E/C Board meeting, a serious split in the management of E/C and the family occurred. Rodney England, son of Arnold Dwight England, had been acting as President and Chief Executive Officer. At that meeting Chris England, a director and a brother, nominated Linda Duff, a sister to be Chairperson of the E/C Board. The meeting was adjourned without a vote being taken.

     Subsequently, E/C shareholders elected Rodney England Chairman of the E/C Board and enacted new bylaws which provide for outside (non-family) members serving on the E/C Board. Linda Duff and Chris England were removed as directors and replaced by James Price, Vice President-Manufacturing, Otis Sawyer, Vice President-Finance and Walter Winding (a non-employee director). However, Ms. Duff and Chris England remained as E/C employees. Arnold Dwight England remained a member of the E/C Board. Five of Arnold Dwight England's six children are employed by E/C.

     Concurrently with the changes described above, Arnold Dwight England, for the purpose of estate planning, entered into agreements to sell his E/C Stock to his six children. This resulted in splitting his majority interest into different blocks. The disagreement of family members continued. These six adult children, either directly or indirectly, own 80.8% of the E/C Stock.
H. Wayne England (Arnold Dwight England's brother) and his family control 19.2%. One non-family member owns a fractional percentage of stock.

     Arnold Dwight England, returned from an extended vacation and recognized the operational problems and difficulty in reaching management decisions. In the fall of 1994, it became apparent to the E/C shareholders that the best interest of all E/C shareholders was a sale of E/C.


     Inquiries of a purchase and/or sale in the furniture industry are made frequently. Confidentiality agreements were submitted to and signed by two companies in June and September 1994. One company was involved in another acquisition and did not pursue an interest in E/C. The discussions ended without the execution of either a letter of intent or formal agreement.

     The second company, a foreign based corporation, sent its principal United States officers to meet with representatives of E/C in the fall of 1994. Although this company expressed an interest, it became evident that as a private company it could not deliver publicly traded stock to the E/C shareholders and that a nontaxable transaction could not be structured so as to be satisfactory to all parties. The discussion with the second company ended without the execution of either a letter of intent or formal agreement.

     In October 1994, E/C and La-Z-Boy met to determine if the parties had a mutual interest in either a purchase/sale or a merger. At that October meet-ing, representatives of La-Z-Boy present were Charles Knabusch, Chairman and President of La-Z-Boy, Frederick Jackson, Vice President-Finance,
Patrick Norton, Senior Vice President-Sales and Marketing and Charles Nocella, Vice President-Manufacturing. Representatives of E/C were Rodney England, Chairman and President, Richard England, Vice President-Administration,
James Price, Vice President-Manufacturing, H. Wayne England, Senior Vice President-Sales, Otis Sawyer, Vice President-Finance, Dennis Valkanoff, General Counsel, and Arnold Dwight England, E/C Board member. The merger with La-Z-Boy offered to the E/C shareholders the potential of a "tax free reorganization," for those who desired to defer any tax obligations. The option of choosing cash or receiving promissory notes offered to the individual shareholders the maximum alternatives to fit each shareholders individual needs.

     Subsequently in November 1994, a second meeting was held in Monroe, Michigan, with Messrs. Rodney England, Sawyer, and Valkanoff, attending for E/C. Representatives of La-Z-Boy were Frederick Jackson, Gene Hardy, Jim Korsnack and James Klarr, financial and legal personnel for La-Z-Boy. The purpose of the meeting was to discuss further details of a possible transaction.

     Discussion included the potential fit of the two companies, the family problems affecting E/C operations, La-Z-Boy's interest in the E/C's transportation system and the operation of La-Z-Boy subsidiaries. At that meeting the parties agreed to a structure which would include cash, notes and stock.

     On December 6, 1994, E/C's Board met in a special meeting and Rodney England presented the details of the negotiations. At that meeting the E/C Board, with the motion made by Arnold Dwight England, moved unanimously to approve the proposed combination with La-Z-Boy. The 22 E/C shareholders met on December 10, 1994 and agreed to continue the negotiation of a definitive agreement with La-Z-Boy. The Reorganization Agreement was subsequently executed on January 13, 1995, less than one month after the meetings of the E/C Board and shareholders, and 9 days after the death of Arnold Dwight England.

Management determined that selling parts of E/C was not in E/C's best interest, in part due to the nature of the E/C assets. Management determined that a partial sale would not maximize shareholder value. No other bids except those described above were solicited. E/C did not engage an investment advisor in its discussions with potential acquirors.

     The E/C Board elected not to engage an independent third party to render a fairness opinion for the purposes of this transaction. The E/C Board and shareholders had the June 1994 valuation of E/C done by an independent appraiser for the purposes of determining the value of E/C when the family members purchased the interest of Arnold Dwight England, which fair market value was less than the amount offered by La-Z-Boy.

     In reaching its determination that the transaction is fair to, and in the best interest of, E/C and its shareholders, the E/C Board consulted with E/C management, and considered a number of factors:

     (a) the E/C Board's expectation that the transaction will be a tax-free transaction of E/C and its shareholders to the extent such shareholders receive shares of La-Z-Boy Common Stock (see "Certain Federal Income Tax Consequences");

     (b) the E/C Board's belief that the transaction would accomplish the goals described above;

     (c) the E/C Board's review of the business, operations, earnings and financial conditions of La-Z-Boy on both a historical and prospective basis, the enhanced opportunities for operating efficiencies that could result from the transaction, the enhanced opportunities for growth that the transaction would make possible and the respective contributions the parties would bring to a combined business;

     (d) the E/C Board's belief that the failure to accomplish a satis-factory business combination would result in the resignations of senior management and the resulting devaluation of E/C;

     (e) the E/C Board's recognition of the disputes existing between management and various employee shareholders;

     (f) the E/C Board's belief that the combination of consideration was attractive to E/C shareholders; and

     (g) the E/C Board's belief that the combined entity would have the ability to compete in the relevant markets.

     The E/C Board did not assign any specific or relative weight to the fore-going factors in its considerations.

     The E/C shareholders will have the option to choose cash, stock and/or promissory notes. For those receiving stock, and more than 50% of the purchase price must be taken in stock, the transaction will become a "tax free reorganization." If in the election, cash and promissory notes are selected each individual shareholder will need to have the impact on his/her own tax situation reviewed by their own advisor. See "Consideration for Shares," and "Limitations" set forth below.

   The E/C Board considered the transaction to have the following advantages:

     (a) E/C's sales and marketing position would be enhanced given that the Surviving Corporation would become a La-Z-Boy subsidiary;

     (b) La-Z-Boy's dedicated dealer base would provide new distribution points for the Surviving Corporation;

     (c) The combination of the companies would allow greater purchasing power, allowing greater volume rebates;

     (d) The financial resources of La-Z-Boy could be available to assist the Surviving Corporation during any economic downturns, offering economic stability for E/C's employees; and

     (e) The financial resources of La-Z-Boy would support the trucking purchase obligations of the Surviving Corporation and the ability of the Surviving Corporation to transport some of La-Z-Boy products.

     The E/C Board considered the transaction to have the following disadvantages:

     (a)     The loss of a family owned business; and

     (b)     The loss of potential equity growth in later years.

     The E/C Board reviewed the La-Z-Boy offering price of $109.56 in relation to its average earnings before interest and taxes (EBIT). For the year ended June 30, 1994, the La-Z-Boy offer is 8.1 times the E/C's EBIT. It was the E/C Board's belief, when considering all other factors, that an offering price per share in the range of 5 to 7 times EBIT would be a fair multiple. The E/C Board considered the initial price as fair consideration for the stock and the existence of the Performance Units, if obtained, as a premium to be paid by
La-Z-Boy for E/C.   See "Performance Units."

     All E/C shareholders are entitled to receive Performance Units. Should E/C obtain the profitability levels of $6,000,000 in the year following the closing, and/or $7,000,000 in the following year, additional payments will be made to the shareholders. It should be noted that E/C has not obtained these performance levels at any time in E/C's past. The receipt of payment under the Performance Units should not be a significant factor in whether or not you vote for the Merger. Rather, if obtained, the Performance
Units should be viewed as a premium to be paid by La-Z-Boy for E/C. See "Performance Units."



     THE E/C BOARD RECOMMENDS UNANIMOUSLY THAT SHAREHOLDERS VOTE FOR ADOPTION AND APPROVAL OF THE REORGANIZATION AGREEMENT, PLAN OF MERGER, AND THE MERGER.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Except for Walter Winding, the sole outside director, members of the E/C Board are all employees of E/C. Richard England, Rodney England, and
H. Wayne England are also shareholders as well as employees of E/C. Should the transaction be effected, these three are expected to continue as employees of the Surviving Corporation. Rodney D. England is expected to be President and Chief Executive Officer of the Surviving Corporation. Directors of E/C, James L. Price and Otis S. Sawyer who are currently the Vice President - Manufacturing and Vice President - Finance, respectively, of E/C, are expected to continue in similar capacities with the Surviving Corporation. See "Management of the Surviving Corporation After the Merger" and "The Merger and Related Transactions-Operations After the Merger."


EFFECTIVE TIME OF THE MERGER

     If the Reorganization Agreement, Plan of Merger, and the Merger are approved by the E/C shareholders at the Meeting, and assuming that all other conditions have then been satisfied (see "Amendments, Conditions, and Termination"), it is expected that the Merger will become effective at 5:00 p.m., Detroit, Michigan time, on the day of the Meeting or as promptly as practicable thereafter. The Merger will become effective on the date and at the time that appropriate certificate and articles of merger are filed and have become effective with the Secretary of State of Tennessee and the Michigan Corporation Bureau, respectively (the "Effective Time").


     In the event that the Merger has not been consummated by April 15, 1995 (later extended by mutual agreement to April 28, 1995), the Reorganization Agreement provides that either La-Z-Boy or E/C may terminate the Reorganization Agreement and abandon the Merger, notwithstanding the approval previously given by the shareholders of E/C. See "Amendments, Conditions, and Termination."


OPERATIONS AFTER THE MERGER

     LZB Acquisition will be the Surviving Corporation of the Merger, and, in connection with consummation of the Merger, LZB Acquisition will change its name to "England/Corsair, Inc." The Board of Directors and officers of the Surviving Corporation will be as follows:

     Charles T. Knabusch   -- Director and Chairman
     Rodney D. England    -- Director, President, and Chief Executive Officer
     Frederick H. Jackson -- Director and Vice President
     Gene M. Hardy        -- Director, Secretary, and Treasurer
     Patrick H. Norton    -- Vice President
     Otis S. Sawyer       -- Vice President Finance
     Dennis C. Valkanoff  -- Vice President
     James L. Price       -- Vice President Manufacturing
     James P. Klarr       -- Assistant Secretary and Tax Counsel

CONSIDERATION FOR SHARES

     Upon the Merger becoming effective, each share of E/C Stock will be converted into the right to receive cash, La-Z-Boy Notes or shares of La-Z-Boy Common Stock, or a combination thereof, as described below, based on total merger consideration (excluding the Performance Units) of $32,575,000 and a negotiated value of $30.00 per share of La-Z-Boy Common Stock. Each share of E/C Stock owned by shareholders who comply with the election procedures set forth in the Plan of Merger and described below will be converted into, at their option (but subject to the limitations set forth in the Plan of Merger and described under the captions "Limitation" and "Allocation of Cash, Shares and Notes"), either: $109.558403121 in cash; $109.558403121 principal amount of La-Z-Boy Notes; or 3.6519467707 shares of La-Z-Boy Common Stock. Each share of E/C Stock, regardless of, and in addition to, the election made by the holder thereof, will also be converted into one Performance Unit, as described below.

     Each share of E/C Stock owned by a shareholder who does not duly and timely comply with the election procedures will be converted into $109.558403121 in cash per share, subject to the limitations described below under the captions "Limitation" and "Allocation of Cash, Shares and Notes," plus one Performance Unit.

PERFORMANCE UNITS

     Performance Units will entitle the holders thereof to receive additional shares of La-Z-Boy Common Stock based on the Pre-Tax Income
(as defined in and determined in accordance with the Plan of Merger) of E/C during each of the two successive twelve month periods immediately following the Effective Time. The first such twelve month period is referred to herein and in the Plan of Merger as the "1996 Performance Period" and the amount, if any, payable with respect to each of the Performance Units for the 1996 Performance Period as the "1996 Performance Unit Amount," and the second such twelve month period is referred to herein and in the Plan of Merger as the "1997 Performance Period" and the amount, if any, payable with respect to each of the Performance Units for the 1997 Performance Period as the "1997 Performance Unit Amount."

     The 1996 Performance Unit Amount will be determined by, first, multiplying the Pre-Tax Income of E/C above $6,000,000 for the 1996 Performance Period by
1.75 and, second, dividing the resulting number by the number of shares of E/C Stock outstanding as of the Effective Time. The 1997 Performance Unit Amount will be determined in the same manner but based on the Pre-Tax Income of E/C for the 1997 Performance Period above $7,000,000. The total value of shares of La-Z-Boy Common Stock issued pursuant to the Performance Units cannot exceed $20,000,000.

     Performance Units will be settled in additional shares of La-Z-Boy
Common Stock, the number of which will be determined by dividing the aggregate 1996 Performance Unit Amount and the aggregate 1997 Performance Unit Amount by the closing price of La-Z-Boy Common Stock on the NYSE on the last day of the 1996 Performance Period and the 1997 Performance Period, as the case may be.

     The payment of additional Merger consideration pursuant to the Performance Units is conditioned upon the Surviving Corporation's future performance at levels never before achieved by E/C; accordingly, the present value of the Performance Units is unknown, and there can be no assurance that they will not prove to have little or no value at maturity.


LIMITATIONS

     The Plan of Merger provides that in the event (i) the aggregate number of shares of La-Z-Boy Common Stock which would be issuable to those E/C shareholders who elected to receive shares of La-Z-Boy Common Stock in the Merger exceeds the Total Share Limitation or the Performance Unit Share Limitation (both as defined below), or (ii) the aggregate amount of cash and La-Z-Boy Notes which would otherwise be paid to E/C shareholders who either elected to receive cash or whose shares were converted into cash because of the failure to comply with the election procedures specified in the Plan of Merger, exceeds the Total Non-Share Limitation (as defined below), or (iii) the aggregate principal amount of La-Z-Boy Notes which would be issuable to E/C shareholders who have elected to receive La-Z-Boy Notes exceeds $10,000,000 (the "Note Limitation"), then the elections made by, or allocations to, one or more of the E/C shareholders will be changed from cash to shares of La-Z-Boy Common Stock, La-Z-Boy Notes to cash or La-Z-Boy Common Stock to cash, as the case may be, in accordance with the procedures set forth in the Plan of Merger and described below under the caption "Allocation of Cash, Shares and Notes."

     As a result of these limitations and the allocation procedures, shareholders of E/C may not receive the type of consideration they elect. In addition, as a result of such limitations, shareholders of E/C electing to receive cash or La-Z-Boy Notes in the Merger may nevertheless receive shares of La-Z-Boy Common Stock whose market value at the Effective Time may be less than the negotiated $30.00 price of La-Z-Boy Common Stock upon which the exchange ratio was determined.

     The term "Total Non-Share Limitation" means the amount of consideration other than La-Z-Boy Common Stock which, if paid in connection with the Merger, would result in such consideration constituting 50% or more of the aggregate consideration paid by La-Z-Boy to acquire shares of E/C Stock in connection with the Merger, whether pursuant to the Plan of Merger, by operation of law or in lieu of fractional shares, based in all cases on the fair market value of the La-Z-Boy Common Stock at the Effective Time. The term "Total Share Limitation" means that number of shares of La-Z-Boy Common Stock which, if issued in connection with the Merger, would result in La-Z-Boy issuing more than 2,000,000 shares of La-Z-Boy Common Stock, whether issued at time of consummation of the Merger or in settlement of Performance Units. The term "Performance Unit Share Limitation" means that number of shares of La-Z-Boy Common Stock which is equal to the number of shares issued at the time of consummation of the Merger. Due to the Performance Unit Share Limitation (which was included in the terms of the Merger in order to satisfy one of the requirements for a reorganization under federal income tax laws and regulations), the aggregate number of shares which can be issued in payment of the Performance Units cannot exceed the aggregate number issued at the time of consummation of the Merger to E/C shareholders who elect to receive (or are allocated) shares of La-Z-Boy Common Stock as initial Merger considera-tion. Accordingly, the greater the number of shares issued at the time of consummation of the Merger (up to 1,000,000 shares - one-half of the Total Share Limitation), the greater the number which will be available for issuance in settlement of Performance Units.


ELECTION PROCEDURES

     If the Plan of Merger and the Merger are approved by E/C shareholders at the Meeting, and assuming that all other conditions have been satisfied
(see "Amendments, Conditions, and Termination"), it is expected that the Merger will become effective on the date of the Meeting or as promptly as practicable thereafter. A Letter of Transmittal and Election Form (a "Form of Election") is being delivered to each E/C shareholder of record on the Record Date ("Electing Shareholders") together with this Proxy Statement/Prospectus. A Form of Election can only be filed with respect to all shares of E/C Stock held by an Electing Shareholder. An election will only be proper if La-Z-Boy shall have received a Form of Election properly completed and signed prior to the commencement of the Meeting and the Form of Election is accompanied by the certificate(s) representing the shares of E/C Stock to which the Form of Election relates. Any shareholder who fails to file a Form of Election prior to the commencement of the Meeting will be deemed to have elected to receive cash in the Merger.

     A Form of Election may be revoked by an Electing Shareholder only by written notice received by La-Z-Boy prior to the commencement of the Meeting. In the event that the Merger is not consummated for any reason, any certificate(s) for shares representing E/C Stock which have been deposited with La-Z-Boy in connection with the election procedures will be promptly returned.

     La-Z-Boy will determine the validity and timeliness of Forms of Election submitted by E/C shareholders and whether revocations, if any, have been properly made.

ALLOCATION OF CASH, SHARES AND NOTES

     In the event that the elections made by E/C shareholders will result in the Total Share Limitation, the Total Non-Share Limitation, the Note Limitation, or the Performance Unit Share Limitation being exceeded, the Plan of Merger provides that the elections made by one or more of the E/C shareholders will be changed from cash to shares of La-Z-Boy Common Stock, from La-Z-Boy Notes to cash or from shares of La-Z-Boy Common Stock to cash in the order provided, and pursuant to the allocation procedures described, below. In certain circumstances such limitations could reduce the total consideration payable in settlement of the Performance Units.

     In connection with the initial consideration payable at the time of consummation of the Merger:

          First, if the total principal amount of La-Z-Boy Notes otherwise issuable would exceed the Note Limitation, the principal amount of La-Z-Boy Notes to be issued will be reduced pro rata, and cash will be allocated instead.


          Second, if the sum of the principal amount of La-Z-Boy Notes is-suable and the cash otherwise payable (including cash allocated due to the Note Limitation having been exceeded) would exceed the Total Non-Share Limitation, the cash to be paid will be reduced pro rata (and without distinguishing between E/C shareholders who elected cash and those to whom cash was allocated due to the Note Limitation having been exceeded), and La-Z-Boy Common Stock will be allocated instead.








     The following example is presented for the purpose of illustrating how the allocation procedures would apply to a hypothetical fact situation;

     Example:

          Assumed Facts: Of the 297,330 shares of E/C Stock outstanding, the holders of 100,000 shares elect to receive La-Z-Boy Notes ($10,955,840.31 total principal amount of La-Z-Boy Notes), the holders of 60,000 shares elect to receive cash ($6,573,504.19 total cash), and the holders of the remaining 137,330 shares elect to receive La-Z-Boy Common Stock
     (501,522 total shares of La-Z-Boy Common Stock). Assuming the fair market value of the La-Z-Boy Common Stock at the Effective Time is $29.00 per share,the aggregate value of the 501,522 shares of La-Z-
     Boy Common Stock would be $14,544,138.00. In this example, the total of the initial Merger consideration would be $32,073,482.50 ($10,955,840.31 + $6,573,504.19 + $14,544,138.00).

          Application of Allocation Procedures:

          First: Under the Note Limitation, no more than 91,275 shares of E/C Stock ($10,000,000 / $109.558403121 per share) may be exchanged for La-Z-Boy Notes. Therefore, the principal amount of La-Z-Boy Notes issuable would be reduced from the $10,955,840.31 elected to $9,999,943.24 (91,275 x $109.558403121), and the difference of $955,897.07 would instead be payable in cash (subject to further adjustment as described below). The change in elections would be allocated among all the shares of E/C Stock which the holders had elected to exchange for La-Z-Boy Notes, pro rata in accordance with the principal amount of La-Z-Boy Notes elected.

          Second: After the allocation described above, $14,544,138.00 (or approximately 45.3%) of the total initial Merger consideration would be payable in La-Z-Boy Common Stock, $9,999,943.24 (or approximately 31.2%) would be payable in La-Z-Boy Notes, and $7,529,401.26 (or approximately 23.5%), consisting of the $6,573,504.19 originally elected and the $955,897.07 allocated to E/C shareholders who elected La-Z-Boy Notes, would be payable in cash. However, under the Total Non-Share Limita-tion, more than 50% of the total Merger consideration must consist of La-Z-Boy Common Stock. Therefore, the total number of shares of E/C Stock to be exchanged for shares of La-Z-Boy Common Stock at the time the Merger is consummated would be increased from the 137,330 shares which the holders initially elected to exchange for La-Z-Boy Common Stock to 151,424 shares (the smallest number of shares of E/C Com-mon Stock which could be exchanged for La-Z-Boy Common Stock without violating the Total Non-Share Limitation; these 151,424 shares of E/C Common Stock would be exchanged for 552,992 shares of La-Z-Boy Common Stock worth (assuming a $29.00 per share market value) a total of $16,036,768.00, or slightly more than 50% of the total initial consideration). The additional 14,094 shares of E/C Stock to be exchanged pursuant to this step would be allocated pro rata among all shares of E/C Stock otherwise exchangeable for cash (including both those shares which the holders originally elected to exchange for cash and those which were allocated cash due to the Note Limitation, without distinction between the two groups).

     In connection with each of the two scheduled payments of consideration in satisfaction of Performance Units (each a "Performance Unit Payment"):

          If the sum of the number of shares of La-Z-Boy Common Stock previously issued and the number otherwise issuable in connection with such Performance Unit Payment would exceed the Total Share Limitation, or if the number of shares issuable in connection with such Performance Unit Payment (plus, in the case of the second Performance Unit Payment, the number issued in connection with the first Performance Unit Payment) would exceed the Performance Unit Share Limitation or both, the amount of such Performance Unit Payment will be reduced pro rata, to the extent necessary to avoid violating the Total Share Limitation or the Performance Unit Share Limitation.



     La-Z-Boy will determine whether or not elections have been properly made or revoked. If La-Z-Boy determines that any election was not properly or timely made or was revoked and not replaced, the shares of E/C Stock subject to such election will be treated as shares to be converted into cash (subject to the limitations described above).


     As a result of these allocation procedures, shareholders of E/C may not receive the type of consideration they elect, and shareholders who fail to make any election may nevertheless not receive cash.

CASH IN LIEU OF FRACTIONAL SHARES

     Each holder of a certificate or certificates representing E/C Stock who would otherwise have been entitled to receive a fraction of a share of La-Z-Boy Common Stock (after taking into account all E/C Stock represented by such certificate(s) then delivered by such holder) upon consummation of the Merger will receive, in lieu thereof, an amount of cash determined by multiplying such fraction by $30.00. Each holder of Performance Units who would otherwise have been entitled to receive a fraction of a share of La-Z-Boy Common Stock (after taking into account all Performance Units held by such holder) in respect of any 1996 Performance Unit Amount and/or 1997 Performance Unit
Amount will receive, in lieu thereof, cash in an amount determined by multiplying such fraction by the closing price of La-Z-Boy Common Stock on the NYSE on the last day of the 1996 Performance Period or the 1997
Performance Period, as the case may be.

PAYMENT FOR SHARES

     La-Z-Boy will make available cash, La-Z-Boy Notes and shares of La-Z-Boy Common Stock sufficient in amounts to make the payments to be made to E/C shareholders in the Merger promptly following the Effective Time. The Forms of Election accompanying this Proxy Statement/Prospectus are to be used in surrendering certificates representing outstanding shares of E/C Stock. Shareholders are urged to carefully review the instructions which form a part of the Forms of Election. Promptly after the Effective Time, and upon receipt by La-Z-Boy of such certificates, together with a duly executed letter of transmittal, there will be issued to the persons entitled thereto (i) a check in the amount to which such persons are entitled, after giving effect to any tax withholdings to the extent required by applicable law; (ii) a certificate evidencing the number of shares of La-Z-Boy Common Stock to which such persons are entitled; and/or (iii) a La-Z-Boy Note in the principal amount to which such persons are entitled. No interest will be paid or will accrue on the cash amounts payable upon the surrender of any certificate representing E/C Stock. If payment is to be made to a person other than the registered holder of the share certificate surrendered, it is a condition of such payment or delivery that the certificate so surrendered is properly endorsed or otherwise in proper form for transfer and that the person requesting such payment or delivery shall pay any transfer or other taxes required by reason of the payment or delivery to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation of the Merger or La-Z-Boy that such tax has been paid or is not applicable. Nine months following the Effective Time, E/C shareholders who have not submitted their certificates for exchange will be entitled to look only to La-Z-Boy with respect to the consideration due upon surrender of their certificates.

     Neither La-Z-Boy, LZB Acquisition nor E/C will be liable to any holder of certificates formerly representing shares of E/C Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     No transfer of shares of E/C Stock will be made on the stock transfer books of the Surviving Corporation of the Merger at or after the Effective Time.

THE REORGANIZATION AGREEMENT


     The terms of the Reorganization Agreement and Plan of Merger are the result of the arm's-length negotiations between representatives of E/C and La-Z-Boy. In the Reorganization Agreement, E/C and La-Z-Boy have made numerous representations and warranties to one another with respect to, among other things, their organization and good standing, authorized and issued capital stock, corporate authority, required filings and financial statements. In addition, E/C has made certain other representations and warranties to La-Z-Boy concerning its employee benefit plans and arrangements, labor matters, pending and threatened litigation, certain tax matters, environmental matters, title to properties, the absence of material adverse changes, the information concerning E/C contained in this Proxy Statement/Prospectus, its compliance with applic-able laws, certain agreements to which it is a party, its subsidiaries, broker's or finder's fees, undisclosed liabilities, the absence of illegal payments, its bank accounts, its intellectual property, the conduct of its business since the end of its last fiscal year, its real and personal property (both owned and leased), its accounts receivable and inventory and insurance arrangements.

     The representations and warranties and covenants and agreements of E/C contained in or made pursuant to the Reorganization Agreement will survive the Merger, but the E/C shareholders will not have any personal liability or responsibility for any breach or non-performance thereof, whether occurring prior or subsequent to consummation of the Merger. However, the amount, if any, the E/C shareholders are to receive in respect of Performance Units will depend upon the level of Pre-Tax Income achieved by E/C during the two years following the Merger, and the Computation Standards for Pre-Tax Income attached as Exhibit A to the Plan of Merger specifically provide that payments, reserves or accruals resulting from any breach or non-performance of any warranty or covenant of E/C contained in the Reorganization Agreement, or any liabilities of E/C existing at the Effective Time and not reflected in the financial statements or disclosure schedules delivered by E/C to La-Z-Boy as provided in the Reorganization Agreement, will be treated as deductions in computing Pre-Tax Income.

     ACCORDINGLY, BREACHES OF THE REPRESENTATIONS AND COVENANTS OF E/C CONTAINED IN THE REORGANIZATION AGREEMENT COULD REDUCE THE AMOUNT OF LA-Z-BOY COMMON STOCK RECEIVED BY THE E/C SHAREHOLDERS IN RESPECT OF THE PERFORMANCE UNITS, THEREBY REDUCING THE TOTAL CONSIDERATION TO
BE RECEIVED BY THE E/C SHAREHOLDERS IN RESPECT OF THE MERGER.

     E/C has agreed, pending consummation of the Merger, to give La-Z-Boy or its representatives full access to all its premises, books, records, and financial and operating data, and that it will continue to operate its business in the ordinary course, except as otherwise consented to by La-Z-Boy. E/C has also agreed that neither it nor any of its subsidiaries nor any of their respective officers or directors will initiate or solicit any other acquisition proposals for E/C or participate in any negotiations concerning any such proposals.

DISTRIBUTIONS PRIOR TO CLOSING

     As provided in the Reorganization Agreement, neither La-Z-Boy nor E/C may either declare or pay any dividends on or make any distributions in respect of their capital shares prior to the Effective Time, except:

     (1) La-Z-Boy may declare and pay dividends on the La-Z-Boy Common Stock in accordance with its prior practice; and

     (2) E/C may (i) pay to its shareholders the cash dividend previously declared in the amount of 60% of its taxable income for the period of July 1, 1994 to December 31, 1994; (ii) declare and pay to its shareholders dividends in an amount equal to 40% (later increased to 60% with La-Z-Boy's consent) of its taxable income for the period of January 1, 1995 to the day before the Effective Time; and (iii) declare and pay to its shareholders dividends in an amount equal to 50% of the net proceeds receivable by E/C under any policies owned by E/C on the life of Arnold Dwight England.



CONDITIONS TO THE MERGER

     The obligation of La-Z-Boy and E/C to consummate the Merger is subject to the following conditions:

            (i) the Reorganization Agreement and Plan of Merger shall have been approved and adopted by the requisite vote of the E/C shareholders;

           (ii) the shares of La-Z-Boy Common Stock issuable in the Merger shall have been authorized for listing on the NYSE and PSE upon official notice of issuance;

          (iii) other than the filing of the LZB Acquisition Certificate of Merger with the Corporation and Securities Bureau of the Michigan Department of Commerce and the filing of the E/C Articles of Merger with the Secretary of State of the State of Tennessee, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity (collectively, the "Consents") which are prescribed by law as necessary for the consummation of the Merger and the other transactions contemplated by the Reorganization Agreement, other than immaterial Consents the failure to obtain which would have no material adverse effect on the consummation of the Merger or the other transactions contemplated by the Reorganization Agreement, or on the corporation surviving the Merger, shall have been filed, occurred or been obtained (all such authorizations, consents, orders, approvals, declarations or filings and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals"), as the case may be and all such Requisite Regulatory Approvals shall be in full force and effect;

           (iv)   the Registration Statement, of which this Proxy
     Statement/Prospectus forms a part, shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened;

            (v) the sale of the La-Z-Boy Common Stock shall have been qualified or registered with the appropriate "Blue Sky" authorities of all states in which qualification or registration is required and such qualifications or registrations shall not have been suspended or revoked;

           (vi) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the transactions contemplated by the Reorganization Agreement shall be in effect, nor shall any proceeding by any governmental entity seeking any such Injunction be pending, nor shall any lawsuit or governmental proceeding be pending or threatened against La-Z-Boy, LZB Acquisition or E/C or any of their respective directors, seeking substantial damages in connection with the transactions contemplated by the Reorganization Agreement;

          (vii) no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits, restricts or makes illegal consummation of the Merger;

         (viii) there shall not be any action taken, or any law, rule, regulation, order, judgment or decree proposed, promulgated, enacted, entered, enforced or deemed applicable to the Merger or any of the transactions contemplated by the Reorganization Agreement, by any governmental entity or by any court or other tribunal, including the entry of a preliminary injunction, which, (A) in connection with the grant of a Requisite Regulatory Approval, imposed any condition or restriction upon La-Z-Boy, LZB Acquisition or E/C which would so materially adversely impact the economic or business benefits of the transactions contemplated by the Reorganization Agreement as to render inadvisable, in the reasonable judgment of the La-Z-Boy Board, the LZB Acquisition Board or the E/C Board, the consummation of the Merger (a "Materially Burdensome Condition"); or (B) in the reasonable opinion of any party, (1) makes the Reorganization Agreement, the Plan of Merger, the Merger, or any of the other transactions contemplated by the Reorganization Agreement, illegal, (2) results in a material delay in the ability of La-Z-Boy, LZB Acquisition or E/C to consummate the Merger or any of the other transactions contemplated by the Reorganization Agreement, (3) requires the divestiture by La-Z-Boy, LZB Acquisition or E/C of a material portion of the business of E/C, taken as a whole, or La-Z-Boy, taken as a whole, or (4) otherwise prohibits or restricts or delays in a material respect consummation of the Merger or any of the other transactions contemplated by the Reorganization Agreement or impairs in a material respect the contemplated benefits to La-Z-Boy, LZB Acquisition or E/C of the Reorganization Agreement, the Merger or any of the other transactions contemplated by the Reorganization Agreement; and

           (ix) the E/C shareholders designated in a schedule to the Reorganization Agreement as affiliates of E/C shall have executed and delivered to La-Z-Boy an agreement under Rule 145 under the Securities Act requiring that transfers of La-Z-Boy Common Stock after the Merger comply with the requirements of Rule 145 and other applicable provisions of the Securities Act.


     The obligation of La-Z-Boy and LZB Acquisition (sometimes referred to collectively as the "LZB Companies") to effect the Merger is subject to the satisfaction by E/C or waiver by the LZB Companies of the following additional conditions:

            (i) the representations and warranties of E/C in the Reorganization Agreement must be true and correct in all material respects as of the date of the Reorganization Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time as though made on and as of such time, except as otherwise contemplated by the Reorganization Agreement;

           (ii) E/C shall have performed in all material respects all obligations required to be performed by it under the Reorganization Agreement at or prior to the Effective Time;

          (iii) E/C shall have obtained the consent or approval of each person (other than those of certain governmental entities) whose consent or approval shall be required in order to permit the succession by the corporation surviving the Merger pursuant to the Plan of Merger to any obligation, right or interest of E/C under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument;

           (iv) the LZB Companies shall have received the opinion of Miller, Canfield, Paddock and Stone, P.L.C., dated the effective date of the Registration Statement and the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;

            (v) the LZB Companies shall have received from Baker, Donelson, Bearman & Caldwell, counsel to E/C, (A) an appropriate letter regarding the Registration Statement, this Proxy Statement/Prospectus and certain related matters, and (B) an opinion as to such matters as are customary for transactions of the type contemplated by the Reorganization Agreement, all in form and substance reasonably acceptable to the LZB Companies;

           (vi) the total debt of E/C shall not exceed $30,000,000 at the Effective Time;

          (vii) the LZB Companies shall have received the tax lock-up letters described under "Certain Federal Income Tax Consequences" from all E/C shareholders who have elected to receive La-Z-Boy Common Stock in the Merger and from those E/C shareholders designated in a schedule delivered to the LZB Companies pursuant to the Reorganization Agreement;

         (viii) BDO Seidman shall have delivered to the LZB Companies its opinion with respect to E/C's status as an electing small business corporation under the Code, in form and content acceptable to the LZB Companies;

           (ix) each of the officers and directors of E/C shall have delivered to the LZB Companies documents, in form and substance reasonably satisfactory to the LZB Companies, pursuant to which such officers and directors forever waive and release any and all claims they might otherwise have (whether under the charter or bylaws of E/C, the articles of incorporation or bylaws of either of the LZB Companies, by contract, or otherwise) for indemnification or for the payment of advancing of expenses relating in any way to any disputes which may arise between such officer or director and either the Reorganization Agreement or the transactions contemplated hereby; and

            (x) each holder of E/C Class A Stock shall have executed and delivered to E/C (with copies to the LZB Companies) documents, in form and substance satisfactory to La-Z-Boy in its reasonable judgment, acknowledging that any and all employment contracts between such person and E/C have been terminated and releasing E/C and LZB Acquisition from any further liability thereunder, including (but not limited to) any liability with respect to such termination.

     The obligation of E/C to effect the Merger is subject to the satisfaction by the LZB Companies or the waiver by E/C of the following additional conditions:

            (i) the representations and warranties of the LZB Companies set forth in the Reorganization Agreement shall be true and correct in all material respects as of the date of the Reorganization Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time as though made on and as of such time, except as otherwise contemplated by the Reorganization Agreement;

           (ii) the LZB Companies shall have performed in all material respects all obligations required to be performed by them under the Reorganization Agreement at or prior to the Effective Time;

          (iii) the LZB Companies shall have obtained the consent or approval of each person (other than those of certain governmental entities) whose consent or approval shall be required in connection with the transactions contemplated by the Reorganization Agreement under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which any of the LZB Companies is a party or is otherwise bound;

           (iv) E/C shall have received the opinion of Miller, Canfield, Paddock and Stone, P.L.C., dated the effective date of the Registration Statement and the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;

            (v) E/C shall have received from Miller, Canfield, Paddock and Stone, P.L.C., (A) an appropriate letter regarding the Registration Statement, this Proxy Statement/Prospectus and certain related matters,
     (B) an opinion, dated the Effective Time, as to such matters as are customary for transactions of the type contemplated by the Reorganization Agreement, all in form and substance reasonably acceptable to E/C; and

           (vi) E/C shall have received the tax lock-up letters described under "Certain Federal Income Tax Consequences."

TERMINATION; LIQUIDATED DAMAGES; TERMINATION FEE

     The Reorganization Agreement and the Plan of Merger, and the transactions contemplated thereby, may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of E/C:

            (i) by mutual consent of E/C and the LZB Companies if the Board of Directors of each so determines by a vote or a majority of the members of the entire Board;

           (ii) by E/C or either of the LZB Companies upon written notice to the others if (A) any Requisite Regulatory Approval shall have been denied or any Materially Burdensome Condition shall have been imposed, or (B) any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Reorganization;

          (iii) by E/C or either of the LZB Companies upon written notice to the others if the Merger shall not have been consummated on or before April 15, 1995 (later extended by mutual agreement to April 28, 1995), provided that a party may not terminate under this provision if such party is in breach in any material respect of the Reorganization Agreement;

           (iv) by E/C or either of the LZB Companies upon written notice to the others if any approval of the shareholders of E/C required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at the Meeting;

            (v) by E/C or the LZB Companies upon written notice to the others if there shall have been a material breach of any of the representations or warranties or covenants and agreements set forth in the Reorganization Agreement on the part of E/C (in the case of the LZB Companies) or either of the LZB Companies (in the case of E/C);

           (vi) by either of the LZB Companies upon written notice to E/C if, after recommending in this Proxy Statement/Prospectus that shareholders approve the Reorganization Agreement and the Plan of Merger, the E/C Board shall withdraw, modify, or amend such recommendation in any respect materially adverse to the LZB Companies; or

          (vii) by either of the LZB Companies upon written notice to E/C if E/C shall have authorized, recommended, proposed, or announced an intention to authorize, recommend, or propose, or entered into an agreement with any person (other than any of the LZB Companies) to effect, a "Takeover Proposal" (as defined in the Reorganization Agreement) or shall fail to publicly oppose a tender offer or exchange offer by another person based on a Takeover Proposal.

     In the event of termination of the Reorganization Agreement by E/C or the LZB Companies, the Reorganization Agreement will become void and have no effect except (i) with respect to certain specified provisions of the Reorganization Agreement relating to confidentiality, expenses, the effect of termination, employees, liquidated damages, termination fees, third party beneficiaries and governing law, and (ii) subject to the payment of specified liquidated damages, no party shall be relieved or released from any liabilities or damages arising out of the breach by such party of any provision of the Reorganization Agreement or the Plan of Merger.

     In the event that (i) at any time prior to termination of the Reorganization Agreement E/C authorizes, recommends, publicly proposes or publicly announces an intention to authorize, recommend or propose, or enters into an agreement with any person (other than any of the LZB Companies) to effect a Takeover Proposal or shall fail to publicly oppose a tender offer or exchange offer by another person based on a Takeover Proposal, or (ii) any approval of the shareholders of E/C required for consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote of shareholders, or (iii) E/C fails to hold the Meeting, or (iv) the E/C Board shall have withdrawn, modified or amended its recommendation that E/C shareholders approve and adopt the Reorganization Agreement and the Plan of Merger in any respect materially adverse to the LZB Companies; or (v) the LZB Companies, or either of them, shall terminate the Reorganization Agreement due to a material breach of any of the covenants and agreements set forth therein on the part of E/C, E/C shall, within 10 days after notice of the occurrence thereof by La-Z-Boy, pay to La-Z-Boy the sum of $500,000 as liquidated damages.

     In the event that E/C shall terminate the Reorganization Agreement due to the material breach of any of the covenants and agreements set forth therein on the part of the LZB Companies, or either of them, La-Z-Boy shall, within 10 days after notice of the occurrence thereof by E/C, pay to E/C the sum of $500,000 as liquidated damages.

EXPENSES

     If the Merger is consummated, all costs and expenses incurred in connection with this Agreement will be paid by the Surviving Corporation, and if the Merger is not consummated, all such costs and expenses will be paid by the party incurring the same.

AMENDMENT; WAIVER

     The Reorganization Agreement may be amended by the parties thereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of E/C, provided, that after any such approval, no amendment shall be made which by law requires further approval by such shareholders, without such further approval. The Reorganization Agreement may not be amended except in writing.

     At any time prior to the Effective Time, the parties to the Reorganization Agreement, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (ii) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto, and (iii) waive compliance with any of the agreements or conditions contained therein. Any agreement on the part of a party to the Reorganization Agreement to any such extension or waiver must be in a written instrument.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes the material federal income tax consequences of the Merger. This summary is based in part on the opinion delivered by Miller, Canfield, Paddock and Stone, P.L.C., which opinion is based on certain assumptions, matters of reliance and on representations made by La-Z-Boy and E/C, and is subject to certain exceptions and limitations included in such opinion. A copy of the opinion has been filed as an Exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part. This summary does not discuss, and the opinion does not cover, the tax consequences that may be relevant to certain shareholders of E/C entitled to special treatment under the Internal Revenue Code of 1986, as amended (the "Code").

This summary also does not discuss, and the opinion does not cover, the tax consequences to E/C shareholders who acquired their shares pursuant to the exercise of employee stock options, warrants or otherwise as compensation. In addition, the opinion assumes the E/C shareholders hold their shares as capital assets and does not address state, local or foreign tax consequences of the Merger.

     In the opinion of Miller, Canfield, Paddock and Stone, P.L.C., the Merger will be treated as a reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(D) of the Code, and La-Z-Boy, LZB Acquisition and E/C will each be treated as a party to the reorganization under Section 368(b) of the Code.

     In light of such opinion, E/C believes that:

            (i) No gain or loss will be recognized by La-Z-Boy, LZB Acquisition or E/C as a consequence of the Merger.

           (ii) No gain or loss will be recognized by an E/C shareholder upon the exchange of E/C Stock solely for La-Z-Boy Common Stock.

          (iii) Gain or loss will be recognized by an E/C shareholder upon the receipt of cash in lieu of a fractional interest in a share of La-Z-Boy Common Stock to which such shareholder is entitled. The payment of cash in lieu of fractional share interests will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by La-Z-Boy, and will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code. Accordingly, any gain or loss recognized by an E/C shareholder upon the receipt of cash in lieu of a fractional interest in a share of E/C Stock to which such shareholder is entitled will be taxable as a capital gain or loss (long-term or short-term, depending on whether the shareholder had held the share of E/C Stock giving rise to such fractional interest for more than one year at the Effective Time), provided such E/C Stock was held as a capital asset at the Effective Time.

           (iv) The Federal income tax basis of a share of La-Z-Boy Common Stock received by an E/C shareholder receiving solely La-Z-Boy Common Stock in exchange for his E/C Stock and recognizing no income, gain or loss on the exchange will be approximately 27.382655% of the basis of each share of E/C Stock exchanged therefor.

            (v) The holding period of the La-Z-Boy Common Stock received by a non-dissenting E/C shareholder will include the period during which the E/C Stock exchanged therefor was held, provided such E/C Stock was held as a capital asset at the Effective Time.

           (vi) Income, gain or loss may be recognized by an E/C shareholder who receives a La-Z-Boy Note and/or cash in exchange for the shareholder's E/C Stock. Any such income or gain recognized by an E/C shareholder upon receipt of a La-Z-Boy Note and/or cash may be characterized as capital gain or as ordinary (dividend) income depending upon whether the receipt of the La-Z-Boy Note and/or cash has the effect of the distribution of a dividend as interpreted under the Code and law currently in effect. If gain realized upon the receipt of a La-Z-Boy Note and/or cash has the "effect of the receipt of a dividend" or is treated as "substantially equivalent to a dividend" under the Code, then such shareholder will include such gain in gross income as ordinary (dividend) income to the extent of his ratable share of the undistributed earnings and profits of E/C. The remaining gain recognized by said shareholder will be taxable as a capital gain (long-term or short-term, depending on whether such E/C Stock had been held for more than one year at the Effective Time) unless such E/C Stock was not held as a capital asset at such time. Such income, gain or loss will be recognized as of the Effective Time, unless the exchange qualifies for deferral as an installment sale under the Code and the shareholder does not elect to have the installment method not apply. In determining whether such distribution will be treated as "substantially equivalent to a dividend," rules similar to those of Code Section 302 (discussed in paragraph (vii) below) will generally be applicable.

          (vii) An E/C shareholder who dissents to the proposed transaction and receives only cash in exchange for shares of E/C Stock will be treated as having received a distribution in redemption of the shareholder's shares, and will be taxed under the rules of Code Section 302. If such redemption is treated as a distribution in full payment for the shareholder's E/C stock pursuant to Code Section 302(a), such gain or loss will be taxable as a capital gain or loss (long-term or short-term, depending on whether such E/C Stock had been held for more than one year at the Effective Time), provided such Common Stock was held as a capital asset at such time. Alternatively, if the payment of cash to a dissenting E/C shareholder is not treated as in exchange for such shareholder's E/C stock under Code Section 302(a), such payment will be treated as a distribution to which Section 301 of the Code applies. In such event, such shareholder generally will include such payment in gross income as a dividend to the extent of his ratable share of the undistributed earnings and profits, and the remainder of the payment will generally first be applied to reduce the shareholder's basis in his E/C Stock and the remainder will generally be taxable as a capital gain (long-term or short-term, depending on whether such E/C
     Stock had been held for more than one year at the Effective Time) unless such E/C Stock was not held as a capital asset at such time. Such shareholder will recognize capital gain or loss (measured by the difference between the amount of cash received and the shareholder's tax basis in the shares of E/C Stock exchanged) if the shareholder has completely terminated his actual and constructive ownership interest (described below) in E/C and in La-Z-Boy within the meaning of Section 302(b)(3). If the shareholder has not completely terminated his interest in E/C and in La-Z-Boy under Section 302(b)(3), the amount of cash received may be taxed as ordinary (dividend) income (and proper adjustment of the basis in the remaining stock must be made) unless the exchange qualifies for capital gain or loss treatment under one of the other exceptions from dividend treatment contained in Section 302(b). These exceptions include an exchange that is "not essentially equivalent to a dividend" under Section 302(b)(1), or that results in a "substantially disproportionate" reduction in a shareholder's stock interest under
     Section 302(b)(2). For purposes of applying the Section 302(b) tests described above, a shareholder of E/C will be considered to own all or a portion of any E/C stock and of any portion of any La-Z-Boy stock owned directly or indirectly by his or her parents, spouse, children and grandchildren; a partner's proportionate share of any stock held by a partnership of which the shareholder is a partner; a portion of the stock held by a trust of which the shareholder is a beneficiary or is treated as the owner for tax purposes; a beneficiary's share of any stock held by a corporation in which the shareholder owns 50% or more value of the stock. In addition, a shareholder will be considered to own stock that the shareholder has an option to acquire. Also, a shareholder that is a partnership, estate, trust, or corporation may be considered to own stock owned by its partners, grantors, beneficiaries, or shareholders, as the case may be, but there is no "double" attribution from such partnership, trust, estate or corporation to another shareholder. Moreover, in certain cases, an individual shareholder may be able to avoid constructive ownership of stock owned by family members for purposes of Section 302(b)(3) by meeting the requirements of Section 302(c)(2). Any shareholder of E/C who does not receive any La-Z-Boy Common Stock in exchange for his stock in E/C, but whose spouse, parents, children, or grandchildren own La-Z-Boy Common Stock directly or indirectly, is urged to consult with his or her tax advisor about the agreement provided for under Section 302(c)(2) and the other requirements of Code Section 302.

          (viii) In addition to receiving Merger consideration received at the Effective Time, shareholders of E/C will receive one Performance Unit for each share of E/C Stock surrendered in the Merger. For Federal income tax purposes, the Performance Units will be treated as "contingent consideration" received in the Merger. The Internal Revenue Service ("IRS") has issued safeharbor guidelines set forth in Revenue Procedure 84-42, 1984-1 CB 521 applicable to the receipt of shares of capital stock as contingent consideration in a merger qualifying under Code
     Section 368. These guidelines include the requirement that the maximum amount of contingent consideration that may be issued under the agreement is stated and the requirement that at least fifty (50%) percent of the maximum number of shares in the agreement, which may be issued are issued in the initial distribution (i.e., at the Effective Time).

     E/C believes that the IRS requirements regarding the receipt of "contingent consideration" in a tax-free reorganization will be satisfied, and that an E/C shareholder's receipt of a Performance Unit at the Effective Time will generally not give rise to current Federal income tax. In addition, the receipt of La-Z-Boy Common Stock under the Performance Units will be taxed under the Code's rules applicable to "fixed period contingent payment installment sales" set forth in Temporary Treasury Regulation Section 15A.453-1(c)(3), as outlined below. Under these rules, the receipt of La-Z-Boy Common Stock will not be taxable to the E/C shareholders in the year of receipt except for the portion of the La-Z-Boy Common Stock (the "Imputed Interest Amount") treated as interest income under the Code. In this regard, the Imputed Interest Amount will generally equal the excess of (a) the fair market value as of the day of receipt of the additional La-Z-Boy Common Stock over (b) such fair market value amount discounted back to the Effective Time using the Code's prescribed discount rate.

     It should be noted that actions taken by E/C shareholders after consummation of the Merger in connection with the disposition of shares of La-Z-Boy Common Stock received in the Merger could cause the Merger to fail to satisfy the "continuity of interest" requirement under the Code and thus cause the tax consequences described above to be different. The shareholders of E/C have executed tax lock-up letters designated to prevent such disqualifying dispositions. See "Tax Lock-up Letters" below.

     THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. THE DISCUSSION DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS.
IN ADDITION, THE DISCUSSION REGARDING THE RECEIPT OF CONTINGENT CONSIDERATION BY THE E/C SHAREHOLDERS IS ONLY A SUMMARY OF THE APPLICABLE RULES AND SHOULD NOT BE RELIED UPON. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGES COULD AFFECT THE
CONTINUING VALIDITY OF THIS DISCUSSION. EACH E/C SHAREHOLDER SHOULD CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL LAWS OR OTHER TAX LAWS.

TAX LOCK-UP LETTERS

     Consummation of the Reorganization is conditioned upon there being executed and delivered certain "tax lock-up letters" by all of the holders of E/C Stock who will receive shares of La-Z-Boy Common Stock in the Merger. These tax lock-up letters essentially prohibit sales or dispositions of the shares of La-Z-Boy Common Stock subject thereto prior to the second anniversary of the consummation of the Merger other than pursuant to "Permitted Transfers." For purposes of the foregoing, a "Permitted Transfer" is (i) a disposition by will or under the laws of descent and distribution; (ii) an offering, sale or other disposition by any shareholder which is not a natural person to any corporation in which the direct or indirect parent of such shareholder owns, directly or indirectly, 100% of the outstanding capital stock of such corporation; (iii) a transfer by operation of law; or (iv) a disposition to any person who receives shares of La-Z-Boy Common Stock in the Merger.

RESALE OF LA-Z-BOY COMMON STOCK; RESTRICTIONS ON TRANSFER

     The shares of La-Z-Boy Common Stock to be issued in the Merger will be registered under the Securities Act and will be transferable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an "affiliate" of E/C for purposes of Rule 145 under the Securities Act. Affiliates may not sell shares of La-Z-Boy Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act.

     In addition, shareholders of E/C executing and delivering "tax lock-up letters" will be subject to the restrictions on disposition set forth therein. See "Tax Lock-up Letters."

STOCK LISTING

     The shares of La-Z-Boy Common Stock to be issued in the Merger will be approved for listing on the NYSE and the PSE subject to official notice of issuance and to the approval by the shareholders of E/C of the Merger.


           MANAGEMENT OF THE SURVIVING CORPORATION AFTER THE MERGER

     It is expected that certain of the current officers and directors of E/C will continue to be employed by the Surviving Corporation after the Merger. Consequently, those officers and directors may have interests in the proposed transaction which are in addition to their objective of serving the best interests of E/C's shareholders. It is anticipated that, upon consummation of the Merger, the Board of Directors of the Surviving Corporation will consist of four persons, one of whom will be Mr. Rodney D. England, the current Chairman of the Board, President, and Chief Executive Officer of E/C, and the remainder of whom will be current officers of La-Z-Boy. In addition, following consum-mation of the Merger, it is expected that (i) Mr. England will become the President and Chief Executive Officer of the Surviving Corporation, (ii) Mr. Otis S. Sawyer, the current Vice President Finance of E/C, will become Vice President Finance of the Surviving Corporation, (iii) Mr. Dennis C. Valkanoff, the current Vice President Business Development of E/C, will become a Vice President of the Surviving Corporation, (iv) Mr. James L. Price, the current Vice President Manufacturing of E/C, will become Vice President Manufacturing of the Surviving Corporation, and (v) the remaining officers of the Surviving Corporation will consist of current officers of La-Z-Boy.



              PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION


     The following unaudited pro forma condensed combined financial statements are presented to illustrate the financial statement effect of the Merger, as described previously in this Proxy Statement/Prospectus, and should be read in conjunction with the historical financial statements of E/C and La-Z-Boy contained elsewhere herein and incorporated herein by reference. The pro forma condensed combined financial statements have been prepared assuming that the Merger will be accounted for as a purchase and, accordingly, the cost of E/C assets acquired and liabilities assumed will be allocated at their estimated fair values, based upon appraisals, net realizable values, or other analysis, with appropriate recognition given to the effect of current interest rates and income taxes. The excess of the net assets acquired over the purchase price will be recorded as goodwill. The pro forma fair values used herein are preliminary and subject to further refinement, however, the final allocation is not expected to materially differ from the pro forma presentation.


     The accompanying unaudited pro forma condensed combined balance sheet adjusts the historical balance sheets of La-Z-Boy and E/C at January 28, 1995 and December 31, 1994, respectively, as if the Merger had occurred as of that period end.


     The accompanying unaudited pro forma condensed combined statements of operations adjust the historical statements of operations of La-Z-Boy and E/C for their respective fiscal years ended April 30, 1994 and June 30, 1994 and for the nine month periods ended January 28, 1995 and December 31, 1994, respectively, as if the Merger had become effective at the beginning of each of the respective periods presented.



     The pro forma condensed combined financial statements may not be indicative of the combined results of operations or combined financial position that actually would have been achieved if the Merger had been in effect as of the date and for the periods indicated or which may be obtained in the future.

             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
            REFLECTING LA-Z-BOY AFTER GIVING EFFECT TO THE MERGER
                            (Dollars in thousands)

                                                                  Unaudited
                                  Unaudited  Unaudited            Pro Forma
                                  La-Z-Boy      E/C        -----------------------
                                   1/28/95    12/31/94       Adjustments(1) Balance
Current Assets
  Cash and equivalents             $ 41,552     $   285      $(6,515)(b)   $ 35,322
  Receivables                       166,506       3,721                     170,227
  Inventories                        75,634       9,031                      84,665
  Deferred income taxes              17,820                                  17,820
  Other current assets                5,084         335                       5,419
      Total current assets          306,596      13,372       (6,515)       313,453

Property, plant, and equipment       97,552      21,679                     119,231
Goodwill                             20,085                   20,769 (b)     40,854
Other long-term assets               17,191         568                      17,759
      Total assets                 $441,424     $35,619      $14,254       $491,297

Current Liabilities
  Current portion of long-term
   debt                            $  1,875     $ 2,325                    $  4,200
  Accounts payable                   29,761       4,929                      34,690
  Other current liabilities          44,528       3,214                      47,742
    Total current liabilities        76,164       10,468                     86,632

Long-term debt                       56,245      12,345      $ 6,515 (b)     75,105
Deferred income taxes                 6,424         140          860 (a)      7,424
Other long-term liabilities           8,170           0                       8,170
Equity subject to redemption                     12,666     (12,666) (b)          0
Shareholder's equity                294,421           0       19,545 (b)    313,966
    Total liabilities, equity
     subject to redemption and
     shareholders' equity          $441,424     $35,619      $14,254       $491,297


- -----------------

     (1) The pro forma condensed combined balance sheet has been prepared to reflect the acquisition of E/C by La-Z-Boy for an estimated aggregate price of $32,575 and a negotiated value of $30 per share of La-Z-Boy Common Stock. The
$30
value per share is the value stated in the Plan of Merger and was used to determine the ratio of exchange.  At March __, 1995, the closing price for La-Z-Boy Common
Stock was $____.  The Plan of Merger requires that more than 50% of the initial consideration be paid in La-Z-Boy Common Stock with the remainder paid in cash and/or La-Z-Boy Notes.  Furthermore, additional payments in La-Z-Boy Common
Stock may be required if the Surviving Corporation exceeds predetermined Pre-Tax
Income, as defined and determined in accordance with the Plan of Merger in the two successive twelve month periods following the Merger. It should be noted that E/C has not attained these performance levels at any time in its history.  These possible additional payments have not been reflected in the pro forma condensed combined balance sheet. Should such additional payments be required, La-Z-Boy will record additional goodwill which will be amortized over the remaining life of the original goodwill. For purposes of these pro forma adjustments, it is assumed that 60% of the initial consideration will be made in La-Z-Boy Common Stock, 20% in cash, and 20% in
La-Z-Boy notes. Pro forma adjustments are made to reflect:

     (a) The estimated deferred income tax liability arising upon termination of E/C's S-corporation tax status.

     (b) Consideration given in the form of cash payment of $6,515, La-Z-Boy Notes of $6,515 at 8% for four years, and 651,500 shares of La-Z-Boy Common Stock issued and valued at $30 per share, with the excess of acquisition cost ($32,575) over the estimated fair market value of net assets acquired ($11,806) resulting in $20,769 of goodwill. The estimated Fair Market Value of net assets acquired is equal to the E/C equity subject to redemption less the estimated deferred income tax liability from (a) above.


     The pro forma balance sheet reflects dividends totaling approximately $856 declared by E/C but not paid as of December 31, 1994.

     In February 1995, E/C received life insurance proceeds totaling $850 on key man policies covering the former chairman of the board, Dwight England, who died in January, 1995.  On February 23, 1995 E/C distributed 50% of these proceeds or
$1.43 per share to its shareholders in accordance with the provisions of the
Reorganization Agreement.  See "The Merger and Related Transactions -
Distributions Prior to Closing."  Dividends will be distributed for the period
January 1, 1995, through the Effective Time of the merger based on 60% of the taxable income earned during this period.  Such dividends have not been reflected in this pro forma table.

     If the payment was based on the maximum La-Z-Boy Notes of $10,000 or 31%,
51% La-Z-Boy Stock and 18% cash, Total assets and Total liabilities, equity subject to redemption and shareholders' equity would be $491,857.  If the payment was based on 92% La-Z-Boy Stock, 8% cash and no La-Z-Boy Notes, Total assets and Total liabilities, equity subject to redemption and shareholders'equity would be $495,237.





               UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT
                      OF OPERATIONS REFLECTING LA-Z-BOY
                      AFTER GIVING EFFECT TO THE MERGER
                    (in thousands, except per share data)

                                     La-Z-Boy                                (Unaudited)
                                    Year Ended          E/C                   Pro Forma
                                    (53 weeks)      Year Ended       ------------------------
                                     4/30/94          6/30/94        Adjustments(1)   Balance

Sales                                $ 804,898      $ 105,781                       $ 910,679

Cost of sales                          593,890         87,288                         681,178


Gross profit                           211,008         18,493                         229,501

Selling, general, and
administrative expense(3)              151,756         14,484         $   720 (b)     166,960

Operating profit                        59,252          4,009            (720)         62,541

Interest expense                         2,822          1,387             521 (a)       4,730

Other income                             1,725             79            (228)(c)       1,576

Pre-tax income                          58,155          2,701          (1,469)         59,387

                                                                          872 (d)
Income taxes                            23,438            122            (291)(e)      24,141

Income before accounting change      $  34,717      $   2,579         $(2,050)      $  35,246
Pro forma taxes                                           994

Pro forma net income                                 $  1,707

Average shares and equivalent
shares outstanding                      18,268                            652(2)       18,920

Income per share before
accounting change                    $    1.90                                      $    1.86

- ----------------

     (1) The pro forma condensed combined statement of operations has been adjusted by the following to reflect the Merger as if it were effective at the beginning of the period:

     (a) Additional annual interest expense of $521 attributed to assumed issuance of La-Z-Boy Notes of $6,515 at 8%.

     (b) Amortization of estimated goodwill on a straight line basis over 30 years.

     (c) Reduction in interest income of $228 attributed to assumed payment of $6,515 in cash at 3.5%, the average interest rate for investments during the period.

     (d) Reflects additional income taxes on historical earnings of E/C as if E/C was not an S corporation during the period. For purposes of this calculation a combined federal and state rate of 36.8% was used. The federal tax portion was derived by subtracting the actual state taxes incurred from the estimated combined taxes.

     (e) Reduction of income taxes related to the additional expenses and a decrease in interest income, excluding non-deductible amortization, at an effective rate of 38.9%. As a tax free reorganization, the goodwill and resulting amortization are not recognized or deductible for tax purposes.

     (2) Assumes 651,500 shares of La-Z-Boy Common Stock are issued to E/C shareholders, as described in note 1 to the pro forma condensed combined balance sheet.

     (3) During the fourth quarter of fiscal 1994 E/C recorded a charge of $600 in connection with a one-time bonus paid to its former chief executive officer.

     If the payment was based on the maximum La-Z-Boy Notes of $10,000 or 31%, 51% La-Z-Boy Stock and 18% cash, the income per share before accounting change would be $1.86. If the payment was based on 92% La-Z-Boy Stock, 8% cash and no La-Z-Boy Notes, the income per share before accounting change would be $1.85.


        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
OPERATIONS
            REFLECTING LA-Z-BOY AFTER GIVING EFFECT TO THE MERGER
                    (In thousands, except per share data)

                                   (Unaudited)  (Unaudited)
                                    La-Z-Boy        E/C             (Unaudited)
                                    39 Weeks     9 Months            Pro Forma
                                      Ended        Ended     ------------------------
                                    1/28/95     12/31/94(1)   Adjustments(2)  Balance

Sales                                $ 615,787   $  76,817                   $ 692,604

Cost of sales                          458,237      63,138                     521,375
  Gross profit                         157,550      13,679                     171,229

Selling, general, and
 administrative expenses               116,187      10,472      $  519 (b)     127,178

  Operating profit                      41,363       3,207        (519)         44,051

Interest expense                         2,455        1,361       $ 391(a)       4,207

Other income                             1,705          90        (244)(c)       1,551

Pre-tax income                        40,613        1,936        (1,154)        41,395

                                                                    631(d)
Income taxes                            17,044          82        (247)(e)      17,510

Net income                           $  23,569   $    1,854       $(1,538)   $  23,885

Pro forma income taxes                                 713

Pro forma net income                             $    1,223

Average shares and equivalent
  shares outstanding                    18,083                     652 (3)      18,735

Income from continuing operations
  per share                          $    1.30                               $    1.27


- ------------------

     (1) E/C's fiscal year ends on June 30; therefore, its operating results for the nine months ended December 31, 1994 include the fourth quarter of its fiscal year ended June 30, 1994. During the fourth quarter of fiscal 1994, E/C recorded a charge of $600 to selling, general and administrative expenses in connection with a one-time bonus paid to its former chief executive officer.

     (2) The pro forma income statement has been adjusted by the following to reflect the Merger as if effective at the beginning of the period:

     (a) Additional interest expense of $391 attributed to assumed issuance of La-Z-Boy Notes of $6,515 at 8%.

     (b) Amortization of estimated goodwill on a straight line basis over 30 years.

     (c) Reduction in interest income of $244 attributed to assumed payment of $6,515 in cash at 5%, the average interest rate for investments during the period.

     (d) Reflects additional income taxes on historical earnings of E/C as if E/C was not an S corporation during the period. For purposes of this calculation a combined federal and state tax rate of 36.8% was used. The federal tax portion was derived by subtracting the actual state taxes incurred from the estimated combined taxes.

     (e) Reduction of income taxes related to the additional expenses and a decrease in interest income, excluding non-deductible amortization, at an effective rate of 38.9%. As a tax free reorganization, the goodwill and resulting amortization are not recognized or deductible for tax purposes.

     (3) Assumes 651,500 shares of La-Z-Boy Common Stock are issued to E/C shareholders, as described in note 1 to the pro forma condensed combined balance sheet.

     If the payment was based on the maximum La-Z-Boy Notes of $10,000 or 31%, 51% La-Z-Boy Stock and 18% cash, the income per share before accounting change would be $1.28. If the payment was based on 92% La-Z-Boy Stock, 8% cash and no La-Z-Boy Notes, the income per share before accounting change would be $1.27.



                            ENGLAND/CORSAIR, INC.

SELECTED FINANCIAL DATA

     The following table sets forth certain condensed historical financial data of E/C and is based on the financial statements of E/C, including the notes thereto, which appear elsewhere in this Proxy Statement/Prospectus and should be read in conjunction therewith. See "England/Corsair, Inc. Financial Statements." Interim unaudited data for the six months ended December 31, 1994 and 1993 reflect, in the opinion of management of E/C, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the six months ended December 31, 1994 and 1993 are not necessarily indicative of results that may be expected for any other interim period or for the fiscal year as a whole.


                                     (In thousands except per share data)

                                  (unaudited)
                                   Six Months
                              Ended December 31,                       Fiscal Years Ended June 30,
                            ----------------------   -------------------------------------------------------------

Statement of                     1994        1993        1994         1993         1992         1991        1990
Operations Data:
Net sales                   $  50,127    $  50,524    $ 105,781    $  99,435    $  86,175    $ 72,729    $  65,242

Cost of sales                  41,183       41,609       87,288       79,905       69,107      60,157       53,947

Gross profit                    8,944        8,915       18,493       19,530       17,068      12,572       11,295

Selling, general, and
administrative
expenses(3)                     6,094        6,686       14,484       12,632       10,040       8,422        7,707

Operating profit                2,850        2,229        4,009        6,898        7,028       4,150        3,588

Interest expense - net            916          556        1,318        1,073        1,305       1,833        1,421

Miscellaneous income               38           11           10           57           70          187          57

Pre-tax income                   1,972        1,684        2,701        5,882        5,793       2,504       2,224

Income taxes(1)                    81           67          122         (499)       2,100          930         820

Net income                  $    1,891    $   1,617    $   2,579    $   6,381    $   3,693    $  1,574    $  1,404

Pro forma income taxes(1)          727          620          994        2,165

Pro forma net income        $    1,245    $   1,064    $   1,707    $   3,717

Weighted average shares
used in per share
calculations                      297          298          297          298          298          322         339

Net income per share -
historical                                                                      $   12.39    $    4.90    $   4.14

Pro forma net income per
share                       $    4.19    $    3.57    $    5.75    $   12.47


Dividends per share(2)      $    3.36    $    5.92    $   15.88    $    8.81    $    2.00         -0-         -0-

                                   (unaudited)
                               As of December 31,                              As of June 30,
                            -----------------------  --------------------------------------------------------------

Balance Sheet Data:                    1994               1994         1993         1992         1991
       1990
Total assets                          $35,619         $  34,367    $  28,416    $  23,335    $ 24,923    $  24,724

Long-term debt,
including current
portion                               $14,670         $  14,094    $   7,619    $   7,057    $   9,225   $   9,909

Total liabilities and equity
subject to redemption                 $35,619         $  34,367    $  28,416    $  23,335    $  24,923    $  24,724

- ---------------------------
(1) Beginning July 1, 1992, E/C elected to be treated as an "S corporation" for Federal income tax purposes and accordingly was not subject to Federal or certain state income tax at the corporate level. The 1994 and 1993 fiscal periods contain an illustration of "pro forma income taxes" which includes an additional estimated provision for income taxes based on pre-tax income as if E/C had not been an S corporation. E/C, for the 1993 fiscal year elected to adopt Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes"
     (FAS 109), and the pro forma provisions for income taxes for periods ending 1994 and 1993 have been reported in accordance with FAS 109.
     The adoption of FAS 109 did not have a material effect on E/C's results of operations.

(2) In May 1994 E/C instituted a plan of management succession which involved paying non-recurring distributions of AAA earnings (previously undistributed taxable earnings of $2,520 since the S corporation election) to its shareholders along with a one time bonus of $600 to the retiring Chairman of the Board Dwight England. Subsequent to this distribution selected shareholders loaned funds totaling $1,288 back to E/C in the form of subordinated debt. To finance the succession plan and refinance its existing debt E/C negotiated a new loan agreement which provides a credit facility of $7,500 including a $3,750 term loan at 6.95% with the remainder as a revolving credit bearing interest at the prime rate less 1/2%. In anticipation of the Chairman of the Board's retirement and to prepare E/C for future expansion, new executive level positions were added in the areas of manufacturing, marketing, and finance.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF
OPERATIONS

      Results Of Operations

      Year Ended June 30, 1994 Versus Year Ended June 30, 1993

     E/C experienced a compounded growth rate in net sales of 15% from the period 1990 through 1993. During this same time period gross profits as a percent of net sales averaged 18.7%, and income before taxes averaged 5.0%. However, sales for the fiscal year ended June 30, 1994 grew at only 6.4% and income before taxes was 2.6% of sales, as shown in the table below.

                                           (Dollars in Thousands)

                         1994          1993          1992          1991         1990
Net sales                $105,781      $ 99,435      $ 86,175      $ 72,729      $ 65,242

Gross profits            $ 18,493      $ 19,530      $ 17,068      $ 12,572      $ 11,295
As a % to sales              17.5%         19.6%         19.8%         17.3%         17.3%

Income before
taxes                    $  2,701      $  5,882      $  5,793      $  2,504      $  2,224
As a % to sales               2.6%          5.9%          6.7%          3.4%          3.4%


     Management believes that the decline in the rate of sales growth can be attributed to a decision to limit the number of new products introduced into the market in the spring of 1993. Management's decision was based on a desire to minimize any disruption to a new manufacturing process implemented in the third quarter of the fiscal year ended June 30, 1993, which was undertaken in an effort to reduce direct labor and training expenses. Management anticipated that this manufacturing re-engineering would initially cause a reduction in productivity and an increase in employee turnover until fully implemented. During 1994, management noted that productivity has increased and exceeded the levels being attained prior to the re-engineering. It is management's belief that the new production system, which is based on group incentive pay, will provide a higher quality product at a lower overall cost to manufacture.

     Cost of goods sold for the fiscal year ended June 30, 1994 was 82.5% of sales compared to 80.4% for the fiscal year ended June 30, 1993. The increase in cost of goods sold of 2.1% for the year ended June 30, 1994 is the result of increases in material costs, direct labor and manufacturing overhead. Specifically, material costs increased by .81% of sales or 38.6% of the total increase in cost of goods sold. Direct labor and payroll taxes rose by .49% of sales or 23.14% of the total increase in cost of sales. Manufacturing overhead as a percent of sales rose primarily due to an increase in machinery and equipment repairs of .19%, an increase in depreciation expense of .11% and an increase in indirect labor of .32%. Taken together repairs, depreciation expense and indirect labor account for 29.7% of the total increase in cost of goods sold. Management attributes the majority of the increase in material cost and direct labor to the lack of new product introduction in 1993. When a new product is introduced it is designed to sell at a certain retail price point. This makes it difficult to pass on cost of living adjustments and raw material price increases to the consumer. As a product ages cost increases cause the products profit margins to decline unless the product is re-engineered to take cost out or replaced with a new style. E/C routinely reviews profit margins by style to determine which styles should be dropped and replaced.
At the 1994 fall furniture market, E/C made significant introductions of new products, which began shipping in January 1995.


     Margins were further depressed in fiscal 1994 by freight concessions designed to stimulate west coast sales. In February 1994, management began the process of phasing out these freight concessions, which has not yet been completed.

     Selling and administrative expenses as a percent of net sales were 13.7% for the fiscal year ended June 30, 1994 compared to 12.7% for the fiscal year ended June 30, 1993. Over half of the increase in selling and administrative costs can be attributed to a one time $600,000 bonus paid to the former chief executive officer.


     Also, in anticipation of the former chief executive officer's retirement, and to prepare E/C for future expansion, additional salaries and relocation costs were incurred in adding new executive level positions in manufacturing, marketing, and finance.

     Non-recurring legal and accounting fees relating to the preparation for a public offering (which was abandoned) further increased fiscal 1994 administrative costs. Additional legal fees were incurred in the drafting of a plan for management succession, which required the re-drafting of corporate bylaws. For the year ending June 30, 1994 professional fees for legal and accounting work performed in connection with the IPO and plan of management succession increased by approximately $250,000, or .22% of sales.

     Interest expense for the fiscal year ended June 30, 1994 increased to 1.3% of sales from 1.2%. In anticipation of the chief executive officer's retirement, E/C borrowed the funds necessary to restructure its existing debt and distribute substantially all undistributed S corporation earnings to the shareholders. The increase in interest expense resulted from additional debt incurred to finance the distributions and the increase in long term leases used to finance additional transportation equipment purchases.

Six Months Ended December 31, 1994 versus December 31, 1993

     Sales declined $397,000 for the six months ended December 31, 1994 when compared to the six months ended December 31, 1993. Management attributes part of the decline in sales revenue to its decision to limit new product to introductions in the fiscal year ended June 30, 1993. Other conditions depressing sales include the devaluation of the Canadian dollar, which depressed Canadian exports. For the six months ended December 31, 1994 Canadian sales were down by $1,919,993 compared to the six months ended December 31, 1993. All E/C's Canadian sales are quoted and paid in U.S. dollars thus E/C does not incur any foreign exchange risk. However, the decline in the Canadian dollar has caused the Canadian selling price of E/C's products to rise dramatically.

                        (Dollars in Thousands)
                 December 31, 1994   December 31, 1993

Net sales             $50,127            $50,524

Gross profit          $ 8,944            $ 8,915

As a % of Sales          17.8%              17.6%

Income before
taxes                 $  1,972            $ 1,684

As a % of Sales           3.9%               3.3%

     Gross profit as a percent of sales rose .2% in the six months ended December 31, 1994 when compared to the six months ending December 31, 1993. Selling, general and administrative expenses were 12.2% of net sales for the six months ended December 31, 1994 compared to 13.2% for the six months ended December 31, 1993. The decline in selling, general and administrative expenses as a percent of sales was the result of reductions in office staffing, advertising allowances, showroom expenses and commissions.
     Interest expense increased from $556,000 to $916,000 due to additional leases on transportation equipment and additional borrowing used to finance the management succession plan.


     Year Ended June 30, 1993 Versus June 30, 1992

     Sales for the fiscal year ended June 30, 1993 grew at 15.4% over the fiscal year ended June 30, 1992 in line with continued market penetration. Gross margins remained in line with the prior year. Income before taxes was 5.9% of sales, down 0.8% from the fiscal year ended June 30, 1992.

     Selling, general and administrative expenses increased to 12.7% of sales for the fiscal year ended June 30, 1993 compared to 11.7% for the fiscal year ending June 1992. The majority of the increase was due to increases in advertising expense, professional fees, warranty expenses, and 401(k) plan expenses.

     E/C instituted a 401(k) retirement plan for the first time in the fiscal year ended June 1993. Professional fees increased due to consulting associated with E/C's decision to elect S corporation status for Federal tax reporting.
An increase in warranty expense resulted from quality problems experienced as a result of the manufacturing re-engineering instituted in the third quarter of 1993. Management believes that quality control procedures have been more effective since that initial period.

     Liquidity And Capital Resources

     Year Ended June 30, 1994 Versus June 30, 1993

     Cash increased by $109,000 during the year ended June 30, 1994. The increase in E/C's cash position was only as a result of cash proceeds provided by debt financing. During 1994, E/C generated $5,419,000 in cash from opera-tions as compared with $8,124,000 during 1993. Net income of $2,579,000, depreciation and amortization totaling $2,574,000, and increases in accounts payable and accrued liabilities of $1,577,000 provided operating cash total-ing $6,730,000, which was partially offset by an increase in accounts receivable of $1,596,000.

     For the fiscal year ended June 30, 1993 E/C generated $6,381,000 in operating cash flow from net income along with $3,172,000 in cash flow resulting from an increase in accounts payable and depreciation of $1,908,000. An increase in inventory caused a reduction of operating cash flow totaling $1,529,000.

     For the fiscal year ended June 30, 1994 E/C raised additional capital by issuing long-term debt in the amount of $3,375,000 net of repayments.

     In 1994, a primary use of investing cash flows was $3,272,000 used to purchase plant and equipment (including a new 120,000 square foot manufacturing facility) compared to $2,965,000 in 1993. In both 1993 and 1994, transportation equipment additions were financed with long term capital leases. For the fiscal year ended June 30, 1994 dividends totaling $4,722,000 were paid to shareholders as part of the plan for management succession. Dividend distributions for 1993 totaled $3,234,000. In 1994, certain shareholders also loaned approximately $1,288,000 to E/C in the form of subordinated debt.

     To accomplish the 1994 plan of succession and to restructure its existing debt, E/C negotiated a new loan agreement which provides a credit facility of $7,500,000, including a $3,750,000 term loan at 6.95% with the remainder as a revolving credit bearing interest at the prime lending rate less 1/2%. The bank loan agreement requires no principal payments for a period of three years at which time the entire facility becomes a term note payable over four years with a ten year amortization and a balloon payment at the end of the seventh year.



Six Months Ended December 31, 1994 versus December 31, 1993

     Cash increased by $67,000 for the six months ending December 31, 1994. During this six months E/C generated $2,223,000 in cash from operations as compared to $2,934,000 for the six months ending December 31, 1993. In the six months ended December 31, 1994 net income of $1,891,000, depreciation and amortization totaling $1,699,000 and a decline in inventories of $520,000 provided cash totaling $4,110,000 which was partially offset by an increase in accounts receivable of $759,000 and a decline in accounts payable of $1,071,000.

     For the six months ended December 31, 1993 net income of $1,617,000, depreciation and amortization totaling $1,245,000, and a decline in accounts receivable of $373,000 along with an increase in accounts payable of $208,000 provided cash from operations totaling $3,443,000, which was partially offset by an increase in inventories of $260,000 and an increase in prepaid expenses of $249,000.

     For the six months ended December 31, 1994, $1,014,000 was used to purchase machinery and equipment compared to $641,000 for the six months ended
December 31, 1993.

    Dividends distributed for the six months ending December 31, 1994 were $143,000 as compared to $1,763,000 for December 31, 1993.

     As of December 31, 1994 E/C had $6,710,000 outstanding against the loan agreement. A portion of the $2,960,000 proceeds received during the six months ended December 31, 1994 were used to retire debt with another bank and other lenders whose loans had been collateralized by real property owned by E/C.




     Year Ended June 30, 1993 Versus June 30, 1992

     Cash increased by $12,000 for the fiscal year ended June 30, 1993. For the year ended June 30, 1993 E/C generated $8,124,000 in cash from operations compared to $4,679,000 for the year ended June 30, 1992. In 1993 net income of $6,381,000, depreciation and amortization of $1,908,000, and increases in payables and accrued expenses totaling $3,172,000 less the reduction in deferred income taxes of $784,000 provided cash totaling $10,677,000. The primary use of operating cash flows in 1993 was to fund an increase in inventories of $1,529,000 and to reduce income taxes payable by $934,000.

     In 1992, net income of $3,693,000, depreciation and amortization of $1,802,000, and a decrease in inventories totaling $1,093,000 provided cash totaling $6,588,000. The primary use of operating cash flows in 1992 was to reduce payables and accrued expenses totaling $2,290,000.

     For the year ended June 30, 1993, cash in the amount of $2,965,000 was used to purchase plant and equipment, compared to capital expenditures totaling $983,000 in 1992. Transportation equipment was financed with long-term capital leases in both 1993 and 1992. In 1993, dividends totaling $3,234,000 were paid to shareholders.


     Management believes that cash provided by operating activities, the bank loan agreement, and the availability of favorable transportation equipment leases will be sufficient to fund anticipated growth and to meet E/C's capital requirements through the fiscal 1997.


BUSINESS AND PROPERTIES

     E/C is a manufacturer of upholstered furniture which is targeted at moderate price points and sold under the England/Corsair brand name. E/C's products include motion and stationary upholstered furniture consisting of sofas, love seats, sleepers, matching chairs, recliners and accent chairs and occasional tables. E/C offers imported occasional table products manufactured from oak, maple and pine veneers which are designed to be coordinated with the upholstered products.


     Based on reported sales, E/C is in the top 40 largest U.S. residential furniture manufacturers according to Furniture Today (May 9, 1994). E/C's current product offerings include 45 separate style collections, each of which is comprised of pieces available in various combinations of colors, fabrics and styles, including colonial, traditional, contemporary, country and transitional styles.




     E/C's products are sold through independent sales representatives primarily to independent furniture retailers and specialty retailers, as well as to certain regional and national chains. E/C maintains approximately 2,000 active accounts located in all 50 states, most of which are independent furniture retailers.

     E/C produces its products to order at its six manufacturing facilities located in New Tazewell, Tennessee. E/C's present facilities comprise approximately 685,000 square feet of manufacturing space.

MARKET PRICE OF STOCK AND DIVIDENDS

     E/C has been a privately held corporation since its formation, and no trading market for E/C Stock exists. E/C declared cash dividends of $0.48 and $2.88 per share in the first and second quarters of the current fiscal year, respectively, $2.18, $3.75, $0.00, and $9.95, respectively, in the first through fourth quarters of the fiscal year ended June 30, 1994, and $0.00, $6.25, $0.00, and $2.56, respectively, in the first through fourth quarters of the fiscal year ended June 30, 1993.

MANAGEMENT AND RELATED MATTERS

      Directors and Executive Officers

                                                   YRS. OF
                                     DIRECTOR        CO.
          NAME              AGE        SINCE       SERVICE      BUSINESS EXPERIENCE
Rodney D. England           43         1987          26       He has been employed with
President, CEO and                                            E/C continuously since 1966,
Chairman of the Board                                         except for military service
                                                              from 1970-1972.

H. Wayne England            60         1969          25       He has direct responsibility
Executive Vice President,                                     for the outside sales force
Sales and Marketing                                           and assists in merchandising
                                                              and marketing.

Richard D. England          37         1989          22       He has held several positions
Vice President                                                from Plant Manager to Vice
Administration                                                President of Manufacturing to
                                                              Vice President of
                                                              Administration.

James L. Price              50         1994           1       He has been in the
Vice President of                                             furniture industry for 25
Manufacturing                                                 years.  He served as Vice
                                                              President of Manufacturing
                                                              for Goode Manufacturing
                                                              from 1992 to 1993, General
                                                              Manager of Schnadig
                                                              Corporation from 1991 to
                                                              1992, and Vice President
                                                              Manufacturing of T.P.I. from
                                                              1989 to 1991, all of which
                                                              are engaged in the furniture
                                                              business.

Otis S. Sawyer              37         1994           1       He was Controller of
Vice President Finance                                        Council Craftsmen, Inc.
                                                              (casegoods) from 1988 to
                                                              1993.  He holds an MBA
                                                              degree and is a certified
                                                              public accountant.

Walter Winding              54         1994           1       He has been an independent
                                                              consultant since 1994.
                                                              He was a Partner and
                                                              Director of H.M. Graphics
                                                              since 1993. He was
                                                              President and CEO of
                                                              Schweiger Industries
                                                              (furniture) from 1983 to
                                                              1993.

      Executive Compensation

     The following table provides information for each of E/C's last three completed fiscal years concerning the compensation of its Chief Executive Officer and of each other executive officer who served as such during the fiscal year ended June 30, 1994 and whose total salary and bonus for such year exceeded $100,000.

                          SUMMARY COMPENSATION TABLE
====================================================================================

                                        Annual Compensation
                              --------------------------------------
      (a)            (b)           (c)         (d)          (e)            (f)

Name and Principal                                    Other Annual      All Other
    Position        Year      Salary($)   Bonus($)  Compensation($)  Compensation($)
- ------------------------------------------------------------------------------------
Rodney D. England    1994      142,196       8,695         1,181          2,498
CEO/President        1993       96,937      16,628         1,665          2,398
                     1992       77,820      30,431         1,485            925

H. Wayne England     1994      120,406       8,516         5,891          5,921
Vice President       1993      107,640      21,249         5,157          6,717
Marketing            1992      101,430      37,848         3,005          3,690
====================================================================================




(e) Other Annual Compensation

Rodney England

Year     Item                                     Amount
1994     Personal Miles with Company Car             694
         Split Dollar Insurance                      262
         Tax Preparation Fee Paid by E/C             225
                                                   1,181

1993     Personal Miles with Company Car             654
         Split Dollar Insurance                      204
         Group Life Insurance                        632
         Tax Preparation Fee Paid by E/C             175
                                                   1,665

1992     Personal Miles with Company Car             663
         Split Dollar Insurance                      110
         Group Life Insurance                        608
         Tax Preparation Fee Paid by E/C             104
                                                   1,485

H. Wayne England

Year     Item                                     Amount
1994     Personal Mile with Company Car            3,539
         Split Dollar Insurance                    1,516
         Group Life Insurance                        599
         Tax Preparation Fee Paid by E/C             237
                                                   5,891

1993     Personal Miles with Company Car           2,809
         Split Dollar Insurance                    1,516
         Group Life Insurance                        720
         Tax Preparation Fee Paid by E/C             112
                                                   5,157

1992     Personal Miles with Company Car           1,835
         Split Dollar Insurance                      562
         Group Life Insurance                        608
                                                   3,005

(f) All Other Compensation

Rodney England

Year     Item                                      Amount
1994     401K Company Match                         1,573
         Split Dollar Life Premiums                   925
                                                    2,498

1993     401K Company Match                         1,473
         Split Dollar Life Premiums                   925
                                                    2,398

1992     Split Dollar Life Premiums                   925


H. Wayne England

Year     Item                                      Amount
1994     401K Company Match                         2,231
         Split Dollar Life Premiums                 3,690
                                                    5,921

1993     401K Company Match                         3,027
         Split Dollar Life Premiums                 3,690
                                                    6,717

1992     Split Dollar Life Premiums                 3,690



PRINCIPAL SHAREHOLDERS

     The following table sets forth information provided by the persons indicated with respect to the beneficial ownership (as defined under applicable rules of the Commission) of shares of E/C Stock as of _____________, 1995 by
(i) each person known by E/C to be the owner of more than 5% of the outstanding shares of E/C Stock, (ii) each director of E/C and executive officer named in the Summary Compensation Table, and (iii) all directors and executive officers of E/C as a group:

                                                                   PERCENTAGE OF
NAME AND ADDRESS(1)                  NUMBER OF SHARES         BENEFICIAL OWNERSHIP(2)
Rodney D. England(2)(3)                     52,284                      17.6%
H. Wayne England(2)                         41,657                      14.0%
Richard D. England(2)(4)                    60,125                      20.2%
Christopher C. England(2)(5)                55,511                      18.7%
James O. England(2)                         33,934                      11.4%
Linda E. Duff(2)(6)                         41,295                      13.9%
James L. Price                                   0                       0.0%
Otis S. Sawyer                                   0                       0.0%
Walter Winding                                   0                       0.0%
All directors and executive officers
 as a group (seven persons)                154,066                      51.8%

- ----------------
(1) Unless otherwise noted, E/C believes that all persons named in the above table have (i) sole voting and investment power with respect to all shares of E/C Stock owned by them, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership of such shares. Each such person has an address at 402 Old Knoxville Highway, New Tazewell, Tennessee 37825.

(2) Rodney, Richard, Christopher, and James England and Linda Duff are children of the late Arnold Dwight England, the founder of E/C. H. Wayne England was Arnold England's brother and is the uncle of the above named shareholders.

(3) Includes (i) 46,576 shares (15.7% of E/C Stock) held by Mr. Rodney England individually and (ii) 5,708 shares (1.9%) held as trustee with sole voting and investment power.

(4) Includes (i) 33,934 shares (11.4% of E/C Stock) held by Mr. Richard England individually, (ii) 9,228 shares (3.1%) held as trustee with sole voting and investment power, and (iii) 16,963 shares (5.7%) held as co-trustee with shared voting and investment power.

(5) Includes (i) 31,795 shares (10.7% of E/C Stock) held by Mr. Christopher England individually, (ii) 8,562 shares (2.9%) held as trustee with sole voting and investment power, and (iii) 15,154 shares (5.1%) held as co-trustee with shared voting and investment power.

(6) Includes (i) 30,924 shares (10.4% of the E/C Stock) held by Ms. Duff individually, (ii) 8,562 shares (2.9%) held as trustee with sole voting and investment power, and (iii) 1,809 shares (less than 1%) held as co-trustee with shared voting and investment power.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On June 1, 1994 in connection with the reorganization of E/C, certain shareholders of E/C loaned E/C approximately $1,288,000. The following persons individually loaned E/C the amounts set forth opposite their names:

Rodney D. England         $  285,290
Richard D. England           178,106
James O. England             178,106
Christopher C. England       159,973
Linda E. Duff                152,589
The Lisa Epperson Trust       80,392
                          ----------
                          $1,034,456
                          ==========

     In addition, various related trusts, for which the individuals named above serve as trustees or co-trustees, loaned an aggregate amount of approximately $253,784. The loans are evidenced by unsecured promissory notes dated June 1, 1994. These notes bear interest at an annual rate of 7% and mature in 1999. The proceeds of the notes were used for working capital. At December 31, 1994 the outstanding balance of these notes was $1,159,415.


                            LA-Z-BOY CHAIR COMPANY

     La-Z-Boy was incorporated under the laws of the State of Michigan in 1941 and is headquartered in the State of Michigan. La-Z-Boy is engaged primarily in the manufacture of furniture. La-Z-Boy's principal office is located at 1284 North Telegraph Road, Monroe, Michigan 48161, and its telephone number is (313) 242-1444. For additional information regarding La-Z-Boy and its operations, see "Incorporation of Certain Documents by Reference" and the documents described therein.


                     DESCRIPTION OF LA-Z-BOY CAPITAL STOCK

     The following description of the capital stock of La-Z-Boy does not purport to be complete and is subject to and qualified in its entirety by reference to the full texts of La-Z-Boy's Articles of Incorporation, as amended (the "La-Z-Boy Articles"), and its By-Laws (the "La-Z-Boy Bylaws" and together with the La-Z-Boy Articles, the "La-Z-Boy Charter Documents"), which are exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part and are incorporated herein by reference. The summaries provided herein of certain provisions of the Michigan Business Corporation Act, as amended (the "MBCA"), also do not purport to be comprehensive and are qualified in their entirety by reference to the full text of such statutory provisions. See also "Comparison of Shareholder Rights and Charter Documents" below.

GENERAL

     La-Z-Boy's total authorized capital stock consists of: (a) 40,000,000 shares of La-Z-Boy Common Stock, of which approximately 17,969,000 shares were issued and outstanding as of January 28, 1995 and approximately 3,855,000 shares are reserved for future issuance (including in the Merger), and (b) 5,000,000 shares of Preferred Stock (the "La-Z-Boy Preferred Stock"), none of which shares have been issued or are currently reserved for future issuance. Except as otherwise required by the La-Z-Boy Articles or the MBCA, authorized but unissued shares of either class may be issued at the discretion of the La-Z-Boy Board without need for any further action by the shareholders of La-Z-Boy.

LA-Z-BOY PREFERRED STOCK

     As permitted by the MBCA, the La-Z-Boy Articles authorize the La-Z-Boy Board at any time, and from time to time, to divide the La-Z-Boy Preferred Stock into one or more series, having such voting powers, full, limited, or none, such designations, preferences, privileges, powers, and relative, participating, optional, or other special rights, and such qualifications, limitations, and restrictions thereon as shall be stated and expressed in the resolutions of the La-Z-Boy Board providing for the issuance thereof. With respect to any series designated by the La-Z-Boy Board, it also is authorized to, among other things, specify the number of shares comprising such series, the dividend rate or rates on the shares of such series and the preference or relation which such dividends shall bear to any other class or series of La-Z-Boy stock, and the redemption rights, if any, any purchase, retirement, or sinking fund, any conversion rights, and any special voting rights relating to such series.

     Shares of any series of La-Z-Boy Preferred Stock hereafter designated and issued and which subsequently are redeemed or otherwise acquired by La-Z-Boy would return to the status of authorized and unissued shares of La-Z-Boy Preferred Stock, without designation as to series, and thereafter may be reissued by the La-Z-Boy Board.

     It is possible for La-Z-Boy Preferred Stock (or additional shares of La-Z-Boy Common Stock) to be issued for the purpose of making an acquisition by an unwanted suitor of a controlling interest in La-Z-Boy more difficult, time-consuming, or costly or to otherwise discourage an attempt to acquire control of La-Z-Boy. Under such circumstances, the availability of authorized and unissued shares of La-Z-Boy Preferred Stock and La-Z-Boy Common Stock may make it more difficult for shareholders to obtain a premium for their shares. Such authorized and unissued shares could be used to create voting or other impediments or to frustrate a person seeking to obtain control of La-Z-Boy by means of a merger, tender offer, proxy contest, or other means. Such shares could be privately placed with purchasers who might cooperate with the La-Z-Boy Board in opposing such an attempt by a third party to gain control of La-Z-Boy. The issuance of new shares of La-Z-Boy Preferred Stock or La-Z-Boy Common Stock also could be used to dilute ownership of a person or entity seeking to obtain control of La-Z-Boy. Although La-Z-Boy does not currently contemplate taking such action, shares of La-Z-Boy Common Stock or one or more series of La-Z-Boy Preferred Stock could be issued for the purposes and effects described above and the La-Z-Boy Board reserves its rights (consistent with its fiduciary responsibilities) to issue such stock for such purposes.

LA-Z-BOY COMMON STOCK

     Subject to the rights and preferences, if any, of any then outstanding shares of La-Z-Boy Preferred Stock, the holders of La-Z-Boy Common Stock are entitled to receive such dividends as may from time to time be lawfully declared by the La-Z-Boy Board. With respect to every issue submitted to them as La-Z-Boy shareholders at a meeting of shareholders or otherwise (including, without limitation, the election of directors), such holders are entitled to one vote per share of La-Z-Boy Common Stock. In the event of liquidation they are entitled, after payment in full of the liquidation preference, if any, on any then outstanding shares of La-Z-Boy Preferred Stock, to share ratably in all assets of La-Z-Boy available for distribution to holders of shares of La-Z-Boy Common Stock. Holders of shares of La-Z-Boy Common Stock do not have preemptive rights to subscribe for additional shares which La-Z-Boy may propose to issue and are not entitled to cumulate votes in the election of La-Z-Boy directors. All shares of La-Z-Boy Common Stock now issued and outstanding are, and all such shares to be issued in the Merger will be, fully paid and nonassessable.

     The registrar and transfer agent for the La-Z-Boy Common Stock is American Stock Transfer & Trust Company.

CERTAIN ARTICLES PROVISIONS

     Under Article VIII of the La-Z-Boy Articles, La-Z-Boy may not consummate a "Business Combination" involving any corporation, person, or other entity that is a 10%-or-more "beneficial owner" (as therein broadly defined) of shares of La-Z-Boy stock entitled to vote in the election of La-Z-Boy directors (a "Related Entity"), without the approval of the Business Combination by the affirmative vote of the holders of at least 67% of the outstanding shares entitled to vote in the election of La-Z-Boy directors, unless: (a) certain "fair price" and related conditions specified in paragraph (2)(a) of Article VIII are satisfied; (b) a memorandum of understanding concerning the Business Combination was approved by a majority of the La-Z-Boy directors before the Related Entity became such; (c) after the Related Entity became such, the Business Combination has been approved by a majority of "Continuing Directors;" or (d) the Business Combination relates to or is with a corporation a majority of the outstanding shares of each class of equity of which is owned by La-Z-Boy and following consummation of the Business Combination La-Z-Boy shareholders (other than the Related Entity) will retain their proportionate voting and equity interests in La-Z-Boy or the resulting combined entity.

     For purposes of Article VIII, a "Business Combination" includes any merger or consolidation of La-Z-Boy with or into a Related Entity; sale, exchange, or lease of all or any substantial part of the assets of La-Z-Boy to a Related Entity; or issuance or transfer by La-Z-Boy of voting securities of La-Z-Boy or rights to acquire such voting securities if issued or exchanged with a Related Entity for any sort of consideration. As defined in that article, any La-Z-Boy director who was a member of the La-Z-Boy Board on the date Article VIII was adopted by the La-Z-Boy shareholders and any other La-Z-Boy director who has been elected by the La-Z-Boy shareholders prior to the time that the Related Entity involved in the proposed Business Combination became a Related Entity, or who, if so elected following the time the Related Entity became such, was elected upon the recommendation of a majority of the then Continuing Directors in office to succeed a Continuing Director.

     Article X of the La-Z-Boy Articles provides that Article VIII (and Article X itself) may not be amended or repealed except by the affirmative vote of at least 67% of all shares of La-Z-Boy stock entitled to vote with respect thereto, unless such amendment or repeal is approved and recommended to the La-Z-Boy shareholders by a majority of those members of the La-Z-Boy Board who would then qualify as Continuing Directors. Article X also requires the affirmative vote of at least 67% of all La-Z-Boy shares entitled to vote in the election of directors for any amendment of the La-Z-Boy Bylaws by La-Z-Boy shareholders.

CERTAIN MBCA PROVISIONS

     Chapter 7A of the MBCA provides that a "business combination" (as therein defined) between a covered Michigan corporation or any of its subsidiaries and an "interested shareholder" (generally, a 10%-or-more beneficial owner of voting shares) or any affiliate thereof may not be consummated for at least five years after the interested shareholder became such (or at any time thereafter unless certain price and other conditions are also satisfied) without approval (a) by 90% of the votes of each class of stock entitled to be cast by the corporation's shareholders, and (b) by 2/3 of the votes of each class entitled to be cast, excluding shares beneficially owned by the interested shareholder, its affiliates and associates. Chapter 7A "business combinations" include, among other transactions, mergers, significant asset transfers, certain disproportionate issuances of shares to an interested shareholder, certain reclassifications and recapitalizations disproportionately favorable to such a shareholder, and the adoption of a plan of liquidation or dissolution in which such a shareholder would receive anything other than cash, but do not include purchases of shares from other shareholders in the open market, a tender offer, or otherwise.

     Currently, Chapter 7A does not apply to La-Z-Boy. However, although the La-Z-Boy Board has no present plans or intentions to take such an action, the chapter permits the La-Z-Boy Board at any time, by resolution and without a shareholder vote, to cause La-Z-Boy to become subject, with respect to specifically identified or unidentified interested shareholders, to the supermajority vote requirements of the chapter.

     Chapter 7B of the MBCA divests of their normal voting rights any shares of a covered Michigan corporation that are acquired in a "control share acquisition" (as defined in that chapter) unless, before or after the acquisition, the shareholders of the corporation approve those rights. Two votes are required for approval: (a) a majority of votes cast by all holders of shares entitled to vote (voting by class in certain circumstances), and (b) a majority of all such votes cast, excluding "interested shares" (i.e., in general, shares controlled for voting purposes by the person that has made or proposes to make the control share acquisition, any member of a group with that person concerning the acquisition, or any officer or employee-director of the corporation). Subject to certain exceptions (including acquisitions by gift or inheritance, in satisfaction of a good faith security interest, or pursuant to a merger agreement to which the corporation is a party), a "control share acquisition" is an acquisition of outstanding voting shares of the corporation or the right to direct the vote of such shares which, when added to shares previously owned or controlled for voting purposes by any person, would entitle the person, alone or as part of a group, to exercise or direct the exercise of voting power in the election of the corporation's directors within any of the following ranges of voting power: over 1/5 but less than 1/3, over 1/3 but less than a majority, or a majority.

     In addition to applying to certain other Michigan corporations, Chapter 7B applies to any Michigan corporation which, like La-Z-Boy: (a) has its principal place of business in Michigan, (b) has 100 or more shareholders of record, excluding certain types of holders specified in the chapter ("excluded holders"), and (c) without giving effect to any excluded holders, has over 10% of its shares held of record by, or over 10% of its record shareholders who are, Michigan residents. Chapter 7B permits a covered corporation to opt out of coverage by means of an amendment to its articles of incorporation or bylaws (including by a bylaw amendment adopted by directors), but La-Z-Boy has not elected to be excluded from coverage. If such an election were made in the future, it would be effective only with respect to a control share acquisition occurring after the amendment making such election and before any subsequent repeal of such amendment.

     Under Chapter 7B, unless otherwise provided in the articles of incorporation or bylaws of a covered corporation before a control share acquisition has occurred, in the event that the corporation's shareholders approve full voting rights for the shares acquired in such an acquisition and the acquiring person has acquired a majority of all voting power of the corporation, the corporation's shareholders (other than the acquiring person) would have dissenters' rights to receive the "fair value" of their shares from the corporation. In addition, if authorized in the covered corporation's articles of incorporation or bylaws before a control share acquisition has occurred, shares acquired in a control share acquisition are redeemable for their fair value at the option of the corporation during certain periods specified in the chapter. For each of these purposes, "fair value" is defined in the chapter as a value not less than the highest per share price paid by the acquiring person in the control share acquisition. Currently, neither of the La-Z-Boy Charter Documents includes any provisions which would eliminate dissenters' rights, or would permit redemption of an acquiring person's shares, under the circumstances described above.

     Section 368 of the MBCA prohibits a corporation that has shares registered on a national securities exchange, such as La-Z-Boy, from privately purchasing any of such listed shares at a per share price in excess of the average market price per share for the 30 business days prior to the date of purchase from any person holding more than 3% of its shares, if such person has owned the listed shares for less than two years, unless the purchase has been authorized in advance by the holders of the corporation's shares entitled to vote thereon, meets the requirements of a provision in the corporation's articles of incorporation permitting such a purchase, or is otherwise authorized by the MBCA. The La-Z-Boy Articles do not contain any provision relevant to Section
368. If the redemption provisions of Chapter 7B discussed above were to be made applicable to La-Z-Boy, as could occur through an amendment of the La-Z-Boy Bylaws by the La-Z-Boy Board, the shareholder vote requirement of Section 368 would not apply to any redemption pursuant to Chapter 7B. However, the La-Z-Boy Board has no present plans or intentions to adopt any such bylaw amendment.

CERTAIN POTENTIAL ANTI-TAKEOVER EFFECTS

     The supermajority vote requirements of Articles VIII and X of the La-Z-Boy Articles and the provisions of MBCA Chapter 7A (which, while not currently applicable to La-Z-Boy, can be made applicable at any time by resolution of the La-Z-Boy Board) do not prevent the acquisition of a significant or even controlling voting interest in La-Z-Boy through the purchase of shares in the open market, a tender offer, or otherwise. However, if the prospective acquiror's acquisition terms are unacceptable to the La-Z-Boy Board, such provisions can present substantial impediments to actions, such as a follow-up merger, that a party obtaining such a voting interest may wish or need to take in order to accomplish its acquisition goals. In addition, MBCA Chapter 7B presents substantial direct impediments to the acquisition of a significant or controlling interest in La-Z-Boy on terms unacceptable to the La-Z-Boy Board. Such provisions of the La-Z-Boy Articles and the MBCA, therefore, may prevent, hamper, or discourage persons unwilling or unable to negotiate acceptable acquisition terms with the La-Z-Boy Board from undertaking or succeeding in an "unfriendly" takeover attempt. The broad authority of the La-Z-Boy Board concerning the terms of any series of La-Z-Boy Preferred Stock and its general authority to issue shares of such series, additional shares of La-Z-Boy Common Stock, and rights (including so-called "poison pill" rights) to acquire shares of either class of capital stock, as well as the classified structure of the La-Z-Boy Board discussed in the next section of this Proxy Statement/Prospectus, also may have such anti-takeover effects.


            COMPARISON OF SHAREHOLDER RIGHTS AND CHARTER DOCUMENTS

     In the event the proposed Merger is consummated and E/C merges into LZB Acquisition, shareholders of E/C whose shares of E/C Stock are converted into shares of La-Z-Boy Common Stock will become shareholders of La-Z-Boy. Upon the consummation of the Merger, the rights of La-Z-Boy shareholders will be governed by the provisions of the La-Z-Boy Charter Documents and the MBCA. Currently, the rights of E/C shareholders are governed by E/C's Restated Charter (the "E/C Charter"), its Amended and Restated Bylaws (the "E/C Bylaws" and, together with the E/C Charter, the "E/C Charter Documents"), the Tennessee Business Corporation Act ("TBCA"), and, where applicable, certain other Tennessee statutes.

     There are differences between the La-Z-Boy Charter Documents and the E/C Charter Documents. Moreover, although the MBCA and the TBCA are similar in many respects, there are differences between the Michigan and Tennessee statutes which may affect shareholders' rights.

     Certain differences between the rights of holders of La-Z-Boy Common Stock and the rights of holders of E/C Stock are summarized below. The following discussion is not meant to be relied upon as an exhaustive list or detailed description of such differences and is not intended to constitute a detailed comparison or description of the provisions of the La-Z-Boy Charter Documents, the E/C Charter Documents, the MBCA, the TBCA, or any other Tennessee statutes. The following discussion is qualified in its entirety by reference to the La-Z-Boy Charter Documents, the E/C Charter Documents, and the laws of the State of Michigan and of the State of Tennessee, and holders of E/C Stock are referred to the complete texts of such documents and laws. Additional information concerning the La-Z-Boy Common Stock also is provided above under "Description of La-Z-Boy Capital Stock."

CAPITAL STRUCTURE

     Unlike La-Z-Boy, which has only one authorized class of common stock, there are two classes of E/C Stock: the E/C Class A Stock, and the E/C Class B Stock. The voting rights of holders of the E/C Class A Stock are comparable to those of holders of La-Z-Boy Common Stock discussed above. Shares of E/C Class B Stock have no voting rights with respect to election of E/C directors and have no other voting rights, except in certain special cases set forth in the E/C Charter or the TBCA.

     Under certain circumstances specified in the E/C Charter, all outstanding shares of E/C Class B Stock automatically would convert into shares of E/C Class A Stock, and the E/C Charter also provides for automatic conversion of shares of one class into shares of the other depending on whether the shares are held by persons who then hold certain specified positions with E/C. No comparable conversion provisions apply to shares of La-Z-Boy Common Stock.

     As further discussed above, La-Z-Boy also has an authorized class of Preferred Stock, whereas the only authorized classes of capital stock of E/C are the E/C Class A Stock and the E/C Class B Stock.

BOARD OF DIRECTORS; REMOVAL; VACANCIES

     The La-Z-Boy Bylaws provide for a board of directors divided into two classes of four directors each and one class of three directors. As contemplated by the La-Z-Boy Bylaws, La-Z-Boy directors are elected by class for three-year, staggered terms. The E/C Bylaws provide for nine directors to constitute the entire board, five of which directors are required to be the following five officers of E/C: Chief Executive Officer, Executive Vice President, Vice President Administration, Vice President Manufacturing, Vice President Finance. Under the TBCA, all directors of a corporation are to be elected annually, unless the corporation's charter provides for a longer term. The E/C Charter does not contain any such provisions.

     As permitted by the TBCA, the E/C Charter Documents provide that any E/C director may be removed for cause by vote of a majority of the entire E/C Board. The MBCA does not authorize the removal of directors by directors. Any E/C director also may be removed at any time, with or without cause, by the holders of E/C shares entitled to vote thereon; the same is true with respect to removal of any La-Z-Boy director by the shareholders of La-Z-Boy.

     The La-Z-Boy Bylaws delegate to incumbent directors the power to fill any vacancies on the La-Z-Boy Board, however occurring, by the affirmative vote of two-thirds of the remaining directors though less than a quorum. Any person so appointed to fill a vacancy would hold office for the unexpired portion of the term of the director whose place was filled. The E/C Bylaws do not permit any E/C Board action to fill any vacancy on the E/C Board caused by a vote of E/C shareholders, but any other vacancy may be filled by the E/C Board until the next annual meeting of E/C shareholders. Where E/C Board action to fill a vacancy is permitted, the affirmative vote of a simple majority of directors remaining on the E/C Board is all that is required.

DISSENTERS' RIGHTS

     Under the MBCA, shareholders that otherwise would be entitled to exercise dissenters' rights with respect to an articles or charter amendment, a merger, disposition of assets, or other extraordinary transaction do not have any dissenters' rights if (a) the stock affected is either listed on a national securities exchange or held of record by at least 2,000 shareholders or (b) the holders of such stock are to receive cash or shares (or any combination thereof) and such shares, if any, are either listed on a national securities exchange or held of record by more than 2,000 shareholders. Under the TBCA, shareholders that otherwise would be entitled to exercise dissenters' rights do not have such rights if the stock affected is listed on a national securities exchange or is a national market system security, but the type of consideration to be received for such stock does not affect the availability of dissenters' rights. The E/C Stock is neither listed on a national securities exchange nor a national market system security. Except as noted in the next subsection of this Proxy Statement/Prospectus or in the discussion of Chapter 7B of the MBCA under "Description of La-Z-Boy Capital Stock," the matters with respect to which shareholders of a Michigan corporation such as La-Z-Boy and shareholders of a Tennessee corporation such as E/C may have dissenters' rights are generally comparable. The procedural provisions of the MBCA and applicable Tennessee law relating to dissenters' rights also do not differ significantly.

CERTAIN DIFFERENCES CONCERNING SHAREHOLDER VOTING AND
EXTRAORDINARY TRANSACTIONS

     Both under MBCA, and under the TBCA and other Tennessee statutes, the amendment of a corporation's articles of incorporation or charter, and, in circumstances in which a shareholder vote is required for approval of a merger, disposition of assets, or other extraordinary corporate transaction, such a transaction, requires the affirmative vote of a majority of the outstanding stock entitled to vote, and a majority of the outstanding stock of any class, series, or similar category entitled to vote separately, subject, in each case, to such "supermajority" voting requirements as may be provided for in the corporation's articles of incorporation or charter and to such special supermajority or other unusual voting requirements as are imposed by statute.

     As more fully discussed under "Description of La-Z-Boy Capital Stock,"
Article VIII of the La-Z-Boy Articles under some circumstances requires a supermajority shareholder vote for approval of certain Business Combinations (as therein defined), and, although Chapter 7A of the MBCA does not currently apply to La-Z-Boy, to the extent (if ever) that the La-Z-Boy Board may at some time in the future determine to make the chapter applicable, Chapter 7A also would impose supermajority voting requirements for certain business combinations (as therein defined). Absent such requirements, some Article VIII Business Combinations and Chapter 7A business combinations would require majority shareholder approval and no shareholder approval would be required for others. As also further discussed above, any amendment of Article VIII of the La-Z-Boy Articles not recommended by Continuing Directors (as therein defined) and any shareholder amendment of the La-Z-Boy Bylaws also requires a supermajority vote.

     The E/C Charter does not contain any supermajority shareholder voting requirements. In addition, although the Tennessee Business Combination Act contains provisions generally similar to Chapter 7A of the MBCA, that statute does not apply to a non-public corporation (like E/C) absent an express election to be covered in the corporation's charter, and the E/C Charter does not contain such an election.

     In addition, as also discussed under "Description of La-Z-Boy Capital Stock," Chapter 7B would divest voting shares of La-Z-Boy acquired in a control share acquisition (as therein defined) of their normal voting rights unless and until approved by the shareholder votes specified in the chapter, and Section 368 of the MBCA in some cases would require shareholder approval for an above-market purchase by La-Z-Boy of shares of La-Z-Boy Common Stock. The Tennessee Control Share Acquisition Act contains provisions comparable to those of Chapter 7B of the MBCA, and the TBCA contains provisions comparable to those of Section 368 of the MBCA, but such Tennessee statutory provisions do not apply to a closely-held, non-public corporation like E/C.

     The MBCA contains a provision, for which there is no counterpart under Tennessee law, that affords voting rights (as well as dissenters' rights) to shareholders of an acquiring corporation concerning a merger with or an acquisition of shares or assets of another entity where the consideration for the merger or acquisition is to be shares of the acquiring corporation's common stock (or convertibles) and the merger or acquisition would have a specified substantial dilutive effect. Except in that respect and as otherwise indicated above, the MBCA and the La-Z-Boy Charter Documents, and the applicable Tennessee statutes and the E/C Charter Documents, respectively, provide similar shareholder voting rights with respect to mergers, asset dispositions, and other extraordinary transactions, as well as concerning amendments to the respective Charter Documents of La-Z-Boy and E/C.

DERIVATIVE PROCEEDINGS

     The MBCA provides that a shareholder of a corporation may commence and maintain a derivative proceeding (i.e., a lawsuit brought in the right of the corporation to recover damages or other relief for the benefit of the corporation) only if the shareholder was a shareholder of the corporation at the time of the act or omission complained of (or is a successor by operation of law to one who was a shareholder at that time); the shareholder fairly and adequately represents the interests of the corporation in enforcing the corporation's right; the shareholder continues to be a shareholder until the time of judgment, unless the failure to continue to be a shareholder is the result of corporate action in which he did not acquiesce and the derivative proceeding was commenced prior to the termination of his status as a shareholder; and, prior to commencing the proceeding, the shareholder has made a written demand upon the corporation to take suitable action and certain other conditions concerning such demand have been satisfied. The TBCA also permits a corporate shareholder to commence a derivative proceeding if the shareholder was a shareholder of the corporation when the transaction complained of occurred (or a successor to one who was), but does not expressly require the shareholder to continue being a shareholder after that time or expressly impose any other conditions comparable to those in the MBCA for commencement or maintenance of such a proceeding.

DIRECTOR LIABILITY; INDEMNIFICATION

     The MBCA authorizes a corporation to provide in its articles of incorporation that a director will not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, subject to certain exclusions. The TBCA authorizes a corporation to provide for a similar limitation on directors' liability in its charter. The La-Z-Boy Articles and the E/C Charter each contain such a liability limiting provision. Under both the MBCA and the TBCA, such a provision does not eliminate or limit a director's liability for breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, the unlawful payment of dividends or distributions, or for any transaction from which the director derived an improper personal benefit.

     Both the MBCA and the TBCA require a corporation to indemnify its directors, officers, employees, and agents under certain circumstances (in the case of the TBCA, subject to any charter provisions to the contrary) and permit broader indemnification of such persons under other circumstances relating to derivative or other proceedings brought against such a person by virtue of such person having served in such a capacity with or at the request of the corporation. Both statutes also permit the advancement of expenses relating to such proceedings under certain conditions.

     Both the La-Z-Boy Charter Documents and the E/C Charter Documents require indemnification of directors and officers to the fullest extent permitted by applicable law. The La-Z-Boy Charter Documents also provide for mandatory advancement of expenses of such an indemnitee under certain circumstances, whereas advancement of expenses is not mandatory in any case with respect to E/C indemnitees.


OTHER MATTERS

     The La-Z-Boy Bylaws require that La-Z-Boy call a special meeting of the shareholders whenever requested by shareholders owning, in the aggregate, at least 75% of the entire capital stock of the corporation entitled to vote at such special meeting. While the TBCA requires that a special meeting of shareholders be held upon the demand of the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the meeting (and the E/C Bylaws also so provide), the MBCA does not have such a requirement. It does provide, however, that upon the application of at least 10% of all the shares entitled to vote at a meeting and for good cause shown, a court may order a special meeting of shareholders to be called and held, for the transaction of such business as the court may designate.

     Any of the La-Z-Boy Bylaws (other than a provision in Article VIII(a) of the La-Z-Boy Bylaws that corresponds to the provision in the La-Z-Boy Articles requiring a supermajority vote for shareholder action to amend or repeal the La-Z-Boy Bylaws) may be amended or repealed, and new bylaws may be adopted, by the affirmative vote of a majority of the La-Z-Boy Board. The E/C Bylaws authorize their amendment or alteration, and the adoption of new bylaws, by majority vote of all of the voting stock of E/C issued and outstanding. In the absence of any contrary provisions in the E/C Charter Documents, the TBCA also authorizes the E/C Board to amend the E/C Bylaws, acting by a majority of a quorum.

     Tennessee has a statute, designated as the Tennessee Investor Protection Act ("TIPA"), regulating certain tender offers (defined therein as "takeover offers") for equity securities of an "offeree company" (defined in TIPA to include, any Tennessee corporation involved in a takeover offer for its equity securities and which has substantial assets located in Tennessee). Among other exclusions from its definition of "takeover offer," any offer made on substantially equal terms to the holders of any class of equity of an offeree company is excluded, if the number of holders does not exceed 50 at the time of the offer. Also excluded is an offer made on substantially equal terms to all shareholders of an offeree company and recommended by that company's board of directors, if the terms of the offer, including any inducements to officers or directors not available to all shareholders, have been disclosed to the shareholders. Where applicable, TIPA requires the filing of a registration statement by the offeror with the Tennessee Commissioner of Insurance and Commerce (the "Tennessee Commissioner") and delivery to the Tennessee Commissioner by both offeror and offeree company of all solicitation materials used in connection with the takeover offer. It also prohibits "fraudulent, deceptive, or manipulative acts or practices" by either side in connection with the offer.

     There is no Michigan statute comparable to TIPA and, although TIPA by its terms purports to govern takeover offers for certain corporations not organized under the laws of Tennessee, the U.S. Court of Appeals for the Sixth Circuit has held TIPA to be unconstitutional as so applied. The Sixth Circuit Court of Appeals also has held provisions of The Tennessee Control Share Acquisition Act which purports to extend the scope of the Tennessee counterparts of MBCA Chapters 7A and 7B to certain non-Tennessee corporations unconstitutional as so applied.

                      DESCRIPTION OF THE LA-Z-BOY NOTES

GENERAL

     The La-Z-Boy Notes, known as the "La-Z-Boy Chair Company 8% Unsecured Promissory Notes Due 1999," are unsecured obligations of La-Z-Boy to be issued under the Indenture. The aggregate principal amount of the Notes outstanding at any time under the Indenture is limited to $10,000,000. The Notes will be substantially in the form set forth in the Indenture. See "Description of the Indenture" for a summary of the provisions of the Indenture.

INTEREST RATE AND PAYMENT

     The La-Z-Boy Notes will provide for 8% simple interest per annum on the unpaid principal balance, payable annually.

SCHEDULED PRINCIPAL PAYMENTS

     The principal of the La-Z-Boy Notes will be payable in four equal annual installments.

OPTIONAL PREPAYMENT

     The La-Z-Boy Notes will be subject to prepayment, in whole or in part, without penalty or premium, at the option of La-Z-Boy, at any time after issuance. The prepayment price will be an amount equal to the sum of the outstanding principal balance plus all accrued and unpaid interest thereon.


RANKING

     The La-Z-Boy Notes will be unsecured indebtedness of La-Z-Boy. With respect to any assets of La-Z-Boy deposited, in trust, for the equal and pro rata benefit of the holders of the La-Z-Boy Notes, such holders will have a lien of first priority against such assets. With respect to those assets of La-Z-Boy assigned to other creditors of La-Z-Boy as collateral for credit extended to La-Z-Boy by such other creditors, the rights of the holders of the La-Z-Boy Notes will be subordinate to the rights of such creditors. With respect to the remaining assets of La-Z-Boy, the rights of the holders of the La-Z-Boy Notes will rank equally with those of other general creditors of La-Z-Boy. As of January 28, 1995, La-Z-Boy's outstanding debt totaled approximately $147,003,000, of which approximately $43,120,000 was secured by liens on certain assets.


LIMITED TRANSFERABILITY

     There is currently no trading market for the La-Z-Boy Notes and it is unlikely that any such market will develop. La-Z-Boy does not intend to take any steps to facilitate the development of a trading market for the La-Z-Boy Notes. The La-Z-Boy Notes will be transferable only upon the death of the holder.


                           DESCRIPTION OF INDENTURE


     The following is a summary of the material provisions of the Indenture. The following summary does not purport to be complete and is subject to, and qualified in its entirety by, all the provisions of the Indenture. Where reference is made to particular provisions of the Indenture, such provision, including definitions of certain terms, are incorporated herein by reference. It is anticipated that the Indenture will be executed and become effective at the Effective Time. A copy of the form of the Indenture may be obtained by writing La-Z-Boy at 1284 North Telegraph Road, Monroe, Michigan 48161.


GENERAL

     The Indenture provides that the principal of and the interest on the La-Z-Boy Notes will be payable at an office of La-Z-Boy maintained for such purpose in the City of Monroe, State of Michigan; provided, however, that at the option of La-Z-Boy, the principal of and interest on the La-Z-Boy Notes may be paid by check mailed to the registered holders of the La-Z-Boy Notes (Section 301). The Notes are to be issued as registered Notes in any denomination as La-Z-Boy may determine. (Section 302). The La-Z-Boy Notes may be transferred only upon the death of the Holder pursuant to the applicable laws of descent, such permitted transfer will be without service charge other than any tax or other governmental charge imposed in connection therewith, subject to the limitations provided in the Indenture. (Section 304).

     The Indenture limits the aggregate principal amount of the La-Z-Boy Notes that may be outstanding at any time to $10,000,000 (Section 301). The Indenture also provides that the La-Z-Boy Notes will mature on the fourth anniversary of the Effective Time and bear 8% simple interest, and will have such other terms and provisions, as provided in the Indenture.

     The Indenture provides that the La-Z-Boy Notes are solely obligations of La-Z-Boy and that no personal liability whatever, under any circumstances or conditions, shall attach to or be incurred by the incorporators, shareholders, officers or directors of La-Z-Boy because of the incurring of the indebtedness authorized by the Indenture, or by reason of any of the obligations, covenants or agreements, express or implied, in the Indenture or in any of the La-Z-Boy Notes (Article Twelve).

CERTAIN COVENANTS OF LA-Z-BOY

     The Indenture requires La-Z-Boy to (i) duly and punctually pay the principal of and interest on the La-Z-Boy Notes and comply with all other terms, agreements and conditions contained therein, or made in the Indenture for the benefit of the La-Z-Boy Notes; (ii) maintain an office where the La-Z-Boy Notes may be presented, surrendered for payment, transferred or exchanged and where notices upon La-Z-Boy may be served; (iii) under certain conditions segregate and hold in trust for the benefit of the persons entitled thereto a sum sufficient to pay the principal or interest becoming due on the La-Z-Boy Notes; (iv) deliver to the Designated Representative, within 120 days after the end of each fiscal year a written statement to the effect that La-Z-Boy has fulfilled all its obligations under the Indenture throughout such year; and (v) preserve its corporate existence (Sections 1001, 1002, 1003 and 1005).

     La-Z-Boy is required to maintain a list indicating the names and addresses of the holders of the La-Z-Boy Notes, the aggregate amount of the La-Z-Boy Notes outstanding and the amount of each La-Z-Boy Note outstanding. If, and so long as La-Z-Boy acts as its own Paying Agent, the list maintained by La-Z-Boy must indicate (i) whether there has been any default in the payment of any sums due and payable under any of the La-Z-Boy Notes outstanding (a "Payment Default"); (ii) if there has been such a Payment Default, the date of such Payment Default; (iii) if there has been such a Payment Default, whether such Payment Default has been cured; and (iv) if such a Payment Default has been cured, the date of such cure (Section 701).

REDEMPTION PROVISIONS

     The La-Z-Boy Notes will be redeemable, at any time, in whole or in part, at the option of La-Z-Boy, at one hundred percent (100%) of their principal amount together with accrued interest to the redemption date (Article Eleven).

MERGER AND CONSOLIDATION

     The Indenture will permit, without the consent of Holders of the La-Z-Boy Notes, the consolidation or merger of La-Z-Boy with or into any other corporation, if (i) La-Z-Boy is the continuing corporation or if the successor corporation is incorporated under the laws of the United States, any State thereof or the District of Columbia and expressly assumes the obligations of La-Z-Boy under the Indenture; and (ii) immediately after giving effect to such transactions, no Event of Default shall have happened and be continuing (Section 801).

EVENTS OF DEFAULT

     Each of the following events is defined as an Event of Default under the Indenture with respect to the La-Z-Boy Notes: (i) default in the payment of any principal and interest on the La-Z-Boy Notes, when due, continued for 30 days (a "Payment Default"); (ii) failure to observe or perform any other covenant contained in the Indenture for the benefit of the La-Z-Boy Note Holders continued for 60 days after written notice from the Designated Representative or the Holders of at least fifty percent (50%) in principal amount of the outstanding La-Z-Boy Notes; or (iii) certain events of bankruptcy, insolvency or reorganization (Section 101).

     The Indenture provides that if an Event of Default, other than a Payment Default, shall have occurred and be continuing, the Designated Representative and the Holders of not less than fifty percent (50%) in principal amount of the La-Z-Boy Notes outstanding may declare the principal and the interest accrued thereon, if any, to be due and payable immediately. Upon certain conditions such declarations may be annulled and past defaults (except for Payment Defaults or defaults in compliance with certain covenants) may be waived by the Holders of a majority in principal amount of the La-Z-Boy Notes outstanding (Sections 501 and 513).

     The Indenture provides that if a Payment Default shall have occurred and be continuing any Holder may notify La-Z-Boy in writing of the occurrence of an Event of Default with respect to such Holder's La-Z-Boy Note(s) only and may declare the principal and the interest accrued thereon, if any, to be due and payable immediately.

     Under the Indenture La-Z-Boy must give to the Designated Representative and the Holders of the La-Z-Boy Notes notice of all uncured defaults, other than a Payment Default, known to it with respect to the La-Z-Boy Notes within 90 days after such a default occurs (the term "default" includes the events specified above without notice of grace periods) (Section 602).

     No Holder of any Note may institute any action under the Indenture unless
(i) such Holder gives La-Z-Boy written notice of a continuing Payment Default;
(ii) the Holders of not less than fifty percent (50%) in the aggregate principal amount of the La-Z-Boy Notes outstanding requests the Designated Representative to institute proceedings in respect of an Event of Default;
(iii) such Holder or Holders offer the Designated Representative such reasonable indemnity as the Designated Representative may require; (iv) the Designated Representative fails to institute an action for 60 days thereafter; and (v) no inconsistent direction is given to the Designated Representative during such 60-day period by the Holders of a majority in aggregate principal amount of the La-Z-Boy Notes outstanding (Section 506).

     The Holders of a majority in aggregate principal amount of the La-Z-Boy Notes outstanding have the right, subject to certain exceptions, to waive an Event of Default, direct the time, method and place of conducting any proceeding for any remedy available to the Designated Representative, or exercising any power conferred on the Designated Representative with respect to the La-Z-Boy Notes (Section 511).

     The Indenture provides that, in case an Event of Default (other than a Payment Default) shall occur and be continuing, the Designated Representative, in exercising its rights and powers under the Indenture, will be required to use the degree of care of a prudent man in the conduct of his own affairs (Section 601). The Indenture further provides that the Designated Representative shall not be required to expend or risk his own funds or otherwise incur any financial liability in the performance of any of his duties under the Indenture unless it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is reasonably assured to it (Section 601).

     La-Z-Boy must furnish to the Designated Representative within 120 days after the end of each fiscal year a statement signed by certain officers of La-Z-Boy to the effect that a review of the activities of La-Z-Boy during such year and of its performance under the Indenture and the terms of the La-Z-Boy Notes has been made, and to the best of the knowledge of the signatories based on such review, La-Z-Boy is not in default in the performance and observance of the terms of the Indenture, or, if La-Z-Boy is in default, specifying such default (Section 1004).

DEFEASANCE

     Under the terms of the Indenture, La-Z-Boy, at its option, (i) will be "Discharged" (defined herein as in the Indenture) from any and all obligations in respect of the La-Z-Boy Notes (except in each case for certain obligations to register the transfer of La-Z-Boy Notes, replace stolen, lost or mutilated La-Z-Boy Notes, or hold moneys for payment in trust) or (ii) need not comply with certain restrictive covenants of the Indenture (including those described above under "Certain Covenants of La-Z-Boy"), if La-Z-Boy deposits in trust for the benefit of the Holders, money or U.S. Government Obligations which passes through the payment of interest thereon and principal thereof which will provide for the payment of the principal of and interest on the La-Z-Boy Notes on the dates such payments are due in accordance with the terms of the La-Z-Boy Notes.

MODIFICATION OF THE INDENTURE

     Under limited circumstances, the Indenture may be modified by La-Z-Boy and the Designated Representative without the consent of the Holders of any La-Z-Boy Notes. In addition, with certain exceptions, the Indenture or the rights of the Holders of the La-Z-Boy Notes may be modified by La-Z-Boy and the Designated Representative with the consent of the Holders of a majority in aggregate principal amount of the La-Z-Boy Notes affected by such modification then outstanding, but no such modification may be made which would (i) change the maturity of any payment of principal of, or any premium on, or any installment of interest on, any La-Z-Boy Note, or reduce the principal amount thereof or the interest thereon, or change the method of computing the amount of principal thereof or interest thereon on any date or change any place of payment where, or the coin or currency in which, any La-Z-Boy Note or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof;
(ii) reduce the percentage in principal amount of the outstanding La-Z-Boy Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences, provided for in the Indenture;
or (iii) modify any of the provisions of certain Sections of the Indenture including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding La-Z-Boy Note affected thereby (Section 902).

THE DESIGNATED REPRESENTATIVE

     Mr. Rodney D. England, having offices at 402 Old Knoxville Highway, New Tazewell, Tennessee 37825, will act as Designated Representative under the Indenture.


                     DESCRIPTION OF THE PERFORMANCE UNITS


     The Performance Units will constitute general unsecured obligations of La-Z-Boy to issue additional shares of La-Z-Boy Common Stock to former E/C shareholders in respect of the Merger. For a description of the terms of the Performance Units, see "The Merger and Related Transactions -- Performance Units." The Performance Units will be non-transferable and will not be listed on any exchange; there is therefore no expectation that any trading market will be established for the Performance Units. The payment of additional Merger consideration pursuant to the Performance Units is conditioned upon the Surviving Corporation's future performance at levels never before achieved by E/C; accordingly, the present value of the Performance Units is unknown, and there can be no assurance that they will not prove to have little or no value at maturity.





                                LEGAL MATTERS

     The legality of the La-Z-Boy Common Stock, the La-Z-Boy Notes, and the Performance Units will be passed upon for La-Z-Boy by its counsel, Miller, Canfield, Paddock and Stone, P.L.C., 150 West Jefferson, Suite 2500, Detroit, Michigan 48226. Miller, Canfield, Paddock and Stone, P.L.C. has also issued the tax opinion described above under "The Merger and Related Transactions
- - Certain Federal Income Tax Consequences." Rocque E. Lipford, the sole shareholder of Rocque E. Lipford, P.C., which is a principal of Miller, Canfield, Paddock and Stone, P.L.C., is a director of La-Z-Boy.


     Certain legal matters will be passed upon for E/C by its counsel, Baker, Donelson, Bearman & Caldwell, 2200 Riverview Tower, Knoxville, Tennessee 37902.


                                   EXPERTS

     The financial statements of E/C included in this Proxy
Statement/Prospectus and in the Registration Statement have been audited by BDO Seidman, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of that firm as experts in auditing and accounting in giving said reports.

     The financial statements incorporated in this Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K of La-Z-Boy for the fiscal year ended April 30, 1994, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     A representative of BDO Seidman is expected to be present at the Meeting. This representative will have an opportunity to make statements if he or she so desires and will be available to respond to appropriate questions.

                                    ENGLAND/CORSAIR, INC.
                                     FINANCIAL STATEMENTS


                                INDEX TO FINANCIAL STATEMENTS


                                                                         Page

Report of Independent Certified Public Accountants.....................   F-2
Balance Sheets as of June 30, 1994 and 1993............................   F-3
Statements of Income for Each of the Three Years in the Period
 Ended June 30, 1994...................................................   F-5
Statements of Equity Subject to Redemption for Each of the Three Years
 in the Period Ended June 30, 1994.....................................   F-6
Statements of Cash Flows for Each of the Three Years in the Period
 Ended June 30, 1994...................................................   F-7
Summary of Accounting Policies.........................................   F-9
Notes to Financial Statements..........................................   F-11
Balance Sheets as of December 31, 1994 and June 30, 1994 (Unaudited)...   F-18
Statements of Income for the Six Months Ended December 31, 1994 and
 December 31, 1993 (Unaudited).........................................   F-19
Statements of Cash Flows for the Six Months Ended December 31, 1994
 and December 31, 1993 (Unaudited).....................................   F-20
Notes to Financial Statements (Unaudited)..............................   F-21

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



England/Corsair, Inc.
Tazewell, Tennessee

     We have audited the accompanying balance sheets of England/Corsair, Inc. as of June 30, 1994 and 1993, and the related statements of income, equity subject to redemption and cash flows for each of the three years in the period ended June 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of England/Corsair, Inc. at June 30, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1994, in conformity with generally accepted accounting principles.



High Point, North Carolina                                        BDO SEIDMAN
August 12, 1994

                             ENGLAND/CORSAIR, INC.

                                BALANCE SHEETS
                                (IN THOUSANDS)

June 30,                                                                   1994          1993
- ----------------------------------------------------------------------------------------------
ASSETS

Current
  Cash                                                                  $   218       $   109
  Receivables:
     Trade, less allowance of $68 for possible losses                       833           397
     Factors (Note 1)                                                     2,129           986
  Inventories (Note 2)                                                    9,551        10,004
  Other, including prepaid expenses                                         326           129


TOTAL CURRENT ASSETS                                                     13,057        11,625



PROPERTY AND EQUIPMENT, less accumulated
  depreciation and amortization (Notes 3, 5 and 6)                       20,795        16,325



OTHER, including cash surrender value of insurance
  (face amount $3,050) on officers' lives, less
  loans of $40                                                              515           466

                                                                        $34,367      $ 28,416

                                                                               F-4

                             ENGLAND/CORSAIR, INC.
                          BALANCE SHEETS (CONCLUDED)
                     (IN THOUSANDS EXCEPT SHARE AMOUNTS)

June 30,                                                                   1994          1993
- ----------------------------------------------------------------------------------------------
LIABILITIES AND EQUITY SUBJECT TO REDEMPTION

CURRENT LIABILITIES
  Accounts payable - trade                                              $ 6,397       $ 5,294
  Accruals:
     Compensation                                                         1,577         1,158
     Employee benefits (Note 6)                                             241           202
     Income taxes                                                            58            66
     Interest                                                                86            70
  Current maturities of long-term debt (Note 5)                             860           780
  Current maturities of capital lease obligations (Note 6)                1,826         1,190


TOTAL CURRENT LIABILITIES                                                11,045         8,760

LONG-TERM DEBT, less current maturities (Note 5)                          6,885        3,590

CAPITAL LEASE OBLIGATIONS, less current maturities (Note 6)               4,523        2,059

DEFERRED INCOME TAXES (Note 7)                                              140            90

EQUITY SUBJECT TO REDEMPTION (Notes 6 and 9)
  Common stock (Notes 6 and 9):
    Class A, without par value - shares authorized, 500,000;
      issued 262,252                                                        262           --
    Class B, without par value - shares authorized, 500,000;
      issued 72,678                                                          73           --
    Common stock, $1 par - shares authorized, 0 in 1994 and
      500,000 in 1993; issued 334,930 in 1993                                --           335
  Retained earnings                                                      12,882        15,025
  Treasury stock, at cost, 37,600 shares of Class A
    Common stock                                                         (1,443)       (1,443)


TOTAL EQUITY SUBJECT TO REDEMPTION                                       11,774        13,917


TOTAL LIABILITIES AND EQUITY SUBJECT TO REDEMPTION                       34,367        28,416

Commitments (Note 6)

                                                                        $34,367       $28,416


See accompanying summary of accounting policies and notes to financial statements.

                                                                               F-5

                             ENGLAND/CORSAIR, INC.
                             STATEMENTS OF INCOME
                                (IN THOUSANDS)

Year ended June 30,                                             1994         1993        1992
- ----------------------------------------------------------------------------------------------
NET SALES                                                   $105,781    $  99,435    $ 86,175

COST OF SALES                                                 87,288       79,905      69,107


GROSS PROFIT ON SALES                                         18,493       19,530      17,068

SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES (Note 10)                                          14,484       12,632      10,040


OPERATING INCOME                                               4,009        6,898       7,028


OTHER INCOME (EXPENSE)
  Interest expense                                            (1,387)      (1,139)     (1,359)
  Interest income                                                 69           66          54
  Miscellaneous - net                                             10           57          70


TOTAL OTHER INCOME (EXPENSE)                                  (1,308)      (1,016)    (1,235)


INCOME BEFORE TAXES ON INCOME                                  2,701        5,882      5,793

TAXES ON INCOME (BENEFIT) (Note 7)                               122         (499)     2,100


NET INCOME                                                  $  2,579    $   6,381    $  3,693


PRO FORMA AMOUNTS (Note 9)
  INCOME BEFORE TAXES                                       $  2,701    $   5,882
  INCOME TAXES AT 36.8%                                          994        2,165
  NET INCOME                                                $  1,707    $   3,717

  PRO FORMA INCOME PER SHARE                                $   5.75    $   12.47    $ 12.37

See accompanying summary of accounting policies and notes to financial statements.

                             ENGLAND/CORSAIR, INC.

                  STATEMENTS OF EQUITY SUBJECT TO REDEMPTION
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                        Common Stock          Treasury Stock
                                     ------------------     ------------------        Retained
                                      Shares    Amount       Shares     Amount        earnings
- ----------------------------------------------------------------------------------------------
BALANCE, July 1, 1991                307,800     $308       36,500     $ 1,361       $  8,212

ADD - net income for the year              -        -            -           -          3,693

DEDUCT:
   S Corporation distributions             -        -            -           -           (597)
   10% stock dividend                 27,130       27            -           -            (27)


BALANCE, June 30, 1992               334,930      335       36,500       1,361         11,281

ADD - net income for the year              -        -            -           -          6,381

DEDUCT:
   S Corporation distributions             -        -            -           -         (2,637)
   Purchase of treasury stock              -        -        1,100          82              -


BALANCE, June 30, 1993               334,930      335       37,600       1,443         15,025

ADD - net income for the year              -        -            -           -          2,579

DEDUCT - S Corporation distributions       -        -            -           -         (4,722)


BALANCE, June 30, 1994               334,930     $335       37,600     $ 1,443       $ 12,882

See accompanying summary of accounting policies and notes to financial statements.

                             ENGLAND/CORSAIR, INC.

                           STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)

Year ended June 30,                                        1994           1993           1992
- ----------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Cash received from customers                        $ 104,185      $ 108,455      $  93,995
  Cash paid to suppliers and employees                  (97,395)       (98,137)       (86,662)
  Interest paid                                          (1,370)        (1,098)        (1,377)
  Interest received                                          69             66             54
  Income taxes paid, net of refunds received                (80)        (1,219)        (1,424)
  Other receipts                                             10             57             93


NET CASH PROVIDED BY OPERATING ACTIVITIES                 5,419          8,124          4,679


CASH FLOWS FROM INVESTING ACTIVITIES
  Distributions to stockholders                          (4,722)        (3,234)             -
  Capital expenditures                                   (3,272)        (2,965)          (983)
  Increase in cash surrender value of insurance             (19)           (11)           (25)
  Purchase of treasury stock                                  -            (82)             -


NET CASH USED IN INVESTING ACTIVITIES                    (8,013)        (6,292)        (1,008)


CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of long-term debt                5,170              -         (1,500)
  Principal payments on long-term debt                   (1,795)          (790)        (1,159)
  Principal payments under capital lease obligations       (672)        (1,030)        (1,009)


NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES       2,703         (1,820)        (3,668)


NET INCREASE IN CASH                                        109             12              3

CASH, at beginning of year                                  109             97             94


CASH, at end of year                                  $     218      $     109      $      97

See accompanying summary of accounting policies and notes to financial statements.

                             ENGLAND/CORSAIR, INC.

                     STATEMENTS OF CASH FLOWS (CONCLUDED)
                                (IN THOUSANDS)

Year ended June 30,                                             1994        1993         1992
- ----------------------------------------------------------------------------------------------
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY
  OPERATING ACTIVITIES
     Net income                                              $ 2,579      $6,381      $ 3,693


     Adjustments to reconcile net income to net cash
       provided by operating activities:
         Depreciation and amortization                         2,574       1,908        1,802
         Deferred income taxes                                    50        (784)        (116)
         Provision for losses on accounts receivable              17          64           33
         Loss on disposition of assets                             -           -           22
         Change in assets and liabilities:
           Decrease (increase) in accounts receivable         (1,596)         94         (325)
           Decrease (increase) in inventories                    453      (1,529)       1,093
           Decrease (increase) in prepaid expenses and
              other assets                                      (227)       (248)         (25)
           Increase (decrease) in payables and accrued
              expenses                                         1,577       3,172       (2,290)
           Increase (decrease) in income taxes payable            (8)       (934)         792


     Total adjustments                                         2,840       1,743          986


NET CASH PROVIDED BY OPERATING ACTIVITIES                    $ 5,419      $8,124      $ 4,679

See accompanying summary of accounting policies and notes to financial statements.

                             ENGLAND/CORSAIR, INC.

                        SUMMARY OF ACCOUNTING POLICIES


ORGANIZATION AND BUSINESS         The Company was incorporated in Tennessee
                                  in 1964 and is engaged primarily in the
                                  design, manufacture and sale of upholstered residential furniture. In addition, the
                                  Company imports and sells occasional tables.

SALES RECOGNITION AND
CREDIT RISK                       Sales are made to the retail furniture
                                  industry primarily in the United States and Canada. Sales are recognized when delivered and accepted by the customer. The Company uses factoring arrangements to minimize the risk on accounts receivable. The Company has no concentrated sales or credit risk with any individual customer.

INVENTORIES                       Inventories are valued at the lower of cost
                                  (first-in, first-out) or market. Routine maintenance, operating and office supplies are not inventoried.

PROPERTY, EQUIPMENT AND
DEPRECIATION                      Property and equipment are stated at cost.
                                  Depreciation is computed using straight-line and accelerated methods for financial reporting purposes over the following estimated useful lives:

                                                                      Years
                                  Buildings and land
                                   improvements                       5 - 30
                                  Machinery and equipment             5 - 10
                                  Furniture, fixtures and office
                                   equipment                          3 - 10
                                  Transportation equipment            3 -  7
                                  Other vehicles                      3 -  7

                                  For income tax reporting purposes,
                                  depreciation is computed under the same
                                  methods used for financial reporting purposes except for additions after June 30, 1986 for which the straight-line method is used for financial reporting purposes and accelerated methods are used for income tax reporting purposes.

PRO FORMA DATA                    Pro forma adjustments are presented to
                                  reflect a provision for income taxes based upon pro forma income before taxes as if the Company had not been an S Corporation for the years ended June 30, 1994 and 1993.

See accompanying notes to financial statements.

                             ENGLAND/CORSAIR, INC.

                        SUMMARY OF ACCOUNTING POLICIES
                                  (CONCLUDED)


TAXES ON INCOME                   In July 1992, the Company elected S
                                  Corporation status for federal income tax purposes (see Note 7).

                                  For the year ended June 30, 1993, the Company elected early adoption of the method for accounting for income taxes pursuant to the Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (SFAS
                                  109). SFAS 109, effective for fiscal years beginning after December 15, 1992, requires, among other things, a liability approach to calculating deferred income taxes. This change had no material effect on earnings for the year ended June 30, 1993.

                                  Deferred income taxes are provided on the difference in earnings determined for tax and financial reporting purposes. Since July 1, 1992 deferred taxes are provided for certain state income taxes only, as these states do not recognize the S Corporation election.


EMPLOYEE BENEFITS                 The Company does not provide post-employment
                                  or retirement benefits to its employees.
                                  Accordingly, the provisions of the Financial
                                  Accounting Standards Board's Statements of
                                  Financial Accounting Standards No. 106
                                  "Employers' Accounting for Post-retirement
                                  Benefits other than Pensions" and No. 112
                                  "Employers' Accounting for Postemployment
                                  Benefits" do not have an effect on the
                                  financial condition or results of operations of the Company.


STATEMENTS OF CASH FLOWS          For purposes of the statements of cash flows,
                                  the Company considers investments purchased with a maturity of three months or less to be cash equivalents. There were no cash equivalents at June 30, 1994 or 1993.


FREIGHT REVENUES AND COSTS        Freight revenues are classified as an offset
                                  against freight costs which are classified as a cost of sales.

See accompanying notes to financial statements.

                             ENGLAND/CORSAIR, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                (IN THOUSANDS)

1.   ACCOUNTS RECEIVABLE
     AND FACTORING
     AGREEMENT                    The Company factors most of its customer
                                  accounts receivable with two factors. Of the receivable invoices factored, most are factored without recourse. Under the terms of the agreement, the Company may receive advances prior to the due dates of the factored invoices. Such advances, available from ninety to one hundred percent of the factored receivables, bear interest at the prime rate.


2.   INVENTORIES                  Inventories are summarized as follows:

                                                        1994           1993
- -----------------------------------------------------------------------------
Finished products, including tables                   $ 2,784         $ 3,713
Work-in-process                                           516             631
Raw materials                                           6,251           5,660


Total inventories                                     $ 9,551         $10,004


3.   PROPERTY AND
     EQUIPMENT                    Major classes of property and equipment
                                  consist of the following:

                                                         1994         1993
- ------------------------------------------------------------------------------
Land                                                  $   987         $   987
Buildings and improvements                             12,021          10,330
Machinery and equipment (Note 5)                        4,558           4,341
Furniture, fixtures and office equipment                2,436           1,746
Transportation equipment (Note 5)                      10,268           6,452
Other vehicles                                          1,465           1,255


Totals                                                 31,735          25,111

Less accumulated depreciation
  and amortization                                    (10,940)         (8,786)


Net property and equipment                            $20,795        $ 16,325


4.   NOTES PAYABLE                In July 1994, the Company entered into an
                                  agreement with a bank which provides for a line of credit up to a maximum of $3,750 with interest at the lesser of the prime rate less .5 percent or the LIBOR rate plus 1.2 percent.

                             ENGLAND/CORSAIR, INC.

                                (IN THOUSANDS)

4.   NOTES PAYABLE
     (CONCLUDED)       Any amounts outstanding under this line of credit
                       at September 1, 1997 will convert to a term loan with monthly payments beginning in September 1997 with the remaining balance to be paid in August
                       2001. The payments will be based upon an amortization period of ten years.

                       In addition to the line of credit, the agreement also provides for borrowings of an additional $3,750. Under a bridge loan provided by the bank, $3,750 was outstanding at June 30, 1994 (see note 5).


5.   LONG-TERM DEBT          Long-term debt consists of:

                                              1994         1993
- -----------------------------------------------------------------
Note to bank payable $43 per
     month, including interest at
     6.95%, beginning September
     1997, with the remaining
     balance of approximately
     $2,600 due August 2001,
     collateralized by property
     and equipment (see Note 4)              $3,750     $     --

Notes to shareholders payable $64
     per quarter, plus interest at 7%
     beginning August 1994 through
     May 1999 (subordinated)                  1,288           --

Note to bank payable $47 per
     quarter, plus interest at the
     prime rate plus 1% through
     November 1995 with the remaining
     balance due November 1995,
     collateralized by property                 265         1,443

Note to bank payable $50 per
     quarter, plus interest at the
     prime rate plus .75%, through
     August 1995 with the remaining
     balance due November 1995,
     collateralized by property               1,145         1,345

                             ENGLAND/CORSAIR, INC.

                                (IN THOUSANDS)


5.   LONG-TERM DEBT
     (CONCLUDED)

                             Industrial revenue bond
                              payable $13 per quarter,
                              plus interest at 90% of the
                              prime rate through
                              September 2008 with a
                              final payment due October
                              2008, collateralized by
                              property                                  725      775

                             Note payable $4 per month,
                              including interest at 10%
                              through February 2002,
                              collateralized by property
                              and guaranteed by a
                              stockholder                               276      299

                             Other, collateralized by property
                              and transportation equipment              296      508

                             Totals                                   7,745    4,370

                             Less current maturities                    860      780

                             Total long-term debt                    $6,885   $3,590


                             At June 30, 1994, the approximate aggregate amounts of long-term debt maturing in each of the next five years are as follows: 1995 - $860; 1996 - $1,370; 1997 - $355; 1998 - $570;
                             and 1999 - $640.  Certain of the above
                             loan agreements contain covenants with
                             respect to working capital, total indebtedness, capital expenditures, stockholders' equity, earnings and dividends. At June 30, 1994, the Company was in compliance with the provisions of the agreements.



6.   COMMITMENTS             Leases

                             The Company leases showroom facilities, a manufacturing facility, a research facility, equipment and delivery equipment under operating leases that expire over the next five years.
                             In most cases, management expects that in the normal course of business, leases will be renewed or replaced with other leases. Rent expense was approximately $520, $685 and $490 for years ended June 30, 1994, 1993 and 1992, respectively. In addition, the Company leases equipment (primarily trucks used as transportation equipment) under capital leases expiring at various dates through May, 1998.

                             ENGLAND/CORSAIR, INC.

                                (IN THOUSANDS)


6.   COMMITMENTS
     (CONTINUED)                  Following is an analysis of leased property
                                  under capital leases by major classes:

Asset balances at June 30,             1994            1993
- --------------------------------------------------------------
Transportation equipment              $9,590         $6,191
Machinery and equipment                  306            306


                                       9,896          6,497

Less accumulated amortization          4,415          3,477


Net leased property under
   capital leases                     $5,481         $3,020


                                  As of June 30, 1994, future net minimum lease payments under capital leases and future minimum rental payments required under operating leases that have initial or remaining noncancelable terms in excess of one year are as follows:

                                        Capital        Operating
                                        leases          leases
- ----------------------------------------------------------------
1995                                    $2,170         $  150
1996                                     1,785             20
1997                                     1,430             20
1998                                     1,190             10
1999                                       389             --
Thereafter                                 176             --


Total minimum lease payments             7,140         $  200



Less amount representing interest,
   calculated at the Company's
   incremental borrowing rate             (791)


Present value of net minimum
   lease payments                       $6,349

                             ENGLAND/CORSAIR, INC.

                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


6.   COMMITMENTS

     (CONCLUDED)                  EMPLOYEE BENEFITS

                                  The Company maintains a self-insurance
                                  program for that portion of health care costs not covered by insurance. The Company is liable for claims up to $60 per participant annually, and aggregate claims up to $2,170 annually. Self-insurance costs are accrued based upon the aggregate of the liability for reported claims and an estimated liability for claims incurred but not reported.

                                  WORKMEN'S COMPENSATION

                                  In July 1992, the Company began a
                                  self-insurance plan for workmen's
                                  compensation coverage. The Company is liable for claims up to $250 per employee and aggregate claims up to $1,100 annually.
                                  Self insurance costs are accrued based upon the aggregate of the expected liability for claims filed which have not been paid. The plan requires the Company to maintain
                                  $1,000 of letters of credit as security
                                  to cover potential claims.

                                  STOCKHOLDERS' AGREEMENTS

                                  The Company has agreements with its
                                  stockholders whereby the Company agrees to purchase all shares of a stockholder upon death at an amount established by the Board of Directors (currently $61 per share). The amount may be paid in cash or with notes to be repaid over a period not to exceed 60 months with interest at 5%. As a result of the potential redemptions, what would otherwise be classified as stockholders' equity is presented as equity subject to redemption in the accompanying balance sheets.


                                  RETIREMENT PLAN

                                  In August 1992, the Company adopted a
                                  tax-qualified employee benefit plan which meets the criteria of Section 401(k) of the Internal Revenue Code. Under the Plan, participants may elect to defer from 1% to 25% of their compensation into the Plan up to specified limits per year ($9 during 1994). The Company contributes an additional amount equal to 25% of the employee contributions, limited to $1 per employee. Participants become fully vested in contributions made by the Company on a graduated scale defined in the Plan document. Company contributions were approximately
                                  $147 and $149 in the years ended June 30, 1994 and 1993, respectively.

                             ENGLAND/CORSAIR, INC.

                                (IN THOUSANDS)


7.   TAXES ON INCOME (BENEFIT)    Provisions for federal and state income
                                  taxes in the statements of income are made up of the following components:

Year ended June 30,              1994       1993         1992
- ----------------------------------------------------------------
Current:
   Federal                      $  -       $   -        $1,925
   State                          72         285           245

                                  72         285         2,170


Deferred taxes (benefit):
   Federal                         -        (764)          (60)
   State                          50         (20)          (10)

                                  50        (784)          (70)

Total taxes on income
 (benefit)                      $122       $(499)       $2,100

                                  The absence of a provision for federal
                                  income taxes for the years ended June 30, 1994 and 1993 is due to the election by the Company, and consent by its stockholders to include their respective shares of taxable income of the Company in individual federal tax returns (S Corporation election). As a result of the election, federal deferred taxes were eliminated and included in income for the year ended June 30, 1993.

                                  The following summary reconciles income
                                  taxes at the maximum federal statutory rate with the effective rate.

                                           1994       1993       1992
                                             %          %          %
Provision for Federal income taxes
   at the statutory rate                     -            -      34.0
Increase (decrease) due to:
   State income taxes                      4.5          4.5       2.8
   Federal income taxes eliminated
      due to S corporation election          -        (13.0)        -
   Other                                     -            -       (.5)


Taxes on income (benefit)                  4.5         (8.5)     36.3

                             ENGLAND/CORSAIR, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONCLUDED)
                                (IN THOUSANDS)

7.   TAXES ON INCOME (BENEFIT)
     (CONCLUDED)                  The components of the deferred income taxes
                                  at June 30, 1994 and 1993 are as follows:


                                               1994        1993
- ----------------------------------------------------------------
Deferred tax assets:
   Inventories                                $  3         $  9
   Allowance for doubtful accounts               3            3
   Accrued expenses                             31            8

Total deferred tax assets                       37           20

Deferred tax liability - depreciation          177          110

Total net deferred tax liability              $140         $ 90



8.   SUPPLEMENTAL CASH
     FLOW INFORMATION             Capital lease obligations of approximately
                                  $3,772 and $2,382 were incurred when
                                  the Company entered into leases for delivery vehicles and equipment in the years ended
                                  June 30, 1994 and 1993, respectively. The
                                  Company did not enter into capital lease obligations during the year ended June 30, 1992.


9.   COMMON STOCK                 During the year ended June 30, 1994, the
                                  Company entered into a plan whereby its
                                  existing common stock was exchanged for
                                  newly created Class A common stock and
                                  Class B common stock. The Class A common stock is voting stock which can only be held by individuals actively involved in the management of the Company. The Class B common stock is non-voting stock. The relative rights, preferences and limitations of the shares are otherwise the same. As a result, there are no shares of the old common stock outstanding.

10.  Other                        In the year ended June 30, 1994, the Company
                                  recorded a charge of $600 in connection with a
                                  a one time bonus paid to its former chairman of the
                                  board. Such charge is included in selling
                                  general and administrative expenses in the
                                  accompanying statements of income.



                                                                           F-18

                             ENGLAND/CORSAIR, INC.

                                BALANCE SHEETS
                         (IN THOUSANDS EXCEPT SHARES)

                                                          (UNAUDITED)
                                                          December 31,        June 30,
                                                              1994               1994

ASSETS

Current Assets:

  Cash and cash equivalents                                 $    285          $    218

  Accounts Receivable less allowance for losses
   of $68                                                      1,535               833

  Accounts Receivable from factors                             2,186             2,129

  Inventories (Note 3)                                         9,031             9,551

  Prepaid Expense                                                335               326

    Total Current Assets                                      13,372            13,057

  Net Property and Equipment                                  21,679            20,795

  Other Assets                                                   568               515

                                                            $ 35,619          $ 34,367

LIABILITIES AND EQUITY SUBJECT TO REDEMPTION

Current Liabilities:

  Accounts Payable                                          $  4,929          $  6,397

  Current Portion of Long Term Debt                            2,325             2,686

  Accrued Liabilities (Note 7)                                 3,214             1,962

    Total current liabilities                                 10,468            11,045

Long Term Debt

  Long Term Notes Payable                                      6,784             6,457

  Long Term Notes Payable to Shareholders                      1,161             1,288

  Obligations under long term capital leases                   6,725             6,349

    Less Current Portion                                      (2,325)           (2,686)

    Long Term Debt                                            12,345            11,408

    Deferred Taxes                                               140               140

      Total Long Term Liabilities                             12,485            11,548




Equity Subject to Redemption (Notes 4 and 5)

  Common stock (Notes 6 and 9):
    Class A, without par value - shares authorized,
      500,000; issued 262,252                                    262              .262
    Class B, without par value - shares authorized,
      500,000; issued 72,678                                      73               .73

  Retained Earnings                                           13,774            12,882

    Less Treasury Stock at cost, 37,600 shares
      of Class A common stock                                 (1,443)           (1,443)

      Total Equity Subject to Redemption                      12,666            11,774

      Total Liabilities and Equity Subject to Redemption    $ 35,619          $ 34,367

  Commitments (Note 4)

See accompanying notes to unaudited financial statements.

                             ENGLAND/CORSAIR, INC.

                         INCOME STATEMENTS (UNAUDITED)
                     (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                    Six Months Ended
                                             December 31,    December 31,
                                                 1994             1993
                                               --------        ---------
Net Sales                                     $ 50,127         $ 50,524

Cost of Sales                                   41,183           41,609

    Gross Profit                                 8,944            8,915

Selling, general and administrative
  expenses                                       6,094            6,686

    Operating Profit                             2,850            2,229

Interest Expense                                  (948)            (590)

Interest Income                                     32               34

Miscellaneous Income                                38               11

    Income before taxes                          1,972            1,684

    Income Taxes                                    81               67

      Net Income                             $   1,891         $  1,617

Pro forma income taxes                        $    727         $    620

Pro forma net income                          $   1,245         $   1,064

Average Shares                                     297              298

Pro forma net income
 Per Share                                    $   4.19         $   3.57

Dividends Per Share                           $   3.36         $   5.92

See accompanying notes to unaudited financial statements.

                             ENGLAND/CORSAIR, INC.

                      STATEMENT OF CASH FLOWS (UNAUDITED)
                                (IN THOUSANDS)

                                                        Six Months Ended
                                                  December 31,   December 31,
                                                      1994            1993

Cash flows from operating activities:
  Cash received from customers                     $ 49,368         $50,897
  Cash paid to suppliers and employees              (46,265)        (47,410)
  Interest paid                                        (944)           (596)
  Interest received                                      32              34
  Income taxes paid                                      (6)             (2)
  Other receipts                                         38              11
Net cash provided by operating activities             2,223           2,934
Cash flows from investing activities:
  Distributions to stockholders                        (143)         (1,763)
  Capital expenditures                               (1,014)           (641)
  Increase in cash surrender value of insurance          (5)            (54)
Net cash used in investing activities                (1,162)         (2,458)
Cash flows from financing activities:
  Proceeds from issuance of long-term debt            2,960             806
  Principal payments on long term debt               (2,760)           (677)
  Principal payments under capital lease obligations (1,194)           (691)
Net cash used in financing activities                  (994)           (562)
Net increase in cash                                     67             (86)
Cash, beginning of year                                 218             109
Cash, end of year                                    $  285         $    23


Reconciliation of net income to net cash provided by
 operating activities
   Net income                                         $1,891         $ 1,617

   Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation and amortization                    1,699           1,245
      Change in assets and liabilities:
       Decrease (increase) in accounts receivable       (759)            373
       Decrease (increase) in inventories                520            (260)
       Decrease (increase) in prepaid expenses and
        other assets                                     (57)           (249)
       Increase (decrease) in payables and accrued
        expenses                                      (1,071)            208

Total adjustments                                        332           1,317

Net cash provided by operating activities             $2,223          $2,934

See accompanying notes to unaudited financial statements.

                             ENGLAND/CORSAIR, INC.

                   NOTES TO FINANCIAL STATEMENTS (UNAUDITED)


Note 1 - In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position as of December 31, 1994 and the results of operations and cash flows for the six months ended December 31, 1994 and December 31, 1993.

Note 2 - The results of operations for the six months ended December 31, 1994 are not necessarily indicative of the results to be expected for the full year.

Note 3 - Inventories are summarized as follows:

                                                    (in Thousands)

                                           December 31, 1994    June 30, 1994
Finished products, including tables             $ 3,026             $2,784

Work-in-process                                     419                516

Raw materials                                     5,586              6,251

Total Inventories                                $9,031             $9,551

Note 4 - The Company has agreements with its stockholders whereby the Company agrees to purchase all shares of a stockholder upon death at an amount estab-lished by the Board of Directors (currently $61 per share). The amount may be paid in cash or with notes to be repaid over a period not to exceed 60 months with interest at 5%. As a result of the potential redemptions, what would otherwise be classified as stockholders' equity is presented as equity subject to redemption in the accompanying balance sheets.

Note 5 - On January 13, 1995, the Company, La-Z-Boy Chair Company ("La-Z-Boy") and LZB Acquisition, Inc. ("LZB"), a wholly-owned subsidiary of La-Z-Boy, executed an agreement which provides for the acquisition of the Company by LZB pursuant to the terms of the Amended and Restated Reorganization Agreement, on the effective date, holders of the Company's stock will receive, at their election, either shares of La-Z-Boy's common stock, La-Z-Boy's 8% Unsecured Promissory Notes due 1999 and/or cash. Holders of the Company's stock will also receive Performance Units which will provide for additional considerations in respect of the Merger if certain defined performance goals are achieved by the Company subsequent to the Merger.

Note 6 - During the six months ended December 31, 1994 and 1993, capital lease obligations of approximately $1,570,000 and $3,009,000 respectively, were incurred when E/C entered into leases for delivery vehicles.

Note 7 - The pro-forma balance sheet reflects dividends totaling approximately $856 declared but not paid as of December 31, 1994. In February E/C received life insurance proceeds totaling $850 on key man policies covering the former chairman of the board, Dwight England, who died in January, 1995. On
February 23, 1995 E/C distributed 50% of these proceeds or $1.43 per share to its shareholders in accordance with the provisions of the Reorganization Agreement. See "The Merger and Related Transactions - Distributions Prior to Closing." Dividends will be distributed for the period January through the effective date of the merger based on 60% of the taxable income earned during this period.

                          ANNEX A














                    AMENDED AND RESTATED
                  REORGANIZATION AGREEMENT


                dated as of January 13, 1995

                           among

                   La-Z-Boy Chair Company
                   LZB Acquisition, Inc.
                            and
                   England/Corsair, Inc.

                              TABLE OF CONTENTS


                                                                          Page

PREMISES...................................................................  1

1.    DEFINITIONS AND RULES OF
CONSTRUCTION................................  2
      1.1.    Definitions..................................................  2
              "Acquisition Event"..........................................  2
              "Agreement"..................................................  2
              "Alpha"  ....................................................  2
              "CERCLA" ....................................................  2
              "Closing"....................................................  2
              "Closing Date"...............................................  2
              "Code"   ....................................................  2
              "Debt"   ....................................................  2
              "E/C"    ....................................................  3
              "E/C Agreement"..............................................  3
              "E/C Balance Sheet Date".....................................  3
              "E/C Benefit Plans"..........................................  3
              "E/C Class A Stock"..........................................  4
              "E/C Class B Stock"..........................................  4
              "E/C Disclosure Schedule"....................................  4
              "E/C Financial Statements"...................................  4
              "E/C Formerly Owned Property"................................  4
              "E/C Intellectual Property"..................................  4
              "E/C Leased Personal Property"...............................  4
              "E/C Permits"................................................  4
              "E/C Property"...............................................  5
              "E/C Real Estate"............................................  5
              "E/C Real Estate Documents"..................................  5
              "E/C Stock"..................................................  5
              "E/C Shareholder Meeting"....................................  5
              "Effective Time".............................................  5
              "Encumbrance"................................................  5
              "Environmental Laws".........................................  5
              "ERISA"  ....................................................  6
              "Exchange Act"...............................................  6
              "Exchanges"..................................................  6
              "GAAP"   ....................................................  6
              "Governmental Entity"........................................  6
              "Guaranties".................................................  6
              "Hart-Scott-Rodino Act"......................................  6
              "Hart-Scott-Rodino Filings"..................................  6
              "Hazardous Substance(s)".....................................  7
              "ICC"    ....................................................  7
              "Indenture"..................................................  7
              "IRS"    ....................................................  7
              "LZB"    ....................................................  7
              "LZB Acquisition"............................................  7
              "LZB Common Stock"...........................................  7
              "LZB Company"................................................  7
              "LZB Disclosure Schedule"....................................  7
              "LZB Notes"..................................................  7
              "LZB Preferred Stock"........................................  7
              "LZB SEC Documents"..........................................  7
              "Material"...................................................  8
              "Material adverse effect"....................................  8
              "Materially Burdensome Condition"............................  8
              "MBCA"   ....................................................  8
              "Merger" ....................................................  8
              "Merger Consideration".......................................  9
              "Michigan Certificate of Merger".............................  9
              "Michigan Corporation Bureau"................................  9
              "Merger Securities"..........................................  9
              "PBGC"   ....................................................  9
              "Performance Units"..........................................  9
              "Person" ....................................................  9
              "Plan of Merger".............................................  9
              "Proxy Statement/Prospectus".................................  9
              "RCRA"   ....................................................  9
              "Registration Statement".....................................  9
              "Requisite Regulatory Approvals"............................. 10
              "Returns".................................................... 10
              "SEC"    .................................................... 10
              "Securities Act"............................................. 10
              "Subsidiary"................................................. 10
              "Surviving Corporation"...................................... 10
              "Takeover Proposal".......................................... 10
              "Taxes"  .................................................... 10
              "TBCA"   .................................................... 11
              "Tennessee Articles of Merger"............................... 11
              "Violation".................................................. 11
              "Voting Debt"................................................ 11
      1.2.    Plurals...................................................... 11
      1.3.    Gender....................................................... 11

2.    THE MERGER AND RELATED
TRANSACTIONS.................................. 11
      2.1.    Plan of Merger............................................... 11
      2.2.    E/C Shareholder Meeting...................................... 12
      2.3.    LZB Acquisition Shareholder Action........................... 12
      2.4.    Articles and Certificate of Merger; Effective
              Time......................................................... 12

3.    THE CLOSING.......................................................... 12
      3.1.    Closing Date................................................. 12
      3.2.    Sales and Transfer Taxes..................................... 13
      3.3.    Further Assurances........................................... 13

4.    REPRESENTATIONS AND
WARRANTIES....................................... 13
      4.1.    Representations and Warranties of E/C........................ 13
              4.1.1.   Organization, Standing, and Power................... 13
              4.1.2.   Capital Structure................................... 13
              4.1.3.   Authority........................................... 14
              4.1.4.   E/C Financial Statements............................ 15
              4.1.5.   Registration Statement.............................. 16
              4.1.6.   Compliance with Applicable Laws..................... 16
              4.1.7.   Litigation.......................................... 17
              4.1.8.   Taxes............................................... 17
              4.1.9.   Certain Agreements.................................. 19
              4.1.10.  Employee Benefit Plans.............................. 19
              4.1.11.  Subsidiaries........................................ 21
              4.1.12.  Absence of Certain Changes or Events................ 22
              4.1.13.  Antitakeover Provisions............................. 22
              4.1.14.  Environmental Matters............................... 22
              4.1.15.  Approvals........................................... 24
              4.1.16.  Brokers and Finders................................. 24
              4.1.17.  Labor Matters....................................... 24
              4.1.18.  Undisclosed Liabilities............................. 25
              4.1.19.  Illegal Payments.................................... 26
              4.1.20.  Bank Accounts....................................... 26
              4.1.21.  Insurance Matters................................... 26
              4.1.22.  Intellectual Property............................... 27
              4.1.23.  Conduct of Business................................. 27
              4.1.24.  Title to Assets..................................... 29
              4.1.25.  Real Property....................................... 30
              4.1.26.  Leased Personal Property............................ 31
              4.1.27.  E/C Tangible Personal Property...................... 32
              4.1.28.  Accounts Receivable................................. 32
              4.1.29.  Inventory........................................... 32
      4.2.    Representations and Warranties of the LZB
              Companies.................................................... 32
              4.2.1.   Organization, Standing, and Power................... 32
              4.2.2.   Capital Structure................................... 33
              4.2.3.   Authority........................................... 33
              4.2.4.   The Merger Securities............................... 35
              4.2.4.   LZB SEC Documents................................... 35
              4.2.5.   Registration Statement.............................. 36
              4.2.6.   Approvals........................................... 36
              4.2.7.   Brokers and Finders................................. 36
              4.2.8.   No Material Adverse Change.......................... 36

5.    COVENANTS............................................................ 37
      5.1.    Covenants of E/C............................................. 37
              5.1.1.   Ordinary Course..................................... 37
              5.1.2.   Dividends and Distributions......................... 37
              5.1.3.   Charter and Bylaw Amendments........................ 37
              5.1.4.   Other Actions....................................... 37
              5.1.5.   Advice of Changes; Government Filings............... 38
              5.1.6.   Accounting Methods.................................. 38
              5.1.7.   S Corporation Status................................ 38
              5.1.8.   Affiliate Transactions.............................. 38
              5.1.9.   Other Actions....................................... 38
              5.1.10.  No Solicitations.................................... 38
              5.1.11.  Acquisitions........................................ 39
              5.1.12.  Dispositions........................................ 39
              5.1.13.  Debt................................................ 39
              5.1.14.  Benefit Plans....................................... 39
              5.1.15.  Discharge of Claims; Capital
                       Expenditures........................................ 40
              5.1.16.  Access to Information............................... 40
      5.2.    Covenants of LZB Companies................................... 40
              5.2.1.   Dividends and Distributions......................... 40
              5.2.2.   Charter and Bylaw Amendments........................ 40
              5.2.3.   Other Actions....................................... 40
              5.2.4.   Advice of Changes; Government Filings............... 41
              5.2.5.   Other Actions....................................... 41

6.    ADDITIONAL AGREEMENTS................................................
41
      6.1.    Regulatory Matters........................................... 41
              6.1.1.   Registration Statement.............................. 41
              6.1.2.   Hart-Scott-Rodino Filings........................... 41
              6.1.3.   General............................................. 41
      6.2.    Opinions of Counsel.......................................... 42
      6.3.    Legal Conditions to Mergers.................................. 43
      6.4.    Affiliates................................................... 43
      6.5.    Expenses..................................................... 43
      6.6.    Additional Agreements; Best Efforts.......................... 44
      6.7.    Plan of Merger............................................... 44
      6.8.    Letter of E/C's Accountants.................................. 44
      6.9.    Letter of LZB's Accountants.................................. 44
      6.10.   E/C Disclosure Schedule...................................... 45

7.    CONDITIONS PRECEDENT.................................................
45
      7.1.    Conditions to Each Party's Obligation To Effect
              the Merger................................................... 45
              7.1.1.   Shareholder Approval................................ 45
              7.1.2.   Listing on Exchanges................................ 45
              7.1.3.   Requisite Regulatory Approvals...................... 45
              7.1.4.   Registration Statement.............................. 45
              7.1.5.   Blue Sky Matters.................................... 45
              7.1.6.   No Restrictions or Restraints;
                       Illegality.......................................... 45
              7.1.7.   No Materially Burdensome Condition.................. 46
              7.1.8.   Governmental Action................................. 46
              7.1.9.   Affiliates' Agreements.............................. 46
              7.1.10.  LZB Notes and Indenture............................. 46
      7.2.    Conditions to Obligations of the LZB Companies............... 46
              7.2.1.   Representations and Warranties...................... 46
              7.2.2.   Performance of Obligations of E/C................... 47
              7.2.3.   Consents Under Agreements........................... 47
              7.2.4.   Tax Opinions........................................ 47
              7.2.5.   Legal Opinions...................................... 47
              7.2.6.   Debt................................................ 47
              7.2.7.   Accountants' Letters................................ 47
              7.2.8.   Tax Lock-Up Letters................................. 47
              7.2.9.   S Corporation Opinion............................... 48
              7.2.10.  Waivers of Indemnification Rights................... 48
              7.2.11.  Termination of Employment Agreements................ 48
      7.3.    Conditions to Obligations of E/C............................. 48
              7.3.1.   Representations and Warranties...................... 48
              7.3.2.   Performance of Obligations of E/C................... 48
              7.3.3.   Consents Under Agreements........................... 49
              7.3.4.   Tax Opinions........................................ 49
              7.3.5.   Legal Opinions...................................... 49
              7.3.6.   Accountants' Letters................................ 49
              7.3.7.   Tax Lock-Up Letters................................. 49

8.    TERMINATION AND AMENDMENT............................................
49
      8.1.    Termination.................................................. 49
      8.2.    Effect of Termination........................................ 51
      8.3.    Amendment.................................................... 51
      8.4.    Extension; Waiver............................................ 51
      8.5.    Liquidated Damages; Termination Fee.......................... 52

9.    GENERAL PROVISIONS...................................................
52
      9.1.    Survival of Agreements....................................... 52
      9.2.    Notices...................................................... 52
      9.3.    Interpretation............................................... 53
      9.4.    Counterparts................................................. 53
      9.5.    Entire Agreement; No Third Party Beneficiaries;
              Rights of Ownership.......................................... 54
      9.6.    Governing Law................................................ 54
      9.7.    Enforcement of Agreement..................................... 54
      9.8.    Severability................................................. 54
      9.9.    Publicity.................................................... 54
      9.10.   Assignment................................................... 54


                                   EXHIBITS

1.    Plan of Merger
2.    Outline of Terms of LZB Notes

                             AMENDED AND RESTATED
                           REORGANIZATION AGREEMENT


        THIS AMENDED AND RESTATED REORGANIZATION AGREEMENT (this
"Agreement") is entered into as of January 13, 1995, by and among La-Z-Boy Chair Company, a Michigan corporation ("LZB"); LZB
Acquisition, Inc., a Michigan corporation ("LZB Acquisition"); and England/Corsair, Inc., a Tennessee corporation ("E/C").

                                   PREMISES:

        A. The parties have executed and delivered a Reorganization Agreement dated as of January 13, 1995 (the "Original Agreement") and a Plan of Merger dated as of January 13, 1995 (the "Original
Plan").

        B. The parties desire to amend and restate the Original Agreement and the Original Plan in their entirety as set forth in this Agreement and the Amended and Restated Plan of Merger attached hereto as Exhibit 1 and made a part hereof (the "Plan of Merger").

        C. This Agreement, together with the Plan of Merger, sets forth the terms and conditions of the reorganization of the E/C and the LZB Companies through the Merger, in which E/C will be merged with and into LZB Acquisition, LZB Acquisition (the surviving corporation of the Merger) will continue to be a wholly owned subsidiary of LZB, holders of E/C Stock will exchange their shares of E/C Stock for Merger Consideration pursuant to conversion formulas and procedures set forth in the Plan of Merger.

        D. The Plan of Merger is being executed and delivered by the parties thereto contemporaneously with the execution and delivery of this Agreement.

        E. The respective Boards of Directors of E/C, LZB, and LZB Acquisition have determined that it is in the best interests of E/C, LZB, and LZB Acquisition and their respective shareholders for E/C to be merged with and into LZB Acquisition upon the terms and subject to the conditions set forth in this Agreement and the Plan of Merger and in accordance with the TBCA and the MBCA.

        F. The respective Boards of Directors of E/C, LZB, and LZB Acquisition have adopted resolutions approving this Agreement, the Plan of Merger, and the Merger, and the Board of Directors of E/C has resolved to recommend approval of this Agreement, the Plan of Merger, and the Merger to its shareholders.

        G. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of
Section 368 of the Code.

        H. E/C and the LZB Companies desire to make certain representations, warranties, and agreements in connection with the transactions contemplated herein and also to prescribe various conditions to the consummation of such transactions.

        NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.      DEFINITIONS AND RULES OF CONSTRUCTION.

        1.1. Definitions. As used in this Agreement, the following terms have the following meanings:

        "Acquisition Event" means that E/C shall have authorized, recommended, proposed, or announced an intention to authorize, recommend, or propose, or entered into an agreement with any person (other than either of the LZB Companies) to effect a Takeover Proposal or shall have failed to publicly oppose a tender offer or exchange offer by another person based on a Takeover Proposal.

        "Agreement" means this Agreement, as the same may from time to time be amended or supplemented.

        "Alpha" means Alpha Aviation, Inc., a Tennessee corporation.

        "CERCLA" means the Comprehensive Environmental
Response Compensation and Liability Act, 42 U.S.C.
sections 9601 et seq.

        "Closing" means the consummation of the transactions which this Agreement provides are to occur on the Closing
Date.

        "Closing Date" is defined in Section 3.1.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Debt" means the following to the extent any item is not duplicative of another item: (a) all items of borrowing which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet as of the date at which Debt is to be determined; (b) all Guaranties, letters of credit, and endorsements (other than of notes, bills, and checks presented to banks for collection or deposit in the ordinary course of business); and (c) all items of borrowing secured by any Encumbrance existing on any property owned by the person whose Debt is to be determined, whether or not the borrowings secured thereby shall have been incurred or assumed by such person.

        "E/C" means England/Corsair, Inc., a Tennessee corporation.

        "E/C Agreement" means any of the following, whether oral or written, to which E/C or any Subsidiary is a party: (a) any consulting agreement not terminable on 60 days or less notice; (b) any union, guild, or collective bargaining agreement; (c) any agreement with any officer or other key employee of E/C or any Subsidiary the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving E/C of the nature contemplated by this Agreement; (d) any agreement with respect to any officer of E/C or any Subsidiary providing any term of employment or compensation guarantee; (e) any agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan, or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (f) any noncompetition or similar agreement which restricts the conduct of any business by E/C or any Subsidiary; (g) any loan or line of credit agreement, note, or other credit facility of E/C or any Subsidiary or any guarantees by E/C or any Subsidiary of the indebtedness of any other person; (h) any agreement providing for the payment or receipt by E/C or any Subsidiary of $100,000 or more in any twelve-month period; or (i) any agreement between E/C and any Subsidiary.

        "E/C Balance Sheet Date" means November 25, 1994.

        "E/C Benefit Plans" means all plans, contracts, programs, and arrangements for the benefit of the employees of E/C or any of its Subsidiaries, including
(but not limited to) employment agreements, collective bargaining agreements, pensions, profit sharing arrangements, bonuses, deferred compensation, retirement, stock option, severance, hospitalization, insurance, salary continuation, vacation, day care, scholarship, and other employee benefit plans, programs, or arrangements now maintained by E/C or any Subsidiary or under which

E/C or any Subsidiary has any obligations in respect of any current or former employee.

        "E/C Class A Stock" means the Class A Common Stock, without par value, of E/C.

        "E/C Class B Stock" means the Class B Common Stock, without par value, of E/C.

        "E/C Disclosure Schedule" means the disclosure schedule to be delivered to the LZB Companies by E/C pursuant to Section 6.10.

        "E/C Financial Statements" means: (a) the balance sheet as of June 30, 1994, the related statements of income, retained earnings, and changes in cash flows of E/C for the year ended June 30, 1994, the notes thereto and the audit report prepared in connection therewith by its independent certified public accountants; and (b) the balance sheet as of November 25, 1994, the related statements of income, retained earnings, and changes in cash flows of E/C for the period from July 1, 1994 to November 25, 1994, and the notes thereto.

        "E/C Formerly Owned Property" means all E/C Property owned or leased by E/C or any Subsidiary at any time in the past but not owned or leased as of the Effective
Time.

        "E/C Intellectual Property" means all intellectual property of E/C or any Subsidiary including, without limitation, all copyrights, patents, invention disclosures, trade secrets, trademarks, trade names, and service marks, whether registered or common law, and all applications therefor that are pending or in the process of preparation in the United States and in foreign countries, that are directly or indirectly owned, licensed, used, required for use, or controlled in whole or in part by E/C or any Subsidiary.

        "E/C Leased Personal Property" means all personal property that is currently being leased by E/C or any Subsidiary.

        "E/C Permits" means all permits, licenses, variances, exemptions, orders, and approvals of all Governmental Entities which are necessary for the operation of the business of E/C or any Subsidiary or the use, operation, or ownership of any of the E/C Real
Estate.

        "E/C Property" means any parcel of real estate now or heretofore owned by E/C or any Subsidiary or in which E/C or any Subsidiary has or had any interest, including any lessee's interest or any interest held as security for an obligation, and all E/C Formerly Owned Property.

        "E/C Real Estate" means all real property that is owned, leased, or subleased by E/C or any of its Subsidiaries or as to which any of them has any interest of any kind including, without limitation, all office, manufacturing, and warehouse facilities and ground leases.

        "E/C Real Estate Documents" means all deeds, leases, subleases, and other agreements and instruments relating to any of the E/C Real Estate.

        "E/C Stock" means either or both of the E/C Class A
Stock and the E/C Class B Stock.

        "E/C Shareholder Meeting" means a meeting of E/C's shareholders to be held for the purpose of voting upon the approval of this Agreement, the Plan of Merger, and the Merger.

        "Effective Time" is defined in Section 2.4.

        "Encumbrance" means any pledge, lien, security interest, encumbrance, mortgage, claim, proxy, voting trust, voting agreement, obligation, option, equity interest, demand, lease, sublease, tenancy, license, easement, or rights of occupancy or use by another person or any other interest whatsoever.

        "Environmental Laws" means: (a) the Toxic Substance Control Act, 15 U.S.C. sections 2601 et seq.; (b) the National Historic Preservation Act, 16 U.S.C. sections 470 et seq.;
(c) the Coastal Zone Management Zone Act of 1972, 16
U.S.C. sections 1451 et seq.; (d) the Rivers and Harbors Act of 1899, 33 U.S.C. sections 401 et seq.; (e) the Clean Water Act, 33 U.S.C. sections 1251 et seq.; (f) the Flood Disaster Protection Act, 42 U.S.C. sections 4001 et seq.; (g) the National Environmental Policy Act, 42 U.S.C. sections 4321 et seq.; (h) RCRA; (i) the Clean Air Act, 42 U.S.C. sections 7401 et seq.; (j) CERCLA; (k) the Hazardous Materials
Transportation Act, 49 U.S.C. sections 1801 et seq.; (l) the Safe Drinking Water Act, 42 U.S.C. sections 300f et seq.;
(m) the Emergency Planning and Community Right-to-Know
Act, 42 U.S.C. sections 11001 et seq.; (n) the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.
sections 136 et seq.; (o) the Occupational Safety and Hygiene

Act, 29 U.S.C. sections 685 et seq.; and (p) all other federal, state, county, municipal, local, foreign, and other statutes, laws, regulations, and ordinances which relate to or deal with protection of human health or the environment; all as may be from time to time amended.

        "ERISA" means the Employee Retirement Income
Security Act of 1974, as amended.

        "Exchange Act" means the Securities Exchange Act of
1934, as amended.

        "Exchanges" means the New York Stock Exchange and the Pacific Stock Exchange.

        "GAAP" means generally accepted accounting principles consistently applied.

        "Governmental Entity" means any court, commission, administrative agency, or other governmental authority or instrumentality, whether federal, state, or local, and whether domestic or foreign.

        "Guaranties" means all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of a person guaranteeing any Debt of any other person in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent, or otherwise, by such Person:
(a) to purchase such Debt or obligation or any property or assets constituting security therefor; (b) to advance or supply funds (i) for the purchase or payment of such Debt or obligation, (ii) to maintain working capital or other balance sheet conditions or otherwise to advance or make available funds for the purchase or payment of such Debt or obligation; (c) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Debt or obligation; or (d) otherwise to assure the owner of the Debt or obligation against loss in respect thereof.

        "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino
Antitrust Improvements Act of 1976, being Section 7A of the Clayton Act, as amended.

        "Hart-Scott-Rodino Filings" means the filing by E/C and LZB of appropriate premerger notification forms with respect to the Merger with the Federal Trade Commission on the Justice Department pursuant to the Hart-Scott-
Rodino Act.

        "Hazardous Substance(s)" means: (a) any flammable or combustible substance, explosive, and/or radioactive material, hazardous waste, toxic substance, pollutant, contaminant, and/or any related materials or substance identified in and/or regulated by any of the Environmental Laws; and (b) asbestos, polychlorinated biphenyls, urea formaldehyde, chemicals and/or chemical wastes, explosives, known carcinogens, petroleum products and by-products (including fractions thereof), and radon.

        "ICC" means the Interstate Commerce Commission.

        "Indenture" means the Indenture pursuant to which the LZB Notes will be issued, which shall be in form and substance satisfactory to E/C and LZB.

        "IRS" means the United States Internal Revenue
Service.

        "LZB" means La-Z-Boy Chair Company, a Michigan corporation.

        "LZB Acquisition" means LZB Acquisition, Inc., a
Michigan corporation and a wholly owned subsidiary of LZB.

        "LZB Common Stock" means the Common Stock, $1.00 par value, of LZB.

        "LZB Company" means either LZB or LZB Acquisition.

        "LZB Disclosure Schedule" means the disclosure schedule delivered to E/C by the LZB Companies prior to the execution of this Agreement.

        "LZB Notes" means 8% Unsecured Promissory Notes Due
1999 of LZB issued pursuant to the Indenture, which shall be in form and substance satisfactory to E/C and LZB and which shall be consistent with the outline of the terms thereof set forth in Exhibit 2.

        "LZB Preferred Stock" means the Preferred Stock of
LZB.

        "LZB SEC Documents" means the following documents heretofore filed with or furnished to the SEC by LZB
(including, in each case, all documents incorporated by reference therein): (a) Annual Report on Form 10-K for the fiscal year ended April 30, 1994; (b) Quarterly
Reports on Form 10-Q for the fiscal quarters ended July
30, 1994 and October 29, 1994; (c) Current Report on Form

8-K dated June 2, 1994; (d) Annual Report to Shareholders for the fiscal year ended April 30, 1994; and (e) definitive Proxy Statement for the annual meeting of shareholders held on July 25, 1994.

        "Material" (whether or not capitalized), when used with any reference to any event, change, or effect with respect to a specified person, means an event, change, or effect which is material in relation to the condition
(financial or otherwise), assets, liabilities, businesses, results of operations, or prospects of such person (and its Subsidiaries, if any) taken as a whole.
In addition to the foregoing, when used with reference to E/C, an event, change, or effect is "material" if any resulting cost or loss of profits to E/C or the Surviving
Corporation exceeds or may exceed $25,000 (prior to giving effect to any Tax consequences thereof).

        "Material adverse effect" (whether or not capitalized), when used with respect to a specified person, means a material adverse effect on either (a) the business, assets, liabilities, results of operations, condition (financial or otherwise), or prospects of such person (and its Subsidiaries, if any) taken as a whole, or (b) the ability of any of such person to perform its obligations hereunder or to consummate the transactions contemplated hereby. In addition to the foregoing, when used with reference to E/C, "material adverse effect" means any cost or loss of profits to E/C or the Surviving
Corporation in an amount exceeding $100,000 (prior to giving effect to any Tax consequences thereof).

        "Materially Burdensome Condition" means any action taken, or any statute, rule, regulation, or order enacted, entered, enforced, or deemed applicable to the Merger or any of the transactions contemplated hereby, by any Governmental Entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon E/C, either of the LZB
Companies, or the Surviving Corporation which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable, in the reasonable judgment of the Board of Directors of E/C or either LZB
Company, the consummation of the Merger.

        "MBCA" means the Business Corporation Act of the State of Michigan, as amended.

        "Merger" means the merger of E/C with and into LZB
Acquisition pursuant to the Plan of Merger and this

Agreement.

        "Merger Consideration" means any one or more of the following: (a) LZB Common Stock; (b) LZB Notes; (c) cash;
and (d) Performance Units.

        "Michigan Certificate of Merger" means a certificate of merger with respect to the Merger, to be filed with the Michigan Corporation Bureau in accordance with the MBCA.

        "Michigan Corporation Bureau" means the Corporation and Securities Bureau of the Michigan Department of Commerce.

        "Merger Securities" means: (a) the LZB Common Stock to be issued as part of the Merger Consideration; (b) LZB
Notes to be issued as part of the Merger Consideration;
(c) the Performance Units; and (d) the LZB Common Stock to be issued in payment of the Performance Units.

        "PBGC" means the Pension Benefit Guaranty
Corporation.

        "Performance Units" is defined in the Plan of Merger.

        "Person" (whether or not capitalized) means any entity, whether a natural person, trustee, corporation, partnership, limited liability company, joint stock company, trust, unincorporated organization, business association or firm, joint venture, government or agency, instrumentality, or public subdivision thereof, court, or otherwise.

        "Plan of Merger" means the Amended and Restated Plan of Merger dated as of January 13, 1995 between E/C and LZB Acquisition, in the form of Exhibit 1.

        "Proxy Statement/Prospectus" means the proxy statement/prospectus constituting part of the
Registration Statement.

        "RCRA" means the Resource Conservation and Recovery
Act of 1976, 42 U.S.C. sections 6901 et seq.

        "Registration Statement" means a Registration
Statement on Form S-4 to be filed with the SEC pursuant to the Securities Act by LZB in connection with its issuance of the Merger Securities.

        "Requisite Regulatory Approvals" means all authorizations, consents, orders, or approvals of, all declarations or filings with, and the expiration or early termination of all waiting periods by, any Governmental
Entity which are prescribed by law as necessary for the consummation of the Merger and the other transactions contemplated hereby (including, but not limited to, expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Act and all required filings with and actions by the ICC), other than the filing of the Tennessee Articles of Merger and the Michigan Certificate of Merger.

        "Returns" means all returns, declarations, reports, statements, and other documents required to be filed in respect of Taxes.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Subsidiary" means, when used in respect of any person, any corporation or other organization, whether incorporated or unincorporated, of which such person directly or indirectly owns or controls securities or other interests having by their terms ordinary voting power to elect 50 percent or more of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization in which such person is a general partner.

        "Surviving Corporation" means LZB Acquisition as the surviving corporation of the Merger.

        "Takeover Proposal" means any tender or exchange offer, proposal for a merger, consolidation, or other business combination involving E/C, or any proposal or offer to acquire in any manner 10 percent or more of any class of E/C's capital stock or 10 percent or more of E/C's assets, other than the transactions contemplated by this Agreement.

        "Taxes" means all federal, state, local, foreign, and other net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, unemployment and payroll related, excise, severance, stamp, occupation, premium, property, or windfall profits taxes, customs, duties, or other taxes, fees, assessments, or charges of any kind whatever, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto.

        "TBCA" means the Tennessee Business Corporation Act, as amended.

        "Tennessee Articles of Merger" means articles of merger with respect to the Merger, to be filed with the Tennessee Secretary of State in accordance with the TBCA.

        "Violation" means, with respect to any document, any event or condition which conflicts with, gives rise to or results in any violation of or default (with or without notice or lapse of time, or both) under, or gives rise to a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or the creation of an Encumbrance on assets pursuant to, any provision of such document.

        "Voting Debt" means bonds, debentures, notes, or other indebtedness the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the issuer thereof on any matter.

        1.2. Plurals. Any defined term used in this Agreement in the plural form shall be deemed to include all members of the relevant class.

        1.3. Gender. Any masculine, feminine, or neuter word or term used in this Agreement shall be deemed also to include the other genders.


2.      THE MERGER AND RELATED TRANSACTIONS.

        2.1. Plan of Merger. The Plan of Merger sets forth: (a) the name of each corporation planning to merge, the name of the Surviving Corporation, and the name of each corporation whose securities will be issued in connection with the Merger; (b) as to each of E/C and LZB Acquisition, the designation and number of outstanding shares of each class, specifying the classes entitled to vote, and the manner (if any) in which the number of shares is subject to change before the Effective Time; (c) the terms and conditions of the Merger; (d) the manner and basis of converting the outstanding shares of E/C Stock into Merger Consideration;
(e) a statement that no amendment to or restatement of the articles of incorporation of the Surviving Corporation will be effected by the Merger; and (f) certain other details and provisions applicable to the Merger. LZB Acquisition shall be the Surviving Corporation.

The Plan of Merger is intended to constitute the "plan of merger" contemplated by Section 48-21-102 of the TBCA and the "plan of merger" contemplated by Section 701 of the MBCA.

        2.2. E/C Shareholder Meeting. E/C shall take all steps necessary to duly call, give notice of, convene, and hold the E/C Shareholder Meeting as soon as is reasonable after the date on which the Registration Statement becomes effective, and E/C will, through its Board of Directors, recommend to its shareholders approval of this Agreement, the Plan of Merger, and the Merger (unless, in the written opinion of E/C's independent counsel, such recommendation is not consistent with the fiduciary duties of E/C's Board of Directors).

        2.3.   LZB Acquisition Shareholder Action.  Prior to the
Effective Time, LZB, as the sole shareholder of LZB Acquisition, shall take all action proper or convenient for the consummation of the Merger by LZB Acquisition.

        2.4. Articles and Certificate of Merger; Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date: (a) the Tennessee Articles of Merger shall be duly prepared, executed, and acknowledged by the Surviving Corporation and thereafter delivered for filing to the Secretary of State of the State of Tennessee, as provided in the TBCA; and
(b) the Michigan Certificate of Merger shall be duly prepared, executed, and acknowledged by the Surviving Corporation and thereafter delivered for filing to the Michigan Corporation Bureau, as provided in the MBCA. "Effective Time" means the later of:
(i) the time at which the Merger becomes effective under the laws of the State of Tennessee; or (ii) the time at which the Merger becomes effective under the laws of the State of Michigan. It is contemplated that E/C, LZB, and LZB Acquisition will agree in writing to provide in the Tennessee Articles of Merger and the Michigan Certificate of Merger for identical effective times under the laws of both states.


3.      THE CLOSING.

        3.1. Closing Date. Subject to the terms and conditions hereof, the Closing will take place at 10:00 a.m., Detroit, Michigan time, on the third business day following the satisfaction (or waiver, subject to applicable law) of the last to be satisfied (or waived) of the conditions set forth in Sections 7.1, 7.2.3, and
7.3.3 or such other time and date as the parties agree to in writing (the "Closing Date") at the offices of Miller, Canfield, Paddock and Stone, P.L.C., Detroit, Michigan. All transactions occurring and all documents executed and/or delivered at the Closing shall be deemed to occur simultaneously, and no transaction shall be deemed to have occurred and no document shall be deemed to have been executed or delivered unless all transactions shall have occurred and all such documents shall have been executed and delivered.

        3.2. Sales and Transfer Taxes. All applicable sales, transfer, stamp, documentary, and other similar taxes and governmental fees, if any, which may be due or payable as a result of the Merger shall be borne and paid by the Surviving Corporation if the Merger is consummated and otherwise shall be borne and paid by the party incurring the same.

        3.3. Further Assurances. From time to time subsequent to the Closing Date, E/C and LZB Acquisition shall at the request of LZB execute and deliver such additional documents, instruments, certifications, papers, and other assurances as may be requested by LZB as necessary, appropriate, convenient, useful, or desirable to effectively carry out the intent of this Agreement and/or the Plan of Merger.


4.      REPRESENTATIONS AND WARRANTIES.

        4.1. Representations and Warranties of E/C. E/C represents and warrants to the LZB Companies as follows:

               4.1.1. Organization, Standing, and Power. E/C is a corporation duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation, has all requisite power and authority (corporate and other) to own, lease, and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify would not have a material adverse effect on E/C. Section 4.1.1 of the E/C Disclosure Schedule will correctly set forth the jurisdictions in which E/C is qualified to do business. True and complete copies of the charter and bylaws of E/C as currently in effect have been delivered to LZB.

               4.1.2.        Capital Structure.

               (a) The authorized capital stock of E/C consists solely of 500,000 shares of E/C Class A Stock and 500,000 shares of E/C Class B Stock. As of the date of this Agreement, 224,652 shares of E/C Class A Stock are issued and outstanding, and 72,678 shares of E/C Class B Stock are issued and outstanding. All outstanding shares of E/C Stock have been duly authorized and validly issued and are fully paid and nonassessable and not subject to any preemptive rights. 37,600 shares of E/C

        Class A Stock and no shares of E/C Class B Stock are held by E/C as treasury shares. No shares of any class of E/C's capital stock are reserved for issuance for any purpose.

               (b) E/C owns 50 percent of the issued and outstanding shares of capital stock of Alpha. All such shares of capital stock of Alpha have been duly authorized and validly issued, are fully paid and nonassessable, and are owned by E/C free and clear of any Encumbrance except as will be set forth in
        Section 4.1.2(b) of the E/C Disclosure Schedule. Section 4.1.2(b) of the E/C Disclosure Schedule will set forth the name, address, telephone number, and number of shares held with respect to each other shareholder of Alpha.

               (c)    E/C has no outstanding Voting Debt.

               (d) Except for this Agreement and the Plan of Merger, E/C has no outstanding options, warrants, calls, rights, commitments, or agreements of any character to which it is a party or is bound obligating it to issue, deliver, or sell, or to cause to be issued, delivered, or sold, additional shares of capital stock, any Voting Debt, or any other security with voting rights in E/C or obligating E/C to grant, extend, or enter into any such option, warrant, call, right, commitment, or agreement. On and immediately following the Effective
        Time, there will be no option, warrant, call, right, or agreement obligating E/C to issue, deliver, or sell, or to cause to be issued, delivered, or sold, any shares of capital stock, any Voting Debt, or any other security with voting rights in E/C or obligating E/C to grant, extend, or enter into any such option, warrant, call, right, or agreement.
        There are no outstanding contractual obligations of E/C to repurchase, redeem, or otherwise acquire any shares of its capital stock. E/C is not required to, and no shareholder of E/C has any right to require E/C to, redeem, repurchase, or otherwise acquire or to offer to redeem, repurchase, or otherwise acquire any shares of its capital stock in connection with or as a result of the Merger or the other transactions contemplated in this Agreement.

               4.1.3.        Authority.

               (a) E/C has all requisite corporate power and authority to enter into this Agreement and the Plan of Merger and, subject to approval of this Agreement and the Plan of Merger by the shareholders of E/C, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of E/C, subject to the approval of this Agreement and the Plan of Merger by the shareholders of E/C. No approval or adoption of the shareholders of E/C is required to consummate the Merger and the other transactions contemplated hereby other than specifically set forth in Section 7.1.1. This Agreement and the Plan of Merger have been duly executed and delivered by E/C and constitute legal, valid, and binding obligations of E/C, enforceable against E/C in accordance with their terms, except as enforceability may be limited by general principles of equity, whether considered at law or in equity, and bankruptcy, insolvency, and similar laws affecting creditors' rights and remedies generally.

               (b) The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby will not be, give rise to, or result in any Violation of the charter or bylaws of E/C or (subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations, and filings referred to in paragraph (c) below, and except as will be set forth in Section 4.1.3(b) of the E/C Disclosure
        Schedule) be, give rise to, or result in any Violation of, or require the consent of any other person that is a party to, any loan or credit agreement, note, mortgage, indenture, lease, sublease, E/C Benefit Plan, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to E/C or its properties or assets.

               (c) No consent, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental
        Entity is required by or with respect to E/C in connection with the execution and delivery of this Agreement or the Plan of Merger by E/C or the consummation by E/C of the transactions contemplated hereby or thereby, except for:
        (i) the filing of the Tennessee Articles of Merger with the Secretary of State of the State of Tennessee; (ii) the filing of the Certificate of Merger with the Michigan Corporation
        Bureau; (iii) the filing of appropriate documents with the relevant authorities of other states in which E/C is qualified to do business; (iv) E/C's Hart-Scott-Rodino Filing and expiration or early termination of the waiting period under the Hart-Scott-Rodino Act; (v) the filings with and actions by the ICC which will be described in Section 4.1.3(c) of the E/C Disclosure Schedule; and (vi) such other matters, if any, as will be set forth in Section 4.1.3(c) of the E/C Disclosure Schedule.

               4.1.4. E/C Financial Statements. E/C has delivered to the LZB Companies true and complete copies of the E/C
        Financial Statements. The E/C Financial Statements have been prepared in accordance with GAAP and fairly present the financial position of E/C as at the dates thereof and the results of its operations and cash flows or changes in financial position for the periods then ended.

               4.1.5. Registration Statement. None of the information supplied or to be supplied by E/C for inclusion in
        (a) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or
        (b) the Proxy Statement/Prospectus or any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the E/C Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof that relate only to the LZB Companies) will comply in all material respects with the laws of the State of Tennessee and with any applicable provisions of the Exchange Act and the rules and regulations thereunder, and the Registration Statement (except for portions thereof that relate only to the LZB Companies) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

               4.1.6. Compliance with Applicable Laws. E/C holds all E/C Permits, except for E/C Permits the lack of which does not and will not, individually or in the aggregate, have a material adverse effect on E/C. A list of the material E/C
        Permits held by E/C will be set forth in Section 4.1.6 of the E/C Disclosure Schedule, and each of the E/C Permits so listed is in full force and effect. E/C is in compliance in all material respects with the terms of the E/C Permits and all applicable laws and regulations, except for possible violations which, individually or in the aggregate, do not and will not have a material adverse effect on E/C. The businesses of E/C and its Subsidiaries are not being conducted, and have not been conducted during the past five years, in violation of any law, ordinance, regulation, order, writ, rule, or decree of any Governmental Entity except for possible violations which, individually or in the aggregate, do not and will not have a material adverse effect on E/C. No investigation by any Governmental Entity with respect to E/C or any Subsidiary is pending or, to the best knowledge of E/C, threatened. None of the E/C Companies is required, or has ever been required, to be registered under the Investment
        Company Act of 1940, as amended.

               4.1.7.        Litigation.  Except as will be set forth in
        Section 4.1.7 of the E/C Disclosure Schedule, there is no claim, suit, action, arbitration, or governmental proceeding or investigation pending or, to the best knowledge of E/C, threatened against or affecting E/C or any Subsidiary which, if adversely determined, would, individually or in the aggregate, have a material adverse effect on E/C, nor is there any reasonable basis for any such claim, suit, action, arbitration, or governmental proceeding or investigation.
        Except as will be set forth in Section 4.1.7 of the E/C Disclosure Schedule, there is no judgment, decree, injunction, rule, or order of any Governmental Entity or arbitrator outstanding against E/C or any Subsidiary. Section 4.1.7 of the E/C Disclosure Schedule will list all consents, orders, decrees, and other compliance agreements with any Governmental Entity under which E/C or any Subsidiary is operating or by which any of their assets are bound and, to the best knowledge of E/C, all investigations commenced by any Governmental
        Entity against E/C or any Subsidiary during the past five years.

               4.1.8.        Taxes.

               (a) There have been properly completed in all material respects and filed on a timely basis, and in correct form in all material respects, all Returns required to be filed by E/C or any Subsidiary. All taxes owing by E/C or any Subsidiary for all periods ended on or prior to the date of the latest of the E/C Financial Statements have either been paid or adequately accrued in accordance with GAAP in such E/C
        Financial Statements.

               (b) Except as will be described in Section 4.1.8 of the E/C Disclosure Schedule, within the last five years: (i) there has not been any review or audit by any taxing authority of any Taxes of E/C or any Subsidiary; (ii) neither E/C nor any Subsidiary has received notice of any pending or threatened audit by the IRS or any other Governmental Entity related to any Returns or Tax liability of E/C or any Subsidiary for any period; and (iii) no claim for assessment or collection of Taxes has been asserted against E/C or any Subsidiary.
        Neither E/C nor any Subsidiary has any unpaid deficiency assessed by the IRS or any other Governmental Entity with respect to any of Returns of E/C or any Subsidiary, nor is there reason to believe that any deficiency will be assessed. There are no actions, suits, proceedings, investigations, or claims now pending or, to the best knowledge of E/C, threatened against E/C or any Subsidiary in respect of Taxes, nor are there any matters under discussion with any Governmental Entity relating to Taxes.

               (c) No agreements have been made or are currently being negotiated by or on behalf of E/C or any Subsidiary for any waiver or for the extension of any statute of limitations governing the time of assessment or collection of any Taxes, and no closing agreements or compromises are currently pending or have been entered into by E/C or any Subsidiary.

               (d) E/C and each Subsidiary has withheld in connection with the amount paid to any officer, director, employee, independent contractor, creditor, shareholder, or other third party the amount of all Taxes and other amounts required to be withheld therefrom by applicable law and has paid the same to the proper Governmental Entities or other receiving officers within the time required under applicable law.

               (e) There are no liens for Taxes (other than for current Taxes not yet due and payable) on any of the assets of E/C or any Subsidiary.

               (f) None of the assets of E/C or any Subsidiary is property that is required to be treated as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

               (g) None of the assets of E/C or any Subsidiary directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

               (h) Neither E/C nor any Subsidiary: (i) has filed a consent under Section 341(f) of the Code; (ii) has made any payments or is obligated to make any payments, or is a party to any compensatory agreement with respect to the performance of services that under certain circumstances could obligate it to make any payments, that may not be deductible under Section 280G of the Code; (iii) is a new loss corporation within the meaning of Section 382(k)(3) of the Code; (iv) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code; (v) (A) has been a member of an affiliated group of corporations that filed a consolidated return with respect to the federal corporate income tax for any taxable year in lieu of separate returns (other than a group the common parent of which was E/C),
        (B) has been a member of an affiliated group of corporations that was considered by authorities in any jurisdiction to conduct a unitary business the combined income of which was subject to Tax in such jurisdiction, or (C) to the best knowledge of the E/C Companies, has any liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise; (vi) is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Internal Revenue Code of 1954 (as in effect prior to enactment of the Tax Equity and Fiscal Responsibility Act of 1982); (vii) owns any asset that is tax-exempt use property within the meaning of Section 168(h) of the Code; (viii) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method; or (ix) has ever computed its taxable income for federal income tax purposes using the cash receipts and disbursements method of accounting.

               (i) Section 4.1.8(i) of the E/C Disclosure Schedule will set forth the following information with respect to E/C and each Subsidiary as of the most recent practicable date (which date is specified therein): (i) the tax basis of any stock owned by such company in any Subsidiary of E/C (or the amount of such company's excess loss account with respect to such stock); (ii) the amount of any net operating loss, capital loss, unused investment or other credit, or excess charitable contribution; and (iii) the amount of any gain or loss on deferred intercompany transactions that has been deferred by such company under Section 1.1502-13 of the Treasury
        Regulations and the character and source of such gain or loss.

               (j) There is no tax-sharing agreement or similar agreement with respect to or involving E/C or any Subsidiary.

               (k) No new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting E/C or any Subsidiary will be made after the date of this Agreement without the prior written consent of LZB.

               4.1.9. Certain Agreements. Except for this Agreement and the Plan of Merger, all E/C Agreements will be listed in
        Section 4.1.9 of the E/C Disclosure Schedule. There are no defaults or events which with the passage of time or the giving of notice would constitute defaults under any of the E/C Agreements on the part of any person that is a party to any of the E/C Agreements. Section 4.1.9 of the E/C
        Disclosure Schedule will contain a true and complete description of all transactions with management and others, business relationships, indebtedness of management, and transactions with promoters that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC for the current and last two fiscal years of E/C.

               4.1.10.       Employee Benefit Plans.

               (a) Section 4.1.10 of the E/C Disclosure Schedule will contain a true and complete list of all E/C Benefit Plans.
        True and complete copies of all current and prior documents, including all amendments, with respect to each E/C Benefit

        Plan and related trust or other funding vehicle to be listed in Section 4.1(j)(i) of the E/C Disclosure Schedule will be provided to the LZB Companies with the E/C Disclosure Schedule. With respect to each "employee benefit plan," within the meaning of Section 3(3) of the ERISA, all of which will be listed in Section 4.1.10 of the E/C Disclosure Schedule, E/C will provide the LZB Companies (at the same time it provides the E/C Disclosure Schedule) with true and complete copies of (i) the three most recent annual actuarial valuation reports, if any, (ii) the five most recently filed Form 5500s or 5500-Cs and Schedules A and B thereto, (iii) all IRS rulings, if any, (iv) the most recent IRS determination letter, if any, and (v) each form 5310 and any related documents filed with the IRS or with the PBGC with respect to any E/C Benefit Plan during the most recent six full plan years.

               (b)    With respect to any and all of the E/C Benefit
        Plans: (i) none of the E/C Benefit Plans is an "employee pension benefit plan," as defined in Section 3(2) of ERISA;
        (ii) E/C and its Subsidiaries have performed all obligations required to be performed by them under the E/C Benefit Plans and are not in default under or in violation of, and have no knowledge of any other person's default under or violation of, any E/C Benefit Plan; (iii) each such plan is in compliance with the requirements prescribed by any and all statutes, orders, or governmental rules or regulations applicable to such plan, including but not limited to ERISA and the Code;
        (iv) neither E/C, any Subsidiary, nor any other "disqualified Person" or "party in interest," within the meanings of Section 4975 of the Code or Section 3(14) of ERISA, respectively, has engaged in any "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could, following the Effective Time, subject any plan (or its related trust), E/C, any Subsidiary of E/C, either of the LZB Companies, or any officer, director, or employee of any of such entities, to any tax or penalty imposed under the Code or ERISA; (v) there are no actions, suits, or claims pending (other than routine claims for benefits) or threatened against any E/C Benefit Plan or against the assets of any E/C Benefit Plan; (vi) no E/C Benefit Plan is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code;
        (vii) each "plan official," within the meaning of Section 412 of ERISA, of each Plan is bonded to the extent required by said Section 412; (viii) no proceeding has been initiated to terminate any E/C Benefit Plan, and no "reportable event," within the meanings of Section 4043(b) or 4063(a) of ERISA, has occurred with respect to any E/C Benefit Plan (other than those which may result from the transactions contemplated hereby); (ix) E/C and its Subsidiaries have complied in all material respects with the reporting and disclosure requirements of ERISA, and all filings and reports as to each E/C Benefit Plan required to have been made on or before the Effective Time to the IRS, the PBGC, or the Department of Labor have been or will be made on or before the Effective Time; (x) all insurance premiums incurred or accrued up to and including the Effective Time to the PBGC have been timely paid by the E/C Companies; and (xi) there are no leased employees that must be taken into account under any E/C Benefit Plan pursuant to Code Section 414(n)(3).

               (c)    No E/C Benefit Plan is subject to Title IV of ERISA.

               (d) With respect to each E/C Benefit Plan that is a defined contribution plan within the meaning of Section 3(34) of ERISA, to the extent required by the terms of such E/C Benefit Plan, E/C and its Subsidiaries have paid all contributions on behalf of prior plan years and any salary deferrals and employer contributions, including matching contributions, that have accrued for the current plan year.

               (e) Neither E/C nor any Subsidiary maintains or participates in, or has ever maintained or participated in, a plan which is a "multiemployer plan" within the meaning of
        Section 3(37) of ERISA.

               (f) Except as will be specifically set forth in Section 4.1.10(f) of the E/C Disclosure Schedule, with respect to each E/C Benefit Plan that is an "employer welfare benefit plan" within the meaning of Section 3(1) of ERISA: (i) each such E/C Benefit Plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements; (ii) there is no disqualified benefit (as such term is defined in Section 4976(b) of the Code) which would subject E/C, any of its Subsidiaries, or either of the LZB Companies to a tax under Section 4976(a) of the Code; (iii) each such E/C Benefit Plan that is a "group health plan" as such term is defined in Section 5000(b)(i) of the Code satisfies and has satisfied the applicable requirements of Sections 601 through 608 of ERISA, Section
        162(k) of the Code (through December 31, 1988), and Section
        4980B of Code (commencing on January 1, 1989); and (iv) each such E/C Benefit Plan that covers former employees of E/C or any Subsidiary may be amended or terminated by E/C or such Subsidiary on or at any time after the Effective Time, and all of the liabilities to such former employees (and future former employees) under such E/C Benefit Plan have been reflected in the E/C Financial Statement in a manner satisfying the requirements of FAS 106.

               4.1.11. Subsidiaries. E/C has no Subsidiaries other than Alpha.

               4.1.12. Absence of Certain Changes or Events. Except as will be disclosed in Section 4.1.12 of the E/C Disclosure Schedule, since the E/C Balance Sheet Date neither E/C nor any Subsidiary has incurred any material liability except in the ordinary course of its business consistent with its past practices, nor has there been any change, or any event involving a prospective change, in the business, assets, liabilities, condition (financial or otherwise), results of operations, or prospects of E/C or any Subsidiary which has had, or is reasonably likely to have, a material adverse effect on E/C.

               4.1.13. Antitakeover Provisions. None of the provisions of the Tennessee Investor Protection Act, the Tennessee Business Combination Act, or the Tennessee Control Share Acquisition Act apply or will apply to the transactions contemplated by this Agreement.

               4.1.14.       Environmental Matters.

               (a) A true and correct list of all E/C Property and all E/C Formerly Owned Property, including the address and the county in which such property is located, will be set forth in
        Section 4.1.14(a) of the E/C Disclosure Schedule.

               (b) Except as will be described in Section 4.1.14(b) of the E/C Disclosure Schedule, E/C and each of its Subsidiaries is now and has at all times been in compliance with all Environmental Laws except for any violations which, individually or in the aggregate, would not have a material adverse effect on E/C. Except as will be described in Section 4.1.14(b) of the E/C Disclosure Schedule, no Hazardous
        Substances have been stored, treated, released, emitted, or disposed of, or otherwise deposited, on or in the E/C Property in violation of any Environmental Law except any of the foregoing as would not, individually or in the aggregate, have a material adverse effect on E/C. A true and correct list of all Hazardous Substances now or heretofore used or generated by E/C or any Subsidiary will be set forth in Section
        4.1.14(b) of the E/C Disclosure Schedule. All Hazardous Substances to be disclosed in Section 4.1.14(b) of the E/C Disclosure Schedule have been used, generated, stored, treated, released, emitted, and disposed of, or otherwise deposited, on or in the E/C Property in compliance with all Environmental Laws except for any violations which, individually or in the aggregate, would not have a material adverse effect on E/C.

               (c) Except as will be described in Section 4.1.14(c) of the E/C Disclosure Schedule, no activity has been undertaken on any E/C Property that would cause or contribute to:

        (i) such E/C Property becoming a treatment, storage, or disposal facility within the meaning of RCRA or any similar state law or local ordinance; (ii) a release or threatened release of any Hazardous Substances; or (iii) the discharge of pollutants or effluents into any water source or system or into the air, or the dredging or filling of any waters, that would require a permit under the Federal Water Pollution
        Control Act, 33 U.S.C. sections 1251 et seq., the Clean Air Act, as amended, 42 U.S.C. sections 7401 et seq., or any similar foreign or state law or local ordinance.

               (d) Except as will be described in Section 4.1.14(d) of the E/C Disclosure Schedule, there are no substances or conditions in or on any of the E/C Property or any operations conducted in or on any of the E/C Property that may support a claim or cause of action or imposition of any liability under any Environmental Law against E/C or any Subsidiary, except for any claim, cause of action, or liability which would not, individually or in the aggregate, have a material adverse effect on E/C.

               (e) Except as will be described in Section 4.1.14(e) of the E/C Disclosure Schedule, there are not and never have been any underground storage tanks located in or under any E/C
        Property.

               (f) E/C and its Subsidiaries have obtained all permits required by all applicable Environmental Laws, and all such permits are in full force and effect, except for any such permits the lack of which would not, individually or in the aggregate, have a material adverse effect on E/C. Except as will be described in Section 4.1.14(f) of the E/C Disclosure Schedule, E/C and its Subsidiaries are and have at all times been in compliance with all such permits, except for any violations which, individually or in the aggregate, would not have a material adverse effect on E/C.

               (g) Except as will be described in Section 4.1.14(g) of the E/C Disclosure Schedule, neither E/C, any of its Subsidiaries, nor any of their respective directors, officers, employees, or agents have generated or transported any Hazardous Substances at any time which have been transported to or disposed of in any landfill, waste processing facility, or other facility, which transportation or disposal could create liability to any unit of government or any third person, except for any such liability which, individually or in the aggregate, would not have a material adverse effect on E/C. Neither E/C nor any Subsidiary has received any request for response action, administrative or other order (or request therefor), judgment, complaint, claim, investigation, request for information, or other request for relief in any form relating to any facility where Hazardous Substances generated or transported by E/C or any Subsidiary have been disposed of, placed, or located. No later than the time it delivers the E/C Disclosure Schedule, E/C will provide the LZB Companies with true and complete copies of, or access to, all manifests and records maintained by E/C or any Subsidiary relating to such transporters, landfills, and other facilities.

               (h) Except as will be described in Section 4.1.14(h) of the E/C Disclosure Schedule, there are no pending or, to the best knowledge of E/C, threatened claims, investigations, administrative proceedings, litigation, regulatory hearings, or requests or demands for remedial or response actions or for compensation with respect to any E/C Property, alleging noncompliance with or violation of any Environmental Law, or seeking relief under any Environmental Law, nor, to the best knowledge of E/C, is there any reasonable basis therefor.

               (i) Except as will be described in Section 4.1.14(i) of the E/C Disclosure Schedule, none of the E/C Property is or ever has been listed on the United States Environmental
        Protection Agency's National Priorities List of Hazardous
        Waste Sites or any other list, schedule, log, inventory, or record of hazardous waste sites maintained by any federal, state, or local agency.

               (j) E/C has disclosed and delivered to the LZB Companies all environmental reports and investigations which E/C or any Subsidiary has obtained or ordered with respect to any E/C Property during the past ten years.

               4.1.15. Approvals. E/C knows of no reason why all Requisite Regulatory Approvals should not be obtained without the imposition of any Materially Burdensome Condition.

               4.1.16. Brokers and Finders. Neither E/C nor any of its directors, officers, or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or similar payments in connection with the transactions contemplated by this Agreement.

               4.1.17.       Labor Matters.

               (a) Neither E/C nor any of its Subsidiaries is or ever has been a party to any collective bargaining agreement or labor union contract. Except as will be listed in Section 4.1.17(a) of the E/C Disclosure Schedule, no grievance procedure, arbitration proceeding or other labor controversy is pending against any E/C or any Subsidiary that would result in a material liability. E/C and its Subsidiaries have complied in all material respects with all laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, equal employment, safety, collective bargaining, and the payment of social security and similar Taxes, and neither E/C nor any Subsidiary is liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing. Except as will be disclosed in Section 4.1.17(a) of the E/C Disclosure Schedule, there is no unfair labor practice or similar complaint against E/C or any Subsidiary pending before the National Labor Relations Board or any similar authority or any strike, dispute, slowdown, work stoppage, or lockout pending or threatened against E/C or any Subsidiary or any compliant pending before the Equal Employment Opportunity Commission or any comparable federal, state, or local fair employment practices agency and none has existed during the past five years.

               (b) Section 4.1.17(b) of the E/C Disclosure Schedule will contain a true and complete list of the following with respect to E/C and each Subsidiary: the names, positions, and compensation of each director, each officer, and each employee who received during 1994, or who is expected to receive during 1995, $100,000 or more, together with a statement of the annual salary payable to such person, summaries of bonus arrangements, and descriptions of agreements for commissions or additional compensation and other like benefits, if any, paid or payable to each such person. Except as will be listed in Section 4.1.17(b) of the E/C Disclosure Schedule, all employees of E/C and its Subsidiaries are employees-at-will, may be terminated at any time for any lawful reason or for no reason, and have no entitlement to employment by virtue of any oral or written contract, employer policy, or otherwise.

               (c) There are no retired employees of E/C or any Subsidiary who are receiving or are entitled to receive any payments or any health or other benefits from E/C or any Subsidiary.

               4.1.18. Undisclosed Liabilities. Neither E/C nor any Subsidiary has any liabilities or obligations, accrued, contingent, or otherwise, that are material to E/C that do not satisfy one of the following: (a) such liabilities or obligations have been reflected or disclosed in the E/C
        Financial Statements; (b) such liabilities or obligations have been incurred since the E/C Balance Sheet Date in the ordinary course of business; or (c) such liabilities or obligations will be disclosed in Section 4.1.18 of the E/C Disclosure Schedule. E/C knows of no basis for the assertion against it or against any Subsidiary of any liability, obligation, or claim (including, without limitation, that of any Governmental

        Entity) that is likely to result in or have a material adverse effect on E/C that is not fairly reflected in the E/C
        Financial Statements.

               4.1.19. Illegal Payments. Neither E/C, any of its Subsidiaries, nor any of their directors, officers, agents, or employees, or any other person acting on behalf of any of them has, directly or indirectly: (a) used any corporate funds of E/C or any Subsidiary for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; (b) made any unlawful payments on behalf of E/C or any Subsidiary to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (d) knowingly made any false or fictitious entry on the books or records of E/C or any Subsidiary; or (e) made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment on behalf of E/C or any Subsidiary.

               4.1.20. Bank Accounts. Section 4.1.20 of the E/C Disclosure Schedule will contain a true and complete list of the names and locations of all banks or other financial institutions which are depositories of funds of any of E/C or any Subsidiary, the names of all persons authorized to draw or sign checks or drafts upon such accounts, the numbers of such accounts, and the names and locations of any institutions in which E/C or any Subsidiary has safe deposit boxes and the names of the individuals having access thereto. Neither E/C nor any Subsidiary has any outstanding powers of attorney.

               4.1.21. Insurance Matters. All policies of insurance covering any of E/C's or any Subsidiary's real and personal property or providing for business interruption, personal or product liability coverage, and other insurance will be described in Section 4.1.21 of the E/C Disclosure Schedule (specifying the insurer, the policy number, type of insurance, and any pending claims thereunder). Such insurance is in amounts deemed by E/C to be sufficient with respect to its and its Subsidiaries' assets, properties, business, operations, products, and services as the same are presently owned or conducted. All such policies are in full force and effect, and the premiums have been paid when due. Except as will be described in Section 4.1.21 of the E/C Disclosure Schedule, other than claims made under the policies in the ordinary course and which are not material in amount, there are no claims, actions, suits, or proceedings arising out of or based upon any of such policies of insurance, and, to the best knowledge of E/C, no reasonable basis for any such claim, action, suit, or proceeding exists. Neither E/C nor any Subsidiary is in default with respect to any provisions contained in any such insurance policies, and none of them has failed to give any notice or to present any material claim under any such insurance policy in due and timely fashion.

               4.1.22. Intellectual Property. Section 4.1.22 of the E/C Disclosure Schedule will list all E/C Intellectual
        Property and material licenses and other agreements allowing
        E/C or any Subsidiary to use the intellectual property of third parties in the United States or foreign countries.
        Except as will be set forth in Section 4.1.22 of the E/C Disclosure Schedule, E/C or one of its Subsidiaries is the sole and exclusive owner of each item of E/C Intellectual
        Property free and clear of all Encumbrances, and no governmental registration of any of the E/C Intellectual
        Property has lapsed, expired, or been abandoned, opposed, canceled, or the subject of a re-examination request. There are no claims or any reasonable basis for challenging the scope, validity, or enforceability of any of the copyrights, patents, trademarks, trade names, or service marks which are a part of the E/C Intellectual Property. None of the E/C Intellectual Property infringes the intellectual property of any other person, and no activity of any other person infringes upon any of the E/C Intellectual Property. E/C and each of its Subsidiaries has been and is now conducting its business in a manner which has not been and is not now in violation of any intellectual property rights of any other person and so as not to require a license or other proprietary right to so operate its business other than as will be described in Section 4.1.22 of the E/C Disclosure Schedule.
        The manufacturing and engineering drawings, process sheets, specifications, bills of material, trade secrets, "know-how," and other like data of E/C and its Subsidiaries are in such form and of such quality that they can, following the Effective Time, be used in the process of designing, producing, manufacturing, assembling, and selling the products and providing the services heretofore provided by them so that such products and services meet applicable specifications and conform with the quality standards heretofore met or required to be met by them.

               4.1.23. Conduct of Business. Except as will be otherwise disclosed in Section 4.1.23 of the E/C Disclosure Schedule, since the E/C Balance Sheet Date, neither E/C nor any Subsidiary has:

               (a) Issued any capital stock or other securities convertible into or exchangeable or exercisable for capital stock or having voting rights or declared or paid any dividend or made any other payment from capital or surplus or other distribution of any nature, or directly or indirectly redeemed, purchased, or otherwise acquired or recapitalized or reclassified any of its capital stock or liquidated in whole or in part.

               (b)    Merged or consolidated with any other person.

               (c)    Altered or amended its charter or bylaws.

               (d) Entered into, materially amended, or terminated any material agreement, license or permit, except in the ordinary course of business consistent with past practices.

               (e)    Experienced any labor disturbance.

               (f) Incurred or become subject to any obligation or liability (absolute, accrued, contingent or otherwise), except: (i) obligations incurred in the ordinary course of business consistent with past practice, which did not involve borrowing money, and which have not caused and will not cause a material adverse effect on E/C; and (ii) obligations in connection with the performance of this Agreement.

               (g) Discharged or satisfied any Encumbrance or paid or satisfied any obligation or liability (absolute, accrued, contingent, or otherwise) other than: (i) liabilities shown or reflected in the E/C Financial Statements; or (ii) liabilities incurred since the E/C Balance Sheet Date in the ordinary course of business consistent with past practice which were not material in amount.

               (h) Mortgaged, pledged, or subjected to any Encumbrance any of its assets, properties, or business.

               (i) Sold or transferred or agreed to sell or transfer any material asset, property, or business, canceled or agreed to cancel any material debt or claim, or waived any right, except in any such event in the ordinary course of business consistent with past practice.

               (j)    Disposed of or permitted to lapse any E/C
        Intellectual Property.

               (k) Granted any increase in the rates of pay of employees or any increases in salary or compensation payable or to become payable to any officer, employee, consultant, or agent, or changed or increased the compensation payable to any officer, director, or employee, or (by means of any bonus or pension plan, contract, or other commitment) increased the compensation of any officer, director, employee, consultant, or agent, or hired any new officer, employee, consultant, or agent.

               (l) Since January 1, 1994, made or authorized any capital expenditures for additions to plant or equipment accounts in excess of $500,000 in the aggregate.

               (m) Experienced any material damage, destruction, or loss (whether or not covered by insurance) affecting its properties, assets, or business.

               (n) Instituted or settled any litigation, action, or proceeding before any court or other Governmental Entity relating to it or its property involving a controversy in excess of $10,000.

               (o) Made any change in any method of accounting or any accounting practice or suffered any deterioration in accounting controls.

               (p) Varied, canceled, or allowed to expire any insurance coverage, other than renewals in the ordinary course of business consistent with past practice.

               (q) Entered into any other material transaction other than in the ordinary course of business consistent with past practice.

               (r)    Agreed or committed to do any of the foregoing.

               4.1.24.       Title to Assets.

               (a) E/C and its Subsidiaries are the sole and absolute owners of all of the assets (real and personal, tangible and intangible) reflected in the latest E/C Financial Statements as owned by them, other than assets which are leased under leases capitalized in accordance with GAAP and assets which have been disposed of since the date of such financial statements, and have good and marketable title to all such assets free and clear of any and all Encumbrances, except for the Encumbrances, if any, which will be listed in Section 4.1.24(a) of the E/C Disclosure Schedule. E/C and its Subsidiaries have valid leasehold interests in all assets (real and personal, tangible and intangible) leased by them.

               (b) No person has any written or oral agreement, option, understanding, or commitment, or any right or privilege capable of becoming an agreement, for the purchase from E/C or any Subsidiary of any of the assets owned or leased by any of them other than pursuant to purchase orders for inventory accepted in the ordinary course of business consistent with past practice.

               (c) Section 4.1.24(c) of the E/C Disclosure Schedule will list or describe all consigned property and other property which is owned by or an interest in which is claimed by any other person (whether a customer, supplier, or other person) for which E/C or any Subsidiary is responsible (and true and complete copies of all agreements relating thereto will be delivered to the LZB Companies with the E/C Disclosure Schedule). All such property is used or held for use in the conduct of the business of E/C or a Subsidiary and is in such condition that upon return to its owner, they will not be liable to such owner.

               4.1.25.       Real Property.

               (a) Section 4.1.25(a) of the E/C Disclosure Schedule will contain a true and complete list of: (i) all E/C Real Estate; and (ii) all E/C Real Estate Documents (true and complete copies of all of which will delivered to the LZB Companies with the E/C Disclosure Schedule). All buildings and other improvements on the E/C Real Estate are located within the boundaries of each particular parcel of E/C Real Estate and do not encroach upon such boundaries, except to the extent such encroachment would not have a material adverse effect on E/C. No building or other improvement situated on any adjacent real estate is encroaching upon any of the boundaries of the E/C Real Estate, except to the extent such encroachment would not have a material adverse effect on E/C.

               (b) Except as will be described in Section 4.1.25(b) of the E/C Disclosure Schedule, the use of the E/C Real Estate by E/C and its Subsidiaries and the conduct therein of their respective businesses have not violated, and are not expected to violate, any federal, state, or local law, ordinance, rule, or regulation. The E/C Real Estate has an adequate water supply and sewage and waste disposal, or facilities therefor, and adequate utility connections and capacity as are sufficient for the operation of existing business of E/C and its Subsidiaries.

               (c) The E/C Real Estate, including, without limitation, the buildings and improvements located thereon, and the ownership, operations, and maintenance thereof as now owned, operated, and maintained, do not: (i) violate any ordinances, statutes, regulations, covenants, or deed restrictions, including, without limitation, those relating to zoning, building use, air or water pollution, waste disposal, sanitation, and noise control; or (ii) violate any provision of federal, state, or local law. Consummation of the transactions contemplated herein will not cause the zoning for any of the E/C Real Estate to become non-complying by virtue of elimination of a grandfather clause or for any other reason.

               (d) The buildings and other improvements on the E/C Real Estate, including, without limitation, the plumbing, heating, air-conditioning, electrical, mechanical, water, water pumping, and sewage systems, are in working order and not in violation of any applicable governmental rule or regulation or any other legal requirements, including, without limitation, health and fire codes and other similar regulations.

               (e) There exists no pending or, to the best knowledge of E/C, threatened condemnation or similar proceeding with respect to, or which could affect, the E/C Real Estate in any respect.

               (f) Except as will be described in Section 4.1.25(f) of the E/C Disclosure Schedule, neither E/C nor any Subsidiary has contracted for the furnishing of labor or materials to the E/C Real Estate which will not be paid in full prior to the Effective Time.

               (g) Each of the E/C Real Estate Documents is in full force and effect, and there are no existing defaults or events of default thereunder, real or claimed, or events which with notice or lapse of time or both would constitute defaults thereunder by E/C or any Subsidiary or, to the best knowledge of E/C, any other person.

               (h) The E/C Real Estate has sufficient and adequate vehicular and pedestrian access rights to and from public streets and rights-of-way contiguous to the E/C Real Estate, and adequate parking for each property comprising the E/C Real Estate is available and in compliance with all applicable zoning ordinances and laws.

               (i) The buildings on the E/C Real Estate are fully constructed and are free from structural defects.

               4.1.26. Leased Personal Property. Section 4.1.26 of the E/C Disclosure Schedule will describe all E/C Leased
        Personal Property. True and complete copies of all leases to which E/C or any Subsidiary is a party relating to the E/C
        Leased Personal Property will be delivered to the LZB
        Companies with the E/C Disclosure Schedule. All E/C Leased Personal Property is in such condition that upon the return of such E/C Leased Personal Property in its present condition to its owner, neither E/C nor any Subsidiary will be liable to such owner. All E/C Leased Personal Property is situated at the E/C Real Estate and is used by E/C or a Subsidiary in the operation of its business. Each of the leases relating to the E/C Leased Personal Property is in full force and effect, and there are no existing defaults or events of default, real or claimed, or events which with notice or lapse of time or both would constitute defaults by E/C or any Subsidiary or, to the best knowledge of E/C, any other person.

               4.1.27. E/C Tangible Personal Property. Except as will be described in Section 4.1.27 of the E/C Disclosure Schedule, all of the machinery, equipment, vehicles, and other tangible personal property that is used or useful in or necessary for the conduct of the businesses E/C and its Subsidiaries, except items with an aggregate book value of less than $50,000, is in working condition and repair and is capable of and has the capacity to produce products in the amount and of the quality required by any purchase order accepted by E/C or any Subsidiary and outstanding at the Effective Time.

               4.1.28. Accounts Receivable. All accounts and notes receivable reflected on the latest balance sheet included in the E/C Financial Statements, or arising since the E/C Balance Sheet Date (net of related reserves or, if reserves have not been established, net of an amount which if so established would be consistent with the established reserve policies of E/C), have been collected, or are and will be good and collectible, in each case at the aggregate recorded amounts thereof without right of recourse, defense, deduction, return of goods, counterclaim, or set off on the part of the obligor and, if not collected, can reasonably be anticipated to be paid within 90 days of the date incurred.

               4.1.29.       Inventory.  Except as will be disclosed in
        Section 4.1.29 of the E/C Disclosure Schedule, the inventory of raw materials and work in process of E/C and its Subsidiaries is usable in all material respects, and all inventory of finished goods is good and marketable on a normal basis in the existing product lines of E/C and its Subsidiaries. Such inventories do not represent more than a twelve-month supply measured by the volume of sales or use for the most recent complete fiscal year covered by the E/C Financial Statements.

        4.2. Representations and Warranties of the LZB Companies. The LZB Companies, jointly and severally, represent and warrant to E/C as follows:

               4.2.1. Organization, Standing, and Power. Each of the LZB Companies is a corporation duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation. True and complete copies of the articles of incorporation and bylaws of each of the LZB Companies as currently in effect have been delivered to E/C with the LZB Disclosure Schedule.

               4.2.2.        Capital Structure.

               (a) The authorized capital stock of LZB consists solely of 40,000,000 shares of LZB Common Stock and 5,000,000 shares of LZB Preferred Stock. As of December 31, 1994, 17,961,476 shares of LZB Common Stock were issued and outstanding, and no shares of LZB Preferred Stock were issued and outstanding.
        All outstanding shares of LZB Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and not subject to any preemptive rights. No shares of any class of LZB's capital stock are held by LZB as treasury shares.

               (b) The authorized capital stock of LZB Acquisition consists solely of 1,000 shares of common stock. As of the date of this Agreement, one share of LZB Acquisition's common stock is issued and outstanding, which is owned by LZB. All outstanding shares of LZB Acquisition's common stock have been duly authorized and validly issued and are fully paid and nonassessable and not subject to any preemptive rights. No shares of any class of LZB Acquisition's capital stock are held by LZB Acquisition as treasury shares.

               (c) Neither of the LZB Companies has outstanding any Voting Debt.

               (d) Except for this Agreement and the Plan of Merger, and except as disclosed in the LZB SEC Documents or in Section 4.2.2(d) of the LZB Disclosure Schedule, LZB has no outstanding options, warrants, calls, rights, commitments, or agreements of any character to which it is a party or is bound obligating it to issue, deliver, or sell, or to cause to be issued, delivered, or sold, additional shares of capital stock, any Voting Debt, or any other security with voting rights in LZB or obligating LZB to grant, extend, or enter into any such option, warrant, call, right, commitment, or agreement. There are no outstanding contractual obligations of LZB to repurchase, redeem, or otherwise acquire any shares of its capital stock. LZB is not required to, and no shareholder of LZB has any right to require LZB to, redeem, repurchase, or otherwise acquire or to offer to redeem, repurchase, or otherwise acquire any shares of its capital stock in connection with or as a result of the Merger or the other transactions contemplated in this Agreement.

               4.2.3.        Authority.

               (a) The LZB Companies have all requisite corporate power and authority to enter into this Agreement and the Plan of Merger and, subject to approval of this Agreement and the Plan of Merger by the shareholders of E/C, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the LZB Companies. No approval or adoption by the shareholders of LZB is required to consummate the Merger and the other transactions contemplated hereby.
        This Agreement and the Plan of Merger have been duly executed and delivered by the LZB Companies and constitute legal, valid, and binding obligations of the LZB Companies, enforceable against the LZB Companies in accordance with their terms, except as enforceability may be limited by general principles of equity, whether considered at law or in equity, and bankruptcy, insolvency, and similar laws affecting creditors' rights and remedies generally.

               (b) The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby will not be, give rise to, or result in any Violation of the articles of incorporation or bylaws of either of the LZB Companies or (subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations, and filings referred to in paragraph (c) below, and except as set forth in Section
        4.2.3(b) of the LZB Disclosure Schedule) be, give rise to, or result in any Violation of, or require the consent of any other person that is a party to, any loan or credit agreement, note, mortgage, indenture, lease, sublease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to either of the LZB Companies or its properties or assets.

               (c) No consent, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental
        Entity is required by or with respect to either of the LZB Companies in connection with the execution and delivery of this Agreement or the Plan of Merger by the LZB Companies or the consummation by the LZB Companies of the transactions contemplated hereby or thereby, except for: (i) the filing of the Tennessee Articles of Merger with the Secretary of State of the State of Tennessee; (ii) the filing of the Certificate of Merger with the Michigan Corporation Bureau; (iii) the filing of appropriate documents with the relevant authorities of other states in which E/C is qualified to do business;
        (iv) LZB's Hart-Scott-Rodino Filing and expiration or early termination of the waiting period under the Hart-Scott-Rodino
        Act; (v) the filing of the Registration Statement and any appropriate amendments thereto with the SEC and the effectiveness thereof under the Securities Act; (vi) any filings or other actions required to register the Merger

        Securities under the securities laws of any state or to obtain exemptions from the requirement for such registration; and
        (vii) the listing of the LZB Common Stock to be issued as part of the Merger Consideration upon notice of issuance with the Exchanges.

               4.2.4.        The Merger Securities.

               (a) The LZB Common Stock to be issued as part of the Merger Consideration and the additional LZB Common Stock which may become issuable under the terms of the Performance Units has been duly authorized and, when issued in accordance with the Plan of Merger, will be validly issued, fully paid, and nonassessable.

               (b) When the Indenture has been duly authorized, executed, and delivered by LZB, the Indenture will constitute the legal, valid, and binding obligation of LZB, enforceable against LZB in accordance with its terms, except as enforceability may be limited by general principles of equity, whether considered at law or in equity, and bankruptcy, insolvency, and similar laws affecting creditors' rights and remedies generally.

               (c) When the Notes have been duly authorized, executed, and delivered in accordance with the Plan of Merger and the Indenture, the Notes will constitute the legal, valid, and binding obligations of LZB, enforceable against LZB in accordance with their terms, except as enforceability may be limited by general principles of equity, whether considered at law or in equity, and bankruptcy, insolvency, and similar laws affecting creditors' rights and remedies generally.

               4.2.4. LZB SEC Documents. LZB has provided to E/C with the LZB Disclosure Schedule true and complete copies of each of the LZB SEC Documents (including those exhibits copies of which were requested by E/C, but excluding the other exhibits thereto). As of their respective dates, the LZB SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder applicable to such LZB SEC Documents, and none of the E/C SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of LZB included in the LZB SEC Documents comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP, except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the consolidated financial position of LZB as at the dates thereof and the consolidated results of its operations and cash flows or changes in financial position for the periods then ended.

               4.2.5. Registration Statement. None of the information supplied or to be supplied by either of the LZB Companies for inclusion or incorporation by reference in
        (a) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or
        (b) the Proxy Statement/Prospectus or any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the E/C Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof that relate only to E/C or its Subsidiaries) will comply in all material respects with any applicable provisions of the Exchange Act and the rules and regulations thereunder, and the Registration Statement (except for portions thereof that relate only to E/C or its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

               4.2.6. Approvals. The LZB Companies know of no reason why all Requisite Regulatory Approvals should not be obtained without the imposition of any Materially Burdensome Condition.

               4.2.7. Brokers and Finders. Neither of the LZB Companies nor any of their directors, officers, or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or similar payments in connection with the transactions contemplated by this Agreement.

               4.2.8. No Material Adverse Change. Except as disclosed in Section 4.2.8 of the LZB Disclosure Schedule, there has been no material adverse change in the condition (financial or otherwise), business, or prospects of LZB since the date of the latest balance sheet included in the LZB SEC Documents.

5.      COVENANTS.

        5.1. Covenants of E/C. During the period from the date of this Agreement and continuing until the Closing Date, E/C agrees that, except as expressly contemplated or permitted by this Agreement or to the extent that LZB shall otherwise consent in writing:

               5.1.1. Ordinary Course. E/C and each Subsidiary shall carry on its respective business in, and only in, the usual, regular, and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact its present business organizations, maintain its rights and franchises, and preserve its relationships with customers, suppliers, and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired, and will not enter into any transaction not in the ordinary course of business.

               5.1.2. Dividends and Distributions. Neither E/C nor any Subsidiary shall, or shall propose to: (a) declare or pay any dividends on or make other distributions in respect of any of its capital stock except for (i) payment by E/C to its shareholders of the dividend previously declared in an amount equal to 60 percent of its taxable income for the period of July 1, 1994 to December 31, 1994, (ii) declaration and payment by E/C of dividends to its shareholders in an amount equal to 40 percent of its taxable income for the period of January 1, 1995 to the day before the Effective Time (or, if earlier, the date on which E/C ceases to be a small business corporation (as defined in Section 1361(a) of the Code)), as estimated by it in good faith), and (iii) declaration and payment by E/C of dividends to its shareholders in an amount equal to 50 percent of the proceeds (net of any loans and other deductions or offsets) receivable by E/C under insurance policies owned by E/C on the life of Arnold Dwight England;
        (b) split, combine, or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock; or (c) repurchase, redeem, or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

               5.1.3. Charter and Bylaw Amendments. Neither E/C nor any Subsidiary shall amend its charter or bylaws.

               5.1.4. Other Actions. Neither E/C nor any Subsidiary shall take any action that is intended to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Section 7 not being satisfied or in a violation of any provision of this Agreement or which would adversely affect the ability of E/C to obtain any of the Requisite Regulatory Approvals without imposition of a Materially Burdensome Condition except, in every case, as may be required by applicable law.

               5.1.5. Advice of Changes; Government Filings. E/C shall promptly advise the LZB Companies orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a material adverse effect on E/C or which would cause or constitute a material breach of any of the representations, warranties, or covenants of E/C contained herein, or which, insofar as can be reasonably foreseen, would result in a condition set forth in Section 7 not being satisfied as of the Closing Date.

               5.1.6. Accounting Methods. E/C shall not change its methods of accounting in effect at the E/C Balance Sheet Date, except as required by changes in generally accepted accounting principles as concurred in by such party's independent auditors, or change its fiscal year.

               5.1.7. S Corporation Status. E/C shall use its best efforts to maintain its status as an S Corporation for federal income tax purposes.

               5.1.8. Affiliate Transactions. Neither E/C nor any Subsidiary shall engage in any new transaction with any of its "affiliates" (as defined in Rule 145 under the Securities
        Act).

               5.1.9. Other Actions. Neither E/C nor any Subsidiary will issue, deliver, or sell, or authorize or propose the issuance, delivery, or sale of, any shares of its capital stock of any class, any Voting Debt, or any securities convertible into or exercisable for, or any rights, warrants, or options to acquire any such shares or Voting Debt, or other securities with voting rights or enter into any agreement with respect to any of the foregoing.

               5.1.10. No Solicitations. E/C will not, and will not authorize or permit any of its officers, directors, or employees or any investment banker, financial advisor, attorney, accountant, or other representative or agent retained by it to, solicit or encourage the making of any Takeover Proposal or (unless, in the written opinion of E/C's independent counsel, such action is required by the fiduciary duties of the Board of Directors of E/C) agree to or endorse any Takeover Proposal, or participate in any negotiations, or provide third parties with any information relating to any such proposal. E/C will promptly advise LZB orally and in writing of any such proposals.

               5.1.11. Acquisitions. Neither E/C nor any Subsidiary will acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or in any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to E/C.

               5.1.12. Dispositions. Other than sales of inventory in the ordinary course of business consistent with prior practice, neither E/C nor any Subsidiary will sell, lease, encumber, or otherwise dispose of, or agree to sell, lease, encumber, or otherwise dispose of, any material portion of its assets.

               5.1.13. Debt. Other than in the ordinary course of business consistent with past practice, neither E/C nor any Subsidiary will incur any Debt, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance other than in the ordinary course of business consistent with past practice; provided, however, that in no event shall E/C incur Debt which would result in it having total Debt as of the Closing Date in excess of $24,000,000.

               5.1.14. Benefit Plans. Neither E/C nor any Subsidiary will, without the prior written consent of LZB: (a) enter into, adopt, amend, or terminate any E/C Benefit Plan or any other employee benefit plan or any agreement, arrangement, plan, or policy between such party and one or more of its directors or officers; (b) increase in any manner the compensation or fringe benefits of any director, officer, or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units, or performance units or shares) or enter into any contract, agreement, commitment, or arrangement to do any of the foregoing; or (c) enter into or renew any contract, agreement, commitment, or arrangement providing for the payment to any director, officer, or employee of such party of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement.

               5.1.15. Discharge of Claims; Capital Expenditures. Neither E/C nor any Subsidiary will: (a) pay, discharge, or satisfy any claim, liability, or obligation of any nature other than in the ordinary course of business consistent with past practice; or (b) make any capital expenditures or commitments other than those which have been approved by LZB.

               5.1.16. Access to Information. Upon reasonable notice and subject to applicable laws relating to the exchange of information, E/C shall each afford to the officers, employees, accountants, counsel, and other representatives of LZB access, during normal business hours during the period prior to the Closing Date, to all its properties, books, contracts, commitments and records and, during such period, E/C shall make available to LZB all other information concerning its business, properties, and personnel as LZB may reasonably request. No investigation by or on behalf of a LZB Company shall affect the representations and warranties of E/C set forth herein.

        5.2. Covenants of LZB Companies. During the period from the date of this Agreement and continuing until the Closing Date, the LZB Companies agree that, except as expressly contemplated or permitted by this Agreement or to the extent that E/C shall otherwise consent in writing:

               5.2.1. Dividends and Distributions. LZB shall not, and shall not propose to: (a) declare or pay any dividends on or make other distributions in respect of the LZB Common Stock other than cash dividends in amounts determined in accordance with prior practice; or (b) split, combine, or reclassify the LZB Common Stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for shares of the LZB Common Stock.

               5.2.2. Charter and Bylaw Amendments. Neither of the LZB Companies shall amend its articles of incorporation or bylaws so as to adversely affect the rights of holders of LZB Common Stock.

               5.2.3. Other Actions. Neither of the LZB Companies shall take any action that is intended to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Section 7 not being satisfied or in a violation of any provision of this Agreement or which would adversely affect the ability of the LZB
        Companies to obtain any of the Requisite Regulatory Approvals without imposition of a Materially Burdensome Condition except, in every case, as may be required by applicable law.

               5.2.4. Advice of Changes; Government Filings. LZB shall promptly advise E/C orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a material adverse effect on LZB or which would cause or constitute a material breach of any of the representations, warranties, or covenants of the LZB Companies contained herein, or which, insofar as can be reasonably foreseen, would result in a condition set forth in
        Section 7 not being satisfied as of the Closing Date.

               5.2.5. Other Actions. LZB will not issue any shares of LZB Common Stock for less than fair value except pursuant to employee stock option plans described in the LZB SEC
        Documents or in Section 5.2.5 of the LZB Disclosure Schedule.


6.      ADDITIONAL AGREEMENTS.

        6.1.   Regulatory Matters.

               6.1.1. Registration Statement. E/C and LZB shall promptly prepare and file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included. Each of LZB and E/C shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and after receipt of the tax lock-up letters referred to in Section 7.2.8, and E/C shall thereafter mail the Proxy Statement to its shareholders. E/C and the LZB Companies shall also use their respective best efforts to obtain all necessary state securities law or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and E/C and the LZB Companies, as applicable, shall furnish all information concerning LZB, E/C, and the holders of E/C Stock as may be reasonably requested in connection with any such action.

               6.1.2. Hart-Scott-Rodino Filings. E/C and LZB shall each promptly prepare and file their respective Hart-Scott-
        Rodino Filings and shall use their best efforts to cause the applicable waiting period under the Hart-Scott-Rodino Act to expire or be terminated.

               6.1.3.        General.

               (a) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings, and other documents, to obtain as promptly as practicable all necessary permits, consents, approvals, and authorizations of all other persons and

        Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement. E/C and LZB shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to E/C or the LZB Companies, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals, and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

               (b) E/C and each of the LZB Companies shall, upon request, use their best efforts to furnish each other with all information concerning themselves, their directors, officers, and shareholders, all financial information or other information, including accountant comfort letters relating thereto, certificates, and consents, and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Hart-Scott-Rodino Filings, or any other statement, filing, notice, or application made by or on behalf of any of E/C or either of the LZB Companies to any Governmental Entity or any other person in connection with the Merger and the other transactions contemplated by this Agreement and the Plan of Merger.

               (c) E/C and each of the LZB Companies shall promptly furnish each other with copies of written communications received by any of them or any of their respective affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

     6.2. Opinions of Counsel. Each party shall use its best efforts to cause to be delivered to the other opinions of its independent counsel, dated the effective date of the Registration Statement and the date of the E/C Shareholder Meeting, to the effect that the Registration Statement and the Proxy Statement/Prospectus and any amendment and supplements thereto (except for information with respect to the other parties and except for the financial statements and notes thereto and other financial, statistical, and accounting data included in, incorporated by reference in, or which should have been included in or incorporated by reference in the Registration Statement or the Proxy Statement/Prospectus, as to all of which they need express no opinion) comply as to form in all material respects with the applicable requirements of the Securities Act and rules and regulations of the SEC promulgated thereunder. Each party shall also use its best efforts to cause to be delivered to the other letters of its counsel dated the same dates as the opinions described above to the effect that nothing has come to such counsel's attention that has caused such counsel to believe that the Registration Statement or the Proxy Statement/Prospectus, at the time the Registration Statement became effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were, made not misleading (except for information with respect to the other parties and except for financial statements and notes thereto and other financial, statistical, and accounting data included in, incorporated by reference in, or which should have been included in or incorporated by reference in the Registration Statement or the Proxy Statement/Prospectus, as to all of which they need make no statement).

        6.3. Legal Conditions to Mergers. Each of E/C and the LZB Companies shall use their best efforts: (a) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in Section 7, to consummate the transactions contemplated by this Agreement and the Plan of Merger; and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order, or approval of, or any exemption by, any Governmental Entity and any other public or private person which is required to be obtained or made by such party in connection with the Merger and the transactions contemplated by this Agreement and the Plan of Merger. Each of the parties will promptly cooperate with and furnish information to the other in connection with any such condition or restriction suffered by, or requirement imposed upon, any of them in connection with the foregoing.

        6.4. Affiliates. E/C shall use its best efforts to cause each director, officer, and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of E/C to deliver to LZB, on or prior to the Closing Date, a written agreement, in form and substance satisfactory to LZB in its reasonable judgment, to comply with the applicable provisions of Rule 145 in connection with any resales of Merger Securities. Section 6.4 of the E/C
Disclosure Schedule will contain a list of the persons considered by E/C to be an affiliate for such purpose.

        6.5. Expenses. If the Merger is consummated, all costs and expenses incurred in connection with this Agreement shall be paid by the Surviving Corporation, and if the Merger is not consummated, all such costs and expenses shall be paid by the party incurring the same. Nothing in this Section 6.5 is intended to limit in any manner the damages or liabilities that a party may seek to recover arising out of a breach of this Agreement or the Plan of Merger by another party.

        6.6. Additional Agreements; Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, cooperating fully with the other parties hereto, providing the other parties hereto with any appropriate information, and making all necessary filings in connection with the Requisite Regulatory Approvals. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement or the Plan of Merger or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities, and franchises of any of the constituent corporations of the Merger, the proper officers and directors of each party to this Agreement shall take all such necessary action.

        6.7. Plan of Merger. Immediately after the execution of this Agreement, the parties thereto shall execute and deliver the Plan of Merger.

        6.8. Letter of E/C's Accountants. E/C shall use its best efforts to cause to be delivered to E/C and the LZB Companies letters of BDO Seidman, independent auditors for E/C, dated (a) the date on which the Registration Statement shall become effective, and (b) the business day prior to the Effective Time, and addressed to E/C and the LZB Companies, in form and substance reasonably satisfactory to E/C the LZB Companies, and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

        6.9. Letter of LZB's Accountants. LZB shall use its best efforts to cause to be delivered to E/C and the LZB Companies letters of Price Waterhouse, independent auditors for LZB, dated
(a) the date on which the Registration Statement shall become effective, and (b) the business day prior to the Effective Time, and addressed to E/C and the LZB Companies, in form and substance reasonably satisfactory to E/C the LZB Companies, and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

        6.10. E/C Disclosure Schedule. No later than January 24, 1995, E/C shall deliver the E/C Disclosure Schedule (together with all documents required to be delivered therewith) to the LZB
Companies.

7.      CONDITIONS PRECEDENT.

        7.1. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following conditions:

               7.1.1. Shareholder Approval. This Agreement, the Plan of Merger, and the Merger shall have been duly approved by the requisite vote of each "voting group" (as defined in the TBCA) entitled to vote thereon.

               7.1.2. Listing on Exchanges. The shares of LZB Common Stock issuable as part of the Merger Consideration shall have been listed on upon official notice of issuance on the Exchanges.

               7.1.3. Requisite Regulatory Approvals. The waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated, and all other Requisite Regulatory Approvals shall have been accomplished or obtained and shall be in full force and effect.

               7.1.4. Registration Statement. The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC or the securities administrators of any jurisdiction, nor shall any of such authorities have instituted or threatened to institute any proceedings with respect to a stop order.

               7.1.5. Blue Sky Matters. The Merger Securities shall have been qualified or registered with the appropriate "blue sky" authorities of all states in which qualification or registration is required, and such qualifications or registrations shall not have been suspended or revoked.

               7.1.6. No Restrictions or Restraints; Illegality. No order, injunction, or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the transactions contemplated hereby shall be in effect, nor shall any proceeding by any Governmental Entity seeking any of the foregoing be pending, nor shall any lawsuit or governmental proceeding be pending or threatened against any of E/C, either of the LZB Companies, or any of their respective directors seeking substantial damages in connection with the transactions contemplated in this Agreement. No statute, rule, regulation, order, injunction, or decree shall have been enacted, entered, promulgated, or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

               7.1.7. No Materially Burdensome Condition. No Materially Burdensome Condition shall have been imposed or be applicable to the transactions contemplated by this Agreement.

               7.1.8. Governmental Action. There shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the reasonable opinion of such party: (a) makes this Agreement, the Plan of Merger, or the Merger, or any of the other transactions contemplated by this Agreement, illegal; (b) results in a material delay in the ability of E/C or the LZB Companies to consummate the Merger or any of the other transactions contemplated by this Agreement; (c) requires the divestiture by E/C or the LZB Companies of a material portion of the business of E/C, taken as a whole, or the LZB Companies, taken as a whole; or (d) otherwise prohibits or restricts or delays in a material respect consummation of the Merger or any of the other transactions contemplated by this Agreement or impairs in a material respect the contemplated benefits to E/C or the LZB Companies of this Agreement, the Merger, or any of the other transactions contemplated by this Agreement.

               7.1.9. Affiliates' Agreements. The affiliates' agreements described in Section 6.4 shall have been executed and delivered by the persons described in Section 6.4.

               7.1.10. LZB Notes and Indenture. The parties shall have agreed to the definitive forms of the LZB Notes and the Indenture, and the Indenture shall have been executed and delivered by the parties thereto.

        7.2. Conditions to Obligations of the LZB Companies. The obligation of the LZB Companies to effect the Merger is also subject to the satisfaction or waiver by the LZB Companies prior to the Effective Time of the following conditions:

               7.2.1.        Representations and Warranties.  The
        representations and warranties of E/C set forth in this

        Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time as though made on and as of such time, except as otherwise contemplated by this Agreement, and the LZB Companies shall have received a certificate signed on behalf of E/C by its Chief Executive Officer and Chief Financial Officer to such effect.

               7.2.2. Performance of Obligations of E/C. E/C shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the LZB Companies shall have received a certificate signed on behalf of E/C by its Chief Executive Officer and Chief Financial Officer to such effect.

               7.2.3. Consents Under Agreements. E/C shall have obtained the consent or approval of each person (other than the Governmental Entities referred to in Section 7.1.3) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right, or interest of E/C under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument.

               7.2.4. Tax Opinions. The LZB Companies shall have received the opinion of Miller, Canfield, Paddock and Stone, P.L.C., dated the effective date of the Registration Statement and the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

               7.2.5. Legal Opinions. The LZB Companies shall have received: (a) the opinions and letters referred to in Section
        6.2; and (b) the opinion of Baker, Donelson, Bearman &
        Caldwell, counsel to E/C, dated the Effective Time, as to such matters as are customary for transactions of this type and in form and substance reasonably acceptable to the LZB Companies.

               7.2.6. Debt. The total Debt of E/C shall not exceed $30,000,000 on the Effective Time, and the LZB Companies shall have received a certificate dated the Effective Time, signed on behalf of E/C by its respective Chief Financial Officer, to such effect.

               7.2.7. Accountants' Letters. The LZB Companies shall have received the letters referred to in Sections 6.8 and 6.9.

               7.2.8. Tax Lock-Up Letters. The LZB Companies shall have received tax lock-up letters, in form and substance satisfactory to LZB in its reasonable judgment: (a) from all

        E/C shareholders who are to receive LZB Common Stock as Merger Consideration; and (b) from those E/C shareholders to be designated in Section 7.2.8 of the E/C Disclosure Schedule.

               7.2.9. S Corporation Opinion. BDO Seidman shall have delivered to the LZB Companies its opinion, dated the Effective Time, with respect to the status of E/C prior to such time as an electing small business corporation under the Code, in form and substance reasonably acceptable to LZB.

               7.2.10. Waivers of Indemnification Rights. Each of the officers and directors of E/C shall have delivered to the LZB Companies documents, in form and substance reasonably satisfactory to the LZB Companies, pursuant to which such officers and directors forever waive and release any and all claims they might otherwise have (whether under the charter or bylaws of E/C, the articles of incorporation or bylaws of either LZB Company, by contract, or otherwise) for indemnification or for the payment or advancing of expenses relating in any way to any disputes which may arise between such officer or director and either LZB Company relating to this Agreement or the transactions contemplated hereby.

               7.2.11. Termination of Employment Agreements. Each holder of E/C Class A Stock shall have executed and delivered to E/C (with copies to the LZB Companies) documents, in form and substance satisfactory to LZB in its reasonable judgment, acknowledging that any and all employment contracts between such person and E/C have been terminated and releasing E/C and the Surviving Corporation from any further liability thereunder, including (but not limited to) any liability with respect to such termination.

        7.3. Conditions to Obligations of E/C. The obligation of E/C to effect the Merger is also subject to the satisfaction or waiver by E/C prior to the Effective Time of the following conditions:

               7.3.1. Representations and Warranties. The representations and warranties of the LZB Companies set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time as though made on and as of such time, except as otherwise contemplated by this Agreement, and E/C shall have received a certificate signed on behalf of LZB by its Chief Executive Officer and Chief Financial Officer to such effect.

               7.3.2. Performance of Obligations of E/C. The LZB Companies shall have performed in all material respects all obligations required to be performed by them under this

        Agreement at or prior to the Effective Time, and E/C shall have received a certificate signed on behalf of LZB by its Chief Executive Officer and Chief Financial Officer to such effect.

               7.3.3. Consents Under Agreements. The LZB Companies shall have obtained the consent or approval of each person
        (other than the Governmental Entities referred to in Section 7.1.3) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right, or interest of LZB Acquisition under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument.

               7.3.4. Tax Opinions. E/C shall have received the opinion of Miller, Canfield, Paddock and Stone, P.L.C., dated the effective date of the Registration Statement and the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

               7.3.5.        Legal Opinions.  E/C shall have received:
        (a) the opinions and letters referred to in Section 6.2; and
        (b) the opinion of Miller, Canfield, Paddock and Stone, P.L.C., counsel to the LZB Companies, dated the Effective Time, as to such matters as are customary for transactions of this type and in form and substance reasonably acceptable to E/C.

               7.3.6. Accountants' Letters. E/C shall have received the letters referred to in Sections 6.8 and 6.9.

               7.3.7. Tax Lock-Up Letters. E/C shall have received the tax lock-up letters referred to in Section 7.2.8.


8.      TERMINATION AND AMENDMENT.

        8.1. Termination. This Agreement and the Plan of Merger may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of E/C:

               (a) by mutual consent of E/C and the LZB Companies in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

               (b) by E/C or either of the LZB Companies upon written notice to the others if (i) any Requisite Regulatory Approval shall have been denied or any Materially Burdensome Condition shall have been imposed or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

               (c) by E/C or either of the LZB Companies upon written notice to the others if the Merger shall not have been consummated on or before April 15, 1995, provided that a party may not terminate under this Section 8.1(c) if such party is in breach in any material respect of this Agreement;

               (d) by E/C or either of the LZB Companies upon written notice to the others if any approval of the shareholders of E/C required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at the E/C Shareholder Meeting, provided that any such notice of termination must be given not later than 45 days after the conclusion of the E/C Shareholder Meeting or within such longer period as may be agreed upon by the parties;

               (e) by E/C or the LZB Companies upon written notice to the others if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of E/C (in the case of the LZB
        Companies) or either of the LZB Companies (in the case of E/C), as if any such breach were being made as of the date of determination, and which breach by its nature cannot be cured prior to the earlier of the then scheduled Closing Date or 60 days following receipt by the breaching party of written notice of the breach from any other party hereto;

               (f) by E/C or the LZB Companies upon written notice to the others if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of E/C (in the case of the LZB Companies) or either of the LZB Companies (in the case of E/C), which breach shall not have been cured prior to the earlier of the then scheduled Closing Date 15 business days following receipt by the breaching party of written notice of such breach from any other party hereto;

               (g) by either of the LZB Companies upon written notice to E/C if the Board of Directors of E/C does not, or shall indicate to either of the LZB Companies that it is unwilling or unable to, recommend in the Proxy Statement/Prospectus that its shareholders approve this Agreement and the Plan of Merger, or if after recommending in the Proxy Statement/Prospectus that shareholders approve this Agreement and the Plan of Merger, the Board of Directors of E/C shall have withdrawn, modified, or amended such recommendation in any respect materially adverse to the LZB Companies, provided that any such notice of termination must be given not later than 45 days after the date LZB shall have been advised by E/C in writing that it is unable or unwilling to so recommend in the Proxy Statement/Prospectus or that it has withdrawn, modified, or amended such recommendation, or such later date as may be agreed upon by E/C and the LZB Companies;

               (h) by either of the LZB Companies upon written notice to E/C if E/C shall have authorized, recommended, proposed, or announced an intention to authorize, recommend, or propose, or entered into an agreement with any person (other than any of the LZB Companies) to effect, a Takeover Proposal or shall fail to publicly oppose a tender offer or exchange offer by another person based on a Takeover Proposal;

               (i) by either of the LZB Companies upon written notice to E/C if E/C fails to deliver the E/C Disclosure Schedule within the time specified in Section 6.10; and

               (j) by either of the LZB Companies, in its sole discretion, upon written notice to E/C given any time within ten business days after receiving the E/C Disclosure Schedule.

        8.2. Effect of Termination. In the event of termination of this Agreement by E/C or either of the LZB Companies as provided in
Section 8.1, this Agreement shall forthwith become void and have no effect except (a) with respect to Sections 6.5, 8.2, 8.5, 9.5, and
9.6 and (b) except as otherwise provided in Section 8.5, no party shall be relieved or released from any liabilities or damages arising out of the breach by such party of any provision of this Agreement or the Plan of Merger.

        8.3. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of E/C; provided, however, that after any such approval, no amendment shall be made which by law requires further approval by such shareholders, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        8.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed:
(a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

        8.5.   Liquidated Damages; Termination Fee.

        (a) Notwithstanding anything to the contrary contained herein, in the event that any of the following events or circumstances shall occur, E/C shall, within ten days after notice of the occurrence thereof by LZB, pay to LZB the sum of $500,000, which the parties agree and stipulate as reasonable and full liquidated damages and reasonable compensation for the involvement of the LZB Companies in the transactions contemplated in this Agreement, is not a penalty or forfeiture, and will not affect the provisions of
Section 8.2(a):

                (i) at any time prior to termination of this Agreement an Acquisition Event shall occur; or

               (ii)   E/C shall terminate this Agreement pursuant to
                      Section 8.1(d), LZB or LZB Acquisition shall terminate this Agreement pursuant to Sections 8.1(d), (f), (g), or (h), or E/C shall fail to call and hold the E/C Shareholder Meeting as required by Section 2.2.

        (b) Notwithstanding anything to the contrary contained herein, in the event that E/C shall terminate this Agreement pursuant to
Section 8.1(f), LZB shall, within ten days after notice of the occurrence thereof by E/C, pay to E/C the sum of $500,000, which the parties agree and stipulate as reasonable and full liquidated damages and reasonable compensation for the involvement of E/C in the transactions contemplated in this Agreement, is not a penalty or forfeiture, and will not affect the provisions of Section
8.2(a).

        (c) Upon the making and receipt of payment under either subsection (a) or subsection (b) of this Section 8.5, neither E/C nor either of the LZB Companies shall have any further obligation of any kind under this Agreement, except in each case under Section 8.2(a).


9.      GENERAL PROVISIONS.

        9.1. Survival of Agreements. All of the representations, warranties, covenants, and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and consummation of the Merger.

        9.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a)    if to E/C, to:

                      England/Corsair, Inc.
                      402 Old Knoxville Highway
                      New Tazewell, Tennessee 37825
                      Attention:  Chief Executive Officer
                      Fax:  (614) 626-5211, Ext. 560

               and

               (b)    if to either of the LZB Companies, to:

                      La-Z-Boy Chair Company
                      1284 North Telegraph Road
                      Monroe, Michigan 48161
                      Attention:  Chief Executive Officer
                      Fax:  (313) 457-2005

                      with a copy to:

                      Miller, Canfield, Paddock and Stone, P.L.C.
                      Suite 2500
                      150 West Jefferson Avenue
                      Detroit, Michigan 48226
                      Attention: David D. Joswick, Esq.
                      Fax:  (313) 496-8451

        9.3. Interpretation. When a reference is made in this Agreement to Sections, Exhibits, or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including," are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.

        9.4. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. An executed counterpart received by telecopy shall have the same effect as an originally executed counterpart.

        9.5. Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement, the Exhibits hereto, and the Plan of
Merger: (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder or thereunder except, if and only if the Merger is consummated, for the right of the shareholders of E/C to receive the Merger Consideration. For the purposes hereof, "party" shall mean E/C, LZB, and LZB Acquisition and shall not include any other person whatsoever, whether a shareholder, employee, officer, director, or otherwise.

        9.6. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Michigan, without regard to any applicable conflicts of law.

        9.7. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        9.8. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        9.9. Publicity. Except as otherwise required by law or the rules of the Exchanges, so long as this Agreement is in effect, none of E/C or the LZB Companies shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld, conditioned, or delayed.

        9.10. Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first above written.


                         ENGLAND/CORSAIR, INC.


                         By /s/ RODNEY ENGLAND
                                Rodney England
                                President

Attest:

/s/ DENNIS C. VALKANOFF
    Dennis C. Valkanoff
    Vice President

                         LA-Z-BOY CHAIR COMPANY

                         By /s/ F. H. JACKSON
                                F. H. Jackson
                                Vice President Finance

Attest:
/s/ JAMES P. KLARR
    James P. Klarr
    Assistant Secretary
    and Tax Counsel


                         LZB ACQUISITION, INC.

                         By /s/ GENE M. HARDY
                                Gene M. Hardy
                                Secretary and Treasurer

Attest:
/s/ JAMES P. KLARR
    James P. Klarr
    Assistant Secretary
    and Tax Counsel

                            Exhibit 2 to Reorganization Agreement


                                SUMMARY OF TERMS OF LZB NOTES


Title:                                 La-Z-Boy Chair Company 8% Unsecured
                                       Promissory Notes Due 1999

Maximum aggregate principal
 amount:                               $10,000,000

Form:                                  Registered

Denominations:                         Any

Principal payments:                    Four equal installments payable on
                                       first through fourth anniversaries
                                       of Effective Time

Final maturity:                        Fourth anniversary of Effective Time

Interest:                              8% simple, payable annually on
                                       anniversaries of Effective Time

Prepayments:                           Permitted -- no premium

Security:                              None

                                     ANNEX B


             Exhibit 1 to Amended and Restated Reorganization Agreement


                      AMENDED AND RESTATED PLAN OF MERGER


         THIS AMENDED AND RESTATED PLAN OF MERGER (the "Plan of Merger") is entered into as of January 13, 1995 by and among La-Z-Boy Chair Company, a Michigan corporation ("LZB"), LZB Acquisition, Inc., a Michigan corporation and a wholly owned subsidiary of LZB ("LZB Acquisition"), and England/Corsair, Inc., a Tennessee corporation ("E/C").

                                   Premises:

         A. The parties have executed and delivered a Plan of Merger dated as of January 13, 1995 (the "Original Plan of Merger") and a Reorganization Agreement dated as of January 13, 1995 (the "Original Agreement").

         B. The parties hereto have amended and restated the Original Agreement in its entirety by entering into an Amended and Restated Reorganization Agreement of even date herewith (the "Reorganization Agreement").

         C. The parties desire to amend and restate the Original Plan of Merger in its entirety as set forth in this Plan of Merger.

         D. The Reorganization Agreement provides for the merger (the "Merger") of E/C with and into LZB Acquisition with the result that the separate existence of E/C will cease, LZB Acquisition will continue to be a wholly owned subsidiary of LZB, and E/C shareholders will exchange their shares of common stock of E/C for shares of LZB common stock, LZB notes, or cash (or a combination of the foregoing) and for Performance Units (as hereinafter defined).

         E. The parties hereto are entering into this Plan of Merger to set forth the terms and conditions of the Merger.

         F. E/C has authorized capital stock consisting solely of: (1) 500,000 shares of Class A Common Stock, without par value ("E/C Class A Stock") of which 224,652 shares are issued and outstanding as of the date of this Plan of Merger and entitled to vote; and (2) 500,000 shares of Class B Common Stock, without par value ("E/C Class B Stock") of which 72,678 shares are issued and outstanding as of the date of this Plan of Merger and entitled to vote. Holders of the E/C Class A Stock and the E/C Class B Stock are entitled to vote on the Merger; the affirmative votes of the holders of a majority of the total number of shares of E/C Class A Stock and E/C Class B stock issued and outstanding, voting together as a single voting group, are required to approve the Merger. The E/C Class A Stock and the E/C Class B Stock are referred to herein collectively as the "E/C Stock."

         G. The number of shares of E/C Class A Stock and the number of shares of E/C Class B Stock are not subject to change before the effective date of the Merger.

         H. LZB Acquisition has an authorized capital stock consisting solely of 1,000 shares of Common Stock ("LZB Acquisition Stock"), of which one share is issued and outstanding as of the date of this Plan of Merger and entitled to vote and which is owned by LZB.

         I. The number of shares of LZB Acquisition Stock is not subject to change before the effective date of the Merger.

         J. The respective Boards of Directors of LZB, LZB Acquisition, and E/C have determined that it is in the best interests of LZB, LZB Acquisition, and E/C and their respective shareholders for E/C to be merged with and into LZB Acquisition upon the terms and subject to the conditions set forth in this Plan of Merger and in accordance with the Business Corporation Act of the State of Michigan (the "MBCA") and the Tennessee Business Corporation Act (the "TBCA").

         K. The respective Boards of Directors of LZB, LZB Acquisition, and E/C have adopted resolutions approving this Plan of Merger and the Merger; LZB, as the sole shareholder of LZB Acquisition, has approved this Plan of Merger and the Merger; and the Board of Directors of E/C has resolved to recommend approval of this Plan of Merger and the Merger to its shareholders.

         L. E/C has agreed in the Reorganization Agreement to duly call and hold a special meeting of its shareholders to vote upon the approval of this Plan of Merger and the Merger (the "Meeting").

         NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements set forth herein and in the Reorganization Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:


                                   ARTICLE I

                                  THE MERGER

        1.1 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Plan of Merger and the Reorganization Agreement: (a) a certificate of merger (the "Michigan Certificate of Merger") shall be duly prepared and executed by E/C and LZB Acquisition and thereafter delivered for filing to the Corporation and Securities

Bureau of the Michigan Department of Commerce (the "Michigan Corporation Bureau"), as provided in the MBCA, as soon as practicable on or after the Closing Date (as defined in the Reorganization Agreement); and (b) articles of merger (the "Tennessee Articles of Merger") shall be duly prepared and executed by E/C and LZB Acquisition and thereafter delivered for filing to the Tennessee Secretary of State, as provided in the TBCA, as soon as practicable on or after the Closing Date. The Merger shall become effective: (i) under Michigan law, upon the filing of the Michigan Certificate of Merger with the Michigan Corporation Bureau or at such time thereafter as LZB, LZB Acquisition, and E/C may agree in writing to provide in the Michigan Certificate of Merger; and (ii) under Tennessee law, upon the filing of the Tennessee Articles of Merger with the Tennessee Secretary of State or at such time thereafter as LZB, LZB Acquisition, and E/C may agree in writing to provide in the Tennessee Articles of Merger. As used in this Plan of Merger, "Effective Time" means the later said times.

        1.2   EFFECTS OF THE MERGER.

              (a) At the Effective Time,

              (i) the separate existence of E/C shall cease, and it shall be merged with and into LZB Acquisition, which shall be the Surviving Corporation (as defined in Section 1.2(b) below) of the Merger;

             (ii) the Articles of Incorporation of LZB Acquisition, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and the MBCA; and

            (iii) the Bylaws of LZB Acquisition, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until amended in accordance with the provisions thereof and the MBCA.

                  (b) As used in this Plan of Merger, the term "Surviving Corporation" shall mean LZB Acquisition.

                  (c) At and after the Effective Time, the Merger will have the effects set forth in Section 724(1) of the MBCA and Section 48-21-108 of the TBCA.

                                  ARTICLE II

                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                       OF THE CONSTITUENT CORPORATIONS;
                           EXCHANGE OF CERTIFICATES

        2.1 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the E/C Stock or the holder of any shares of the LZB Acquisition Stock:

                  (a) CANCELLATION OF E/C TREASURY STOCK. All shares of E/C Stock that are owned by E/C as treasury stock shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                  (b) CONVERSION OF E/C STOCK.

                  (i) Each issued and outstanding share of E/C Stock (other than shares to be canceled and retired in accordance with Section 2.1(a) and shares held by any holder who shall have perfected such holder's dissenter's rights under the TBCA, if any, which shall be treated in accordance with the applicable provisions of the TBCA) shall be converted into the right to receive the consideration described below:

                  (x) Each share of E/C Stock held by a shareholder who duly and timely files a form of election in accordance with the procedures attached hereto and made a part hereof as Exhibit B (the "Procedures") shall be converted into, and evidence: (1) the right to receive from LZB Acquisition, at such shareholder's option, but subject to the Limitations (as hereinafter defined) and the Procedures, either (A) $109.558403121 in cash, (B) $109.558403121 principal amount of LZB's
         8% Unsecured Promissory Notes Due 1999 ("LZB Notes"), or (C)
         3.6519467707 shares of the duly authorized, validly issued, fully paid, and nonassessable Common Stock, $1.00 par value, of LZB ("LZB Common Stock"); and (2) one Performance Unit (as hereinafter defined). Any fractional shares of LZB Common Stock resulting from the computation in clause (C) above shall not be issued and shall be settled in cash at $30.00 per whole share of LZB Common Stock.

                      Each share of E/C Stock held by a shareholder who fails, for whatever reason, to duly and timely file a form of election in accordance with the Procedures shall be converted into, and evidence: (1) the right to receive from LZB Acquisition, but subject to the Limitations and the Procedures, $109.558403121 in cash; and (2) one Performance Unit.

                      LZB Common Stock, LZB Notes, and cash (including cash in lieu of fractional shares) issuable pursuant to this Section 2.1(b)(i)(x) are collectively referred to herein as the "Initial Merger Consideration."

                  (y) (1) As used in this Plan of Merger, the term "Performance Unit" means the right to receive from LZB, at the times, in the form, and on the terms hereinafter set forth, consideration in the 1996 Performance Unit Amount and consideration in the 1997 Performance Unit Amount (both as hereinafter defined). By executing this Plan of Merger, LZB hereby agrees to provide such consideration to each holder of a Performance Unit, at the times, in the form, and on the terms hereinafter set forth.

                      (2) As used in this Plan of Merger, the term "Pre-
         Tax Income" means the pre-tax income of the Surviving Corporation determined in accordance with the standards described in Exhibit A attached hereto and incorporated herein by reference (the "Computation Standards").

                      (3) As used in this Plan of Merger, the term "1996 Performance Unit Amount" means the amount derived by performing the following calculations:

                          Step 1: Subtract $6,000,000.00 from the Pre-Tax Income of the Surviving Corporation for the period (the "1996 Performance Period") from (but excluding) the last day of the accounting month of LZB in which the Effective Time occurs to (and including) the last day of the corresponding accounting month in 1996. (If the result is less than zero, the result of this step shall be deemed to be zero.)

                          Step 2: Multiply the result of Step 1 by 1.75.

                          Step 3: Determine the lesser of (A) $20,000,000 or
         (B) the result of Step 2 (the "Total 1996 Payment Amount").

                          Step 4: Divide the Total 1996 Payment Amount by the number of shares of E/C stock issued and outstanding at the Effective Time to obtain the 1996 Performance Unit Amount.

                      (4) As used in this Plan of Merger, the term "1997 Performance Unit Amount" means the amount derived by performing the following calculations:

                          Step 1: Subtract $7,000,000.00 from the Pre-Tax Income of the Surviving Corporation for the period (the "1997 Performance Period") from (but excluding) the last day of the 1996 Performance Period to (and including) the last day of the corresponding accounting month in 1997. (If the result is less than zero, the result of this step shall be deemed to be zero.)

                          Step 2: Multiply the result of Step 1 by 1.75.

                          Step 3: Determine the lesser of (A) $20,000,000 minus the Total 1996 Payment Amount or (B) the result of Step 2 (the "Total 1997 Payment Amount").

                          Step 4: Divide the Total 1997 Payment Amount by the number of shares of E/C stock issued and outstanding at the Effective Time to obtain the 1997 Performance Unit Amount.

                      (5) Subject to the Limitations, each Performance
         Unit will be settled by the issuance, to the holder of such Performance Unit, of shares of LZB Common Stock in accordance with subparagraphs (A) and (B) below:

                      (A) On or before the forty-fifth day after the later of the end of the 1996 Performance Period or the date on which any disputes concerning the 1996 Performance Unit Amount shall have been resolved in accordance with the Computation Standards (the "1996 Settlement Date"), the holder of each Performance Unit shall be entitled to receive a number of shares of LZB Common Stock calculated as follows:

                          Step 1: Determine the closing price of LZB Common Stock on the New York Stock Exchange on the last day of the 1996 Performance Period (or, if LZB Common Stock is not traded on that date, on the last preceding date on which LZB Common Stock was traded). Such price is referred to herein as the "1996 LZB Common Stock Price."

                          Step 2: Divide the 1996 Performance Unit Amount by the 1996 LZB Common Stock Price.

                      The result obtained from Step 2, rounded to the nearest one one-thousandth of a share, shall be the number of shares of LZB Common Stock which a holder of one Performance Unit shall be entitled to receive on or before the 1996 Settlement Date in respect of such Performance Unit. The number of shares of LZB Common Stock so issuable to each holder of Performance Units shall be aggregated, and if such aggregate number includes any fractional share, such fractional share shall not be issued and shall be settled in cash at the 1996 LZB Common Stock Price.

                      (B) On or before the forty-fifth day after the later of the end of the 1997 Performance Period or the date on which any disputes concerning the 1997 Performance Unit Amount shall have been resolved in accordance with the Computation Standards (the "1997 Settlement Date"), the holder of each Performance Unit shall be entitled to receive a number of shares of LZB Common Stock calculated as follows:

                          Step 1: Determine the closing price of LZB Common Stock on the New York Stock Exchange on the last day of the 1997 Performance Period (or, if LZB Common Stock is not traded on that date, on the last preceding date on which LZB Common Stock was traded). Such price is referred to herein as the "1997 LZB Common Stock Price."

                          Step 2: Divide the 1997 Performance Unit Amount by the 1997 LZB Common Stock Price.

                      The result obtained from Step 2, rounded to the nearest one one-thousandth of a share, shall be the number of shares of LZB Common Stock which a holder of one Performance Unit shall be entitled to receive on or before the 1997 Settlement Date in respect of such Performance Unit. The number of shares of LZB Common Stock so issuable to each holder of Performance Units shall be aggregated, and if such aggregate number includes any fractional share, such fractional share shall not be issued and shall be settled in cash at the 1997 LZB Common Stock Price.


                      (6) Performance Units will be settled, by the issuance of LZB Common Stock as set forth above, without interest.

                      (7) Neither the Surviving Corporation nor LZB will maintain any system for recording transfers of Performance Units. To the fullest extent permitted by law, Performance Units shall be non-transferrable, and LZB Common Stock will be issued in settlement of Performance Units only to the persons to whom the Initial Merger Consideration was issued with respect to the corresponding shares of E/C Stock.

                  (z) As used in this Plan of Merger, the term "Limitations" means the Note Limitation, the Total Share Limitation, the Total Non-Share Limitation, and the Performance Unit Share Limitation. As used herein, the term "Note Limitation" means $10,000,000 aggregate principal amount of LZB Notes. As used herein, the term "Total Share Limitation" means that number of shares of LZB Common Stock which, if issued in connection with the Merger, would result in LZB's issuance of more than 2,000,000 shares of LZB Common Stock (including both shares issued as part of the Initial Merger Consideration and shares issued in settlement of Performance Units), whether pursuant to this Plan of Merger or by operation of law. As used herein, the term "Total Non-Share Limitation" means that amount of consideration other than shares of LZB Common Stock (including both cash and LZB Notes) which, if paid in connection with the Merger, would result in consideration other than LZB Common Stock constituting 50 percent or more of the aggregate consideration paid by LZB and LZB Acquisition to acquire E/C Stock in connection with the Merger, whether pursuant to this Plan of Merger, by operation of law, from the perfection of appraisal rights by dissenting E/C shareholders ("Dissenting Shareholders"), or in lieu of fractional shares. If the amount payable to Dissenting Shareholders is not known at the time the computation of the Non-Share Limitation is made, then LZB shall make a good faith estimate of the maximum amount which may be payable by the Surviving Corporation to Dissenting Shareholders, and such estimate shall be included in the computation of the Non-Share Limitation. All calculations of the Total Non-Share Limitation shall be based on the fair market value of the LZB Common Stock at the Effective Time. As used herein, the term "Performance Unit Share Limitation" means the number of shares of LZB Common Stock which is equal to the aggregate number of shares of LZB Common Stock issued as Initial Merger Consideration.

                  Notwithstanding the elections to receive cash, LZB Notes, or LZB Common Stock made by the holders of E/C Stock in accordance with
         Section 2.1(b)(i)(x) above: (1) in the event the aggregate principal amount of LZB Notes which would be issuable to those shareholders electing to receive LZB Notes exceeds the Note Limitation, then the elections made by, or allocations to, one or more shareholders shall be changed from LZB Notes to cash in accordance with the Procedures;
         (2) in the event the aggregate amount which would be payable to those shareholders electing to receive consideration other than LZB Common Stock exceeds the Total Non-Share Limitation, or the aggregate number of shares of LZB Common Stock which would be issuable to those shareholders electing to receive LZB Common Stock shares issuable in settlement of Performance Units, exceeds the Total Share Limitation, then the elections made by, or allocations to, one or more shareholders shall be changed from cash and/or LZB Notes to LZB Common Stock, or from LZB Common Stock to cash, as the case may be, in accordance with the Procedures; and (3) in the event that the aggregate number of shares of LZB Common Stock which would be issuable in satisfaction of the Performance Units exceeds the Performance Unit Share Limitation or the Total Share Limitation, then the 1996

         Performance Unit Amount and/or the 1997 Performance Unit
         Amount, as the case may be, will be reduced in accordance with the Procedures. The Limitations shall be applied in the following order: (A) first, the Note Limitation; (B) second, the Total Non-Share Limitation; (C) third, the Total Share Limitation;
         and (D) last, the Performance Unit Share Limitation. If, but only if, it proves impossible to pay the full 1996 Performance
         Unit Amount and/or the full 1997 Performance Unit Amount without exceeding either the Total Share Limitation and/or the Performance Unit Share Limitation, then the 1996 Performance Unit Amount and/or the 1997 Performance Unit Amount, as the case may be, shall be reduced to the largest amount which can be paid without exceeding any of the Limitations.

             (ii) All such shares of E/C Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate (each, a "Certificate") previously representing any such shares shall thereafter represent only the rights described in this
Section 2.1(b). Certificates previously representing shares of E/C Common Stock shall be exchanged for certificates representing whole shares of LZB Common Stock, LZB Notes, and/or cash in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 without any interest thereon.

                 (c) NO CONVERSION OF LZB ACQUISITION STOCK. Each of the issued and outstanding shares of LZB Acquisition Stock shall be and remain as one issued and outstanding share of the Common Stock of the Surviving Corporation.

        2.2 EXCHANGE OF CERTIFICATES. (a) EXCHANGE FUND. As of the Effective Time, LZB shall have or make available, for exchange in accordance with this
Article II, (i) certificates representing the shares of LZB Common Stock, (ii) LZB Notes, and (iii) cash (including any cash in lieu of fractional shares) (such cash, certificates for shares of LZB Common Stock, and LZB Notes, together with any dividends, interest, or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued as the Initial Merger Consideration pursuant to Section 2.1(b)(i)(x) and paid pursuant to Section 2.2 in exchange for outstanding shares of E/C Stock.

                 (b) EXCHANGE PROCEDURES. Promptly after the Effective Time, LZB shall mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to LZB and shall be in such form and have such other provisions as LZB and E/C may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Initial Merger Consideration. Upon surrender of a Certificate for cancellation to LZB together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of LZB Common Stock, (y) a Note in the principal amount, and (z) a check representing the amount of cash (including any cash in lieu of fractional shares) and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this
Article II, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash or unpaid dividends and distributions, if any, payable to holders of Certificates. Except as otherwise provided in the next sentence, no transfer taxes shall be payable by any holder of a Certificate in respect of the issuance of certificates representing the LZB Common Stock or LZB Notes pursuant to this Plan of Merger. In the event of a transfer of ownership of E/C Stock which is not registered in the transfer records of E/C, certificates representing the proper number of shares of LZB Common Stock and/or the proper principal amount of LZB Notes, together with a check for the proper amount of cash, if any, may be issued to such a transferee if the Certificate representing such E/C Common Stock is presented to LZB, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

                 (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES;
VOTING.
Whenever a dividend or other distribution is declared by LZB on the LZB Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all whole shares of LZB Common Stock issuable pursuant to this Plan of Merger, provided that no dividends or other distributions declared or made with respect to the LZB Common Stock with a record date that is six months or more after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to any shares of LZB Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with this Article
II. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of LZB Common Stock issued in exchange therefor, without interest,
(i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of LZB Common Stock and not paid, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of LZB Common Stock. Holders of unsurrendered Certificates shall be entitled to vote after the Effective Time at any meeting of LZB shareholders the number of whole shares of LZB Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates. Subject to the effect of applicable laws, following surrender of any Certificate representing the right to receive LZB Notes, there shall be paid to the holder of the LZB Notes issued in exchange therefor, without additional interest, (i) at the time of such surrender, the amount of each interest payment with a record date after the Effective Time theretofore payable with respect to such LZB Notes and not paid, and (ii) at the appropriate payment date, the amount of each interest payment with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such LZB Notes.

                 (d) TRANSFERS. After the Effective Time, there shall be no transfers on the stock transfer books of E/C of the shares of E/C Stock which were outstanding immediately prior the Effective Time. If after the Effective Time, certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Initial Merger Consideration deliverable in respect thereof pursuant to this Plan of Merger in accordance with the procedures set forth in this Article II. Certificates surrendered for exchange by any person constituting an "affiliate" of E/C for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until LZB has received a written agreement from such person as provided in Section 6.4 of the Reorganization Agreement.

                 (e) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of E/C for nine months after the Effective Time shall be paid to LZB. Any shareholders of E/C who have not theretofore complied with this Article II shall thereafter look only to LZB for payment of their Initial Merger Consideration (and unpaid dividends and distributions on the LZB Common Stock and unpaid interest on the LZB Notes) deliverable in respect of each share of E/C Stock such shareholder holds as determined pursuant to this Plan of Merger, in each case, without any interest thereon. Notwithstanding the foregoing, neither of LZB nor any other person shall be liable to any former holder of shares of E/C Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                 (g) LOST CERTIFICATE(S). In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by LZB, the posting by such person of a bond in such amount as LZB may direct as indemnity against any claim that may be made against it with respect to such Certificate, LZB shall issue in exchange for such lost, stolen or destroyed Certificate the Initial Merger Consideration deliverable in respect thereof pursuant to this Plan of Merger.


                                  ARTICLE III

                          TERMINATION AND ABANDONMENT

         3.1 TERMINATION. This Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval of this Plan of Merger, the Reorganization Agreement and the Merger by the shareholders of E/C, as provided in Section 8.1 of the Reorganization Agreement.

         3.2 EFFECT OF TERMINATION. In the event of termination of this Plan of Merger as provided in Section 3.1, this Plan of Merger shall forthwith become void and have no effect except with respect to this Section 3.2 and Sections
4.2 and 4.3 and (ii) no party shall be relieved or released from any liabilities or damages arising out of the breach by such party of any provision of this Plan of Merger.

         3.3 AMENDMENT. This Plan of Merger may be amended by the parties hereto by action taken or authorized by their respective Boards of Directors at any time before or after approval of this Plan of Merger, the Reorganization Agreement, and the Merger by the shareholders of E/C; provided, however, that after such approval, no amendment shall be made which by law requires further approval by such shareholders, without such further approval. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         3.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE IV

                                 MISCELLANEOUS

         4.1 COUNTERPARTS. This Plan of Merger may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. An executed counterpart received by telecopy shall have the same effect as an originally executed counterpart.

         4.2 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES; RIGHTS OF OWNERSHIP. This Plan of Merger and the Reorganization Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder except, if and only if the Merger is consummated, for the right of holders of E/C Stock to receive the Initial Merger Consideration and Performance Units as provided herein. For the purposes hereof, the parties shall mean LZB, LZB Acquisition, and E/C and shall not include other person whatsoever, whether a shareholder, employee, officer, director, or otherwise.

         4.3 GOVERNING LAW. This Plan of Merger shall be governed and construed in accordance with the laws of the State of Michigan, without regard to any applicable conflicts of law.

         4.4 ROUNDING. The dollar amounts of all cash payable and all LZB Notes issuable hereunder shall be rounded to the nearest whole cent.

         4.5 ENFORCEMENT OF PLAN OF MERGER. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Plan of Merger were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Plan of Merger and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         4.6 SEVERABILITY. Any term or provision of this Plan of Merger which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Plan of Merger or affecting the validity or enforceability of any of the terms or provisions of this Plan of Merger in any other jurisdiction. If any provision of this Plan of Merger is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         4.7 ASSIGNMENT. Neither this Plan of Merger nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Plan of Merger will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.






           [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first above written.



                         LA-Z-BOY CHAIR COMPANY

                         By /s/ F. H. JACKSON
                                F. H. Jackson
                                Vice President Finance

Attest:
/s/ JAMES P. KLARR
    James P. Klarr
    Assistant Secretary
    and Tax Counsel


                         LZB ACQUISITION, INC.

                         By /s/ GENE M. HARDY
                                Gene M. Hardy
                                Secretary and Treasurer

Attest:
/s/ JAMES P. KLARR
    James P. Klarr
    Assistant Secretary
    and Tax Counsel


                         ENGLAND/CORSAIR, INC.

                         By /s/ RODNEY ENGLAND
                                Rodney England
                                President

Attest:

/s/ DENNIS C. VALKANOFF
    Dennis C. Valkanoff
    Vice President

                                                    Exhibit A to Plan of Merger


                   COMPUTATION STANDARDS FOR PRE-TAX INCOME

         For purposes of this Plan of Merger, the "Pre-Tax Income" of the Surviving Corporation for a specified period shall be equal to the sum of (a) the Surviving Corporation's net income for such period and (b) the Surviving Corporation's federal income tax expense for such period, both as determined in accordance with generally accepted accounting principles ("GAAP") as consistently applied, as applied by E/C immediately prior to the Effective Time; provided, however, that the rules and standards set forth in the following numbered paragraphs shall be applied to such computation notwithstanding whether such rules and standards comply or are in accordance with GAAP as of the Effective Time.

         1. Pro forma adjustments will be made so as to make Pre-Tax Income equal, as nearly as possible, to the net income prior to federal income tax expense which E/C would have had for the periods in question had the Merger not occurred, subject, however, to paragraph 5 below. To this end, and subject to paragraph 5, pro forma adjustments will be made eliminating the benefits and the costs of the Merger to the Surviving Corporation. By way of example (but not of limitation), some of the pro forma adjustments which may be made, if applicable, are as follows:

                  (a) If the Surviving Corporation employs different accountants than were employed by E/C and the fees of such accountants are higher or lower than the fees most recently charged by E/C's accountants, Pre-Tax Income will be computed using the fees most recently charged by E/C's accountants.

                  (b) If, due to insurance maintained by LZB, the Surviving Corporation has lower insurance expense than it would have had had the Merger not occurred, Pre-Tax Income will be computed using the insurance expense E/C would have incurred if the Merger had not occurred.

         2. Pre-Tax Income will be computed for the business conducted by E/C at the Effective Time considered as a discrete business unit. If any portion of such business is transferred to a different entity, such portion will be considered a part of the Surviving Entity for purposes of this computation.

         3. Any applicable state tax expense will not be added back under clause (b) of the introductory paragraph of these Standards.

         4. Before the Surviving Corporation undertakes any new line of business (including any line of business transferred to the

Surviving Corporation by LZB or another subsidiary), and before the Surviving Corporation and LZB or any other subsidiary engage in any inter-company business, the impact of such business on the computation of Pre-Tax Income shall be agreed upon pursuant to paragraph 6 below.

         5. Any payments, reserves taken, or accruals resulting from or relating to any breach by E/C of any covenant contained in the Reorganization Agreement, the inaccuracy of any warranty of E/C contained in the Reorganization Agreement, or any liabilities of E/C existing at the Effective Time (including any contingent and/or unliquidated liabilities) and not reflected in its financial statements or the disclosure schedule delivered by E/C pursuant to the Reorganization Agreement shall be treated as expenses for purposes of computing Pre-Tax Income.

         6. In the event of any dispute concerning such computations, the chief executive officer of the Surviving Corporation (if such person was an E/C shareholder at the Effective Time, and otherwise another former E/C shareholder designated by the holders of a majority of the E/C shares at the Effective
Time) and the chief financial officer of LZB will endeavor in good faith to resolve the same. If such persons are unable to resolve such dispute, they will select a neutral firm of independent certified public accountants and submit the dispute to such firm, and the decision of such firm will be final and binding on all parties.

                                                    Exhibit B to Plan of Merger


                              ELECTION PROCEDURES

         1. When E/C mails the Proxy Statement/Prospectus (as defined in the Reorganization Agreement) to its shareholders, it shall at the same time mail to each shareholder an election form in the form attached hereto as Attachment 1 or in such other form as E/C and LZB may agree upon (an "Election Form"). An Election Form can only be filed with respect to all shares of E/C Stock held by a shareholder, and any such election shall have been properly made only if LZB shall have received an Election Form properly completed and signed in accordance with the instructions prior to the commencement of the Meeting (the "Election Deadline"), accompanied by certificates for the shares of E/C Stock to which such Election Form relates. Any holder of E/C Stock who fails to file an Election Form with LZB in the manner and prior to the Election Deadline shall be deemed to have elected to receive cash as provided in the Plan of Merger.

         2. Any Election Form may be revoked by an E/C shareholder only by written notice received by LZB prior to the Election Deadline.

         3. Each Election Form shall be conditioned upon acceptance in accordance with the following provisions:

         (a) In connection with the payment of Initial Merger Consideration:

                  (1) In the event the aggregate principal amount of LZB Notes which would be issuable as a result of due and proper Election Forms filed with LZB would exceed the Note Limitation, then LZB shall reduce the aggregate number of shares of E/C Stock with respect to which the Initial Merger Consideration is to consist of LZB Notes from the number previously determined (by specification in the Election Forms) to the largest number as to which it is possible for the Initial Merger Consideration to consist of LZB Notes without exceeding the Note Limitation. Such reduction shall be applied pro rata (as nearly as possible) among all shares of E/C Stock as to which the holders thereof elected to receive LZB Notes. With respect to each share of E/C Stock affected by such reduction, cash shall be allocated as Initial Merger Consideration (instead of LZB Notes) in the same amount as if the holder of such share of E/C Stock had elected to receive cash with respect thereto.

                 (2) In the event the sum of the aggregate principal amount of LZB Notes which would be issuable and the aggregate amount of cash which would be payable as a result of due and proper Election
         Forms filed with LZB would exceed the Total Non-Share Limitation (computed without regard to additional consideration which may become payable under the Performance Units), then LZB shall reduce the aggregate number of shares of E/C Stock with respect to which the Initial Merger Consideration is to consist of cash from the number previously determined (by specification in the Election Forms, by failures to file due and proper Election Forms, and by any allocations under Section 3(a)(1) of these election procedures) to the largest number as to which it is possible for the Initial Merger Consideration to consist of cash without exceeding the Total Non-Share Limitation. Such reduction shall be applied pro rata (as nearly as possible) among all shares of E/C Stock as to which the Initial Merger Consideration otherwise (by specification in the Election Forms, by failures to file due and proper Election Forms, and by any allocations under Section 3(a)(1) of these election procedures) would have consisted of cash. With respect to each share of E/C Stock affected by such reduction, LZB Common Stock shall be allocated as Initial Merger Consideration (instead of cash) in the same amount as if the holder of such share of E/C Stock had elected to receive LZB Common Stock with respect thereto.

         (b) In connection with each of the two scheduled payments of consideration in satisfaction of Performance Units (each a "Performance Unit Payment"):

                  In the event the sum of the aggregate number of shares of LZB Common Stock which would be issuable in connection with such Performance Unit Payment, the aggregate number of shares of LZB Common Stock issued as Initial Merger Consideration, and (in the case of the second Performance Unit Payment) the aggregate number of shares of LZB Common Stock issued in connection with the first Performance Unit Payment would exceed the Total Share Limitation, the Performance Unit Share Limitation, or both, then the aggregate amount of such

         Performance Unit Payment shall be reduced (and the 1996 Performance Unit Amount or the 1997 Performance Unit Amount, as the case may be, shall also be deemed to have been proportionately reduced) to the largest amount which may be paid without exceeding the Total Share Limitation and without exceeding the Performance Unit Share Limitation. Such reduction shall be applied pro rata (as nearly as possible) among all Performance Units, and no other consideration shall be allocated to the Performance Units in respect of any such reduction.

         4. LZB shall have discretion to determine whether or not elections have been properly made or revoked and when elections and revocations were received by it. If LZB determines that any election was not properly or timely made or that any election has been revoked and not replaced with another valid Election Form, the shares subject to such election shall be treated by LZB as shares for which no election was made. LZB may make such changes in the procedures set forth herein for the implementation of the elections provided for as shall be necessary to fully effect such elections.

         5. If the Merger is not consummated for any reason, any certificate or certificates for shares of E/C Stock which have been deposited with LZB in connection with these election procedures shall be promptly returned to the person submitting the same to LZB.

                                          Attachment 1 to Election Procedures



                             ELECTION FORM

     If the merger (the "Merger") of England/Corsair, Inc. ("E/C"), a
Tennessee corporation, with and into LZB Acquisition, Inc. ("LZB Acquisition"), a Michigan corporation and a wholly owned subsidiary of La-Z-Boy Chair Company ("LZB"), a Michigan corporation, pursuant to the Amended and Restated Reorganization Agreement and the Amended and Restated Plan of Merger (the "Plan of Merger"), both dated as of January 13, 1995, by and among said parties, becomes effective, then the undersigned shareholder of E/C hereby elects the form(s) of Initial Merger Consideration set forth below with respect to the number(s) of shares set forth below, respectively, of E/C's Stock (of either class) owned by the undersigned shareholder:

                                             No. of Shares of
     Form of Initial Merger Consideration        E/C Stock
     ------------------------------------   -----------------

     La-Z-Boy Chair Company Common
       Stock, $1.00 par value                ________ shares

     La-Z-Boy Chair Company 8% Unsecured
       Promissory Notes Due 1999             ________ shares

       (Four annual principal and interest
         payments)

     Cash                                    ________ shares
                                             ===============

         Total shares of E/C Stock
           (of either class) owned by the
           undersigned shareholder           ________ shares

     Any Election Form previously executed by the undersigned is hereby revoked. The undersigned understands that the elections set forth herein cannot be revoked after the commencement of the meeting of E/C shareholders at which approval of the Merger is to be considered.

Dated: ___________, 1995      ____________________________________
                              Signature

                              ____________________________________
                              Signature if held jointly

[Please sign exactly as name appears on stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.]


(At least 50% of the total E/C Stock must be elected to be converted to La-Z-Boy Chair Company Common Stock).

                                                                        ANNEX C

                               CHAPTER 23 OF THE
                      TENNESSEE BUSINESS CORPORATION ACT


        48-23-101. DEFINITIONS. (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

        (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

        (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 48-23-102 and who exercises that right when and in the manner required by section 48-23-201- -48-23-209;

        (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporation action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

        (5) "Interest" means interest from the effective date of the corporate action that gave rise to the shareholder's right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

        (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

        (7) "Shareholder" means the record shareholder or the beneficial shareholder. [Acts 1986, ch. 887, section 13.01.]

        48-23-102. RIGHT TO DISSENT. (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporation actions:

        (1) Consummation of a plan of merger to which the corporation is a party:

            (A) If shareholder approval is required for the merger by section 48-21-103 or the charter and the shareholder is entitled to vote on the merger; or

            (B) If the corporation is a subsidiary that is merged with its parent under section 48-21-104;

        (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

        (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

        (4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter's shares because it:

            (A) Alters or abolishes a preferential right of the shares;

            (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

            (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

            (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

            (E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under section 48-16-104; or

        (5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

        (b) A shareholder entitled to dissent and obtain payment for his shares under this chapter may not challenge the corporation action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

        (c) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters' rights, is listed on an exchange registered under section 6 of the Securities Exchange Act of 1934, as amended, or is a "national market system security," as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended. [Acts 1986, ch. 887, section 13.02.]

        48-23-103. DISSENT BY NOMINEES AND BENEFICIAL OWNERS. (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

        (b) A beneficial shareholder may assert dissenters' rights as to shares of any one (1) or more classes held on his behalf only if:

        (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

        (2) He does so with respect to all shares of the same class of which he is the beneficial shareholder or over which he has power to direct the vote. [Acts 1986, ch. 887, section 13.03.]

        48-23-201. Notice of dissenters' rights. (a) If proposed corporate action creating dissenters' rights under section 48-23-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and accompanied by a copy of this chapter.

        (b) If corporate action creating dissenters' rights under section 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 48-23-203.

        (c) A corporation's failure to give notice pursuant to this section will not invalidate the corporate action. [Acts 1986, ch. 887, section 13.20.]

        48-23-202. NOTICE OF INTENT TO DEMAND PAYMENT. (a) If proposed corporate action creating dissenters' rights under section 48-23-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

        (1) Must deliver to the corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

        (2) Must not vote his shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by section 48-23-201.

        (b) A shareholder who does not satisfy the requirements of subsection
(a) is not entitled to payment for his shares under this chapter. [Acts 1986, ch, 887, section 13.21.]

        48-23-203. DISSENTERS' NOTICE. (a) If proposed corporate action creating dissenters' rights under section 48-23-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 48-23-202.

        (b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must;

        (1) State where the payment demand must be sent and where and when certificates for certified shares must be deposited;

        (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

        (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

        (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and

        (5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to section 48-23-201. [Acts 1986, ch. 88887, section 13.22.]

        48-23-204. DUTY TO DEMAND PAYMENT. (a) A shareholder sent a dissenters' notice described in section 48-23-203 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to section 48-23-203(b)(3), and deposit his certificates in accordance with the terms of the notice.

        (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the effectuation of the proposed corporate action.

        (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.

        (d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto. [Acts 1986, ch. 887, section 13.23.]

        48-23-205. SHARE RESTRICTIONS. (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under section 48-23-207.

        (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the effectuation of the proposed corporate action. [Acts 1986, ch. 887, section 13.24.]

        48.23-206. PAYMENT. (a) Except as provided in section 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with section 48-23-204 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

        (b) The payment must be accompanied by:

        (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any:

        (2) A statement of the corporation's estimate of the fair value of the shares;

        (3) An explanation of how the interest was calculated;

        (4) A statement of the dissenter's right to demand payment under section 48-23-209; and

        (5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to section 48-23-201 or section 48-23-203. [Acts 1986, ch. 887, section 13.25]

        48.23-207. FAILURE TO TAKE ACTION. (a) If the corporation does not effectuate the proposed action that gave rise to the dissenters' rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

        (b) If after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters' notice under section 48-23-203 and repeat the payment demand procedure. [Acts 1986, ch. 887, section 13.26.]

        48-23-208. AFTER-ACQUIRED SHARES. (a) A corporation may elect to withhold payment required by section 48-23-206 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

        (b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section 48-23-209. [Acts 1986, ch. 887, section 13.27.]

        48-23-209. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR
OFFER.
(a) A dissenter may notify the corporation in writing of his own estimate of the fair market value of his shares and amount of interest due, and demand payment of his estimate (less any payment under section 48-23-206), or reject the corporation's offer under section 48-23-208 and demand payment of the fair value of his shares and interest due, if:

        (1) The dissenter believes that the amount paid under section 48-23-206 or offered under section 48-23-208 is less than the fair value of his shares or that the interest due is incorrectly calculated;

        (2) The corporation fails to make payment under section 48-23-206 within two (2) months after the date set for demanding payment; or

        (3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

        (b) A dissenter waives his right to demand payment under this section unless he notified the corporation of his demand in writing under subsection
(a) within one (1) month after the corporation made or offered payment for his shares. [Acts 1986, ch. 887, section 13.28.]

        48-23-301. COURT ACTION. (a) If a demand for payment under section 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        (b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation's principal office or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

        (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

        (e) Each dissenter made a party to the proceeding is entitled to judgment:

        (1) For the amount, if any, by which the court finds the fair value of his shares, plus accrued interest, exceeds the amount paid by the corporation; or

        (2) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under section 48-23-208. [Acts 1986, ch. 887, section 13.30.]

        48-23-302. COURT COSTS AND COUNSEL FEES. (a) The court in an appraisal proceeding commenced under section 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 48-23-209.

        (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

        (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of section 48-23-201--48-23-209; or

        (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

        (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to the counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted. [Act 1986, ch. 887, section 13.31.]





==============================================================================

               PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Michigan Business Corporation Act, as amended (the "MBCA"), provides that a Michigan corporation, such as the registrant, may indemnify any person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a "Proceeding"), other than a Proceeding by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise (including any employee benefit plan) against expenses (including attorney fees) and judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the Proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The MBCA also provides that a Michigan corporation may indemnify any person who is or was a party or is threatened to be made a party to any Proceeding by or in the right of the corporation by reason of that fact that he or she is or was a director, officer, employee or agent of the corporation (or, is or was serving at the request of the corporation, in one of the other capacities described above) against expenses (including attorney's fees) and amounts paid in settlement actually and reasonably incurred by the person in connection with the Proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, except that no indemnification may be made for a claim, issue, or matter in which the person has been found liable to the corporation except for any indemnification against expenses that may be ordered by the court.

     Under the MBCA, any indemnification described above, unless ordered by a court, may be made only as authorized in the specific case upon a determination (made in one of the ways described in Section 564a(1) of the MBCA) that indemnification of the pertinent party is proper because he or she has met the applicable standard of conduct and upon an evaluation of the reasonableness of expenses and amounts paid in settlement. Section 564b of the MBCA permits a corporation to pay or reimburse the reasonable expenses incurred by a director, officer, employee or agent in advance of final disposition of a Proceeding, only if the person furnishes the corporation with a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct for indemnification and a written undertaking to repay the advance if it ultimately is determined that he or she did not meet the standard and only if a determination is made (in one of the ways described in Section 564a(1)) that the facts then known to those making the determination would not preclude indemnification under the MBCA. Section 565 of the MBCA further provides that the above-described provisions concerning indemnification and advancement of expenses are not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under a corporation's articles of incorporation, its bylaws or a contractual arrangement.

     Section 2 of Article IX of the registrant's Articles of Incorporation, as amended, provides for mandatory indemnification of directors and officers and permits indemnification of other parties, as follows:

            "Section 2. Indemnification. The corporation shall indemnify any of its directors and officers and may indemnify any of its employees and agents (in each case including such person's heirs, executors, administrators and legal representatives) who are made or threatened to be made a party to an action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or serves or served at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, to the fullest extent authorized or permitted under the [Michigan Business Corporation] Act or other applicable law, as the same presently exist or may hereafter be amended, but in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than authorized or permitted before such amendment. Without limiting the generality of the foregoing, the following provisions, except to the extent they limit the indemnity which may be provided pursuant to the foregoing, shall apply:

                  2.1 -- Indemnification of Directors and Officers: Claims by
            Third Parties. The corporation shall to the fullest extent authorized or permitted by the Act or other applicable law, as the same presently exist or may hereafter be amended, but, in the case of any such amendment, only to the extent such amendment permits the corporation to provide broader indemnification rights than before such amendment, indemnify a director or officer (the "Indemnitee") who was or is a party or is threatened to be made a party to a threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys' fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the Indemnitee had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the Indemnitee did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, has reasonable cause to believe that his or her conduct was unlawful.

                  2.2 -- Indemnification of Directors and Officers: Claims
            Brought By or In the Right of the Corporation. The corporation shall, to the fullest extent authorized or permitted by the Act or other applicable law, as the same presently exist or may hereafter be amended, but, in the case of any such amendment, only to the extent such amendment permits the corporation to provide broader indemnification right than before such amendment, indemnify a director or officer (the "Indemnitee") who was or is a party to or is threatened to be made a party to a threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including actual and reasonable attorneys' fees, and amounts paid in settlement incurred by the Indemnitee in connection with the action or suit, if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders. However, indemnification shall not be made under this subsection 2.2 for a claim, issue, or matter in which the Indemnitee has been found liable to the corporation unless and only to the extent that the court in which the action or suit was brought has determined upon application that, despite the adjudication of liability but in view of all circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnification for the expenses which the court considers proper.

                  2.3 -- Actions Brought by the Indemnitee. Notwithstanding the
            provisions of subsections 2.1 and 2.2, the corporation shall not be required to indemnify an Indemnitee in connection with an action, suit, proceeding or claim (or part thereof) brought or made by such Indemnitee, unless such action, suit, proceeding or claim (or part thereof): (i) was authorized by the Board of Directors of the corporation; or (ii) was brought or made to enforce this Section 2 and the Indemnitee has been successful in such action, suit, proceeding or claim (or part thereof).

                  2.4 -- Approval of Indemnification. An indemnification under subsections 2.1 or 2.2 hereof, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the Indemnitee is proper in the circumstances because such Indemnitee has met the applicable standard of conduct set forth in subsections 2.1 or 2.2 as the case may be. This determination shall be made in any of the following ways:

                        (a) By a majority vote of a quorum of the Board
                  consisting of directors who were not parties to the action, suit, or proceeding.

                        (b) If the quorum described in subdivision (a) is not
                  obtainable, then by a majority vote of a committee of directors who are not parties to the action. The committee shall consist of not less than three (3) disinterested directors.

                        (c) By independent legal counsel in a written opinion.

                        (d) By the shareholders.

                  2.5 -- Advancement of Expenses. Expenses incurred in
            defending a civil or criminal action, suit, or proceeding described in subsections 2.1 or 2.2 above shall be paid by the corporation in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the Indemnitee to repay the expenses if it is ultimately determined that the Indemnitee is not entitled to be indemnified by the corporation. The undertaking shall be by unlimited general obligation of the person on whose behalf advances are made but need not be secured.

                  2.6 -- Partial Indemnification. If an Indemnitee is entitled to indemnification under subsections 2.1 or 2.2 for a portion of expenses including attorneys' fees, judgments, penalties, fines, and amounts paid in settlement, but not for the total amount thereof, the corporation shall indemnify the Indemnitee for the portion of the expenses, judgments, penalties, fines, or amounts paid in settlement for which the Indemnitee is entitled to be indemnified.

                  2.7 -- Indemnification of Employees and Agents. Any person who is not covered by the foregoing provisions of this Section 2 and who is or was an employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, may be indemnified to the fullest extent authorized or permitted by the Act or other applicable law, as the same exist or may hereafter be amended, but, in the case of any such amendment, only to the extent such amendment permits the corporation to provide broader indemnification rights than before such amendment, but in any event only to the extent authorized at any time or from time to time by the Board of Directors.

                  2.8 -- Other Rights of Indemnification. The indemnification or advancement of expenses provided under subsections 2.1 through
            2.7 is not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Articles of Incorporation or Bylaws, or an agreement. However, the total amount of expenses advanced or indemnified from all sources combined shall not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for in subsections 2.1 through 2.7 continues as to a person who ceases to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of the person.

                  2.9 -- Definitions. "Other enterprise" shall include employee benefit plans: "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and "serving at the request of the corporation" shall include any service as a director, officer, employee, or agent of the corporation which imposes duties on, or involves services by, the director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be considered to have acted in a manner "not opposed to the best interests of the corporation or its shareholders" as referred to in subsections 2.1 and 2.2

                  2.10 -- Liability Insurance. The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against any liability asserted against and incurred by such person in any such capacity or arising out of such person's status as such, regardless of whether or not the corporation would have the power to indemnify such person against such liability under the pertinent provisions of the Act.

                  2.11 -- Enforcement. If a claim under this Section 2 is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which makes it permissible under the Act for the corporation to indemnify the claimant for the amount claimed, but the burden of providing such defense shall be on the corporation. Neither the failure of the corporation (including the Board of Directors, a committee thereof, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such claimant has met the applicable standard of conduct set forth in the Act nor an actual determination by the corporation (including its Board of Directors, a committee thereof, independent legal counsel or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

                  2.12 -- Contract with the Corporation. The right to
            indemnification conferred in this Section 2 shall be deemed to be a contract right between the corporation and each director or officer who serves in any such capacity at any time while this Section 2 is in effect and any repeal or modification of this Section 2 shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit, proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

                  2.13 -- Application to a Resulting or Surviving Corporation
            or Constituent Corporation. The definition for "corporation" found in Section 569 of the Act, as the same exists or may hereafter be amended is, and shall be, specifically excluded from application to this Section 2. The indemnification and other obligations set forth in this Section 2 of the corporation shall be binding upon any resulting or surviving corporation after any merger or consolidation with the corporation. Notwithstanding anything to the contrary contained herein or in Section 569 of the Act, no person shall be entitled to the indemnification and other rights set forth in this Section 2 for acting as a director or officer of another corporation prior to such other corporation entering into a merger or consolidation with the corporation.

                  2.14 -- Severability. Each and every paragraph, sentence,
            term and provision of this Section 2 shall be considered severable in that, in the event that a court finds any paragraph, sentence, term or provision to be invalid or unenforceable, the validity and enforceability, operation, or effect of the remaining paragraphs, sentences, terms or provisions shall not be affected, and this
            Section 2 shall be construed in all respects as if such invalid or unenforceable matter had been omitted."

     Section 209(c) of the MBCA provides that the articles of incorporation of a Michigan business corporation may contain a provision providing that a director of the corporation is not personally liable to the corporation or its shareholders for monetary damages for a breach of the director's fiduciary duty, except that such a provision may not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) a violation of Section 551(1) of the MBCA (relating to unauthorized dividends or distributions to shareholders and unauthorized loans); or (iv) any transaction from which the director derived an improper personal benefit. At the 1987 Annual Meeting of registrant's shareholders, the shareholders approved an amendment to registrant's Articles of Incorporation to include such a provision, as well as the above-quoted provisions of Section 2, Article IX.

     The registrant also has entered into indemnification agreements with its directors and officers under which the Company is required to maintain directors' and officers' liability insurance for their benefit or a substitute for such insurance to the extent reasonably available, or to indemnify them to the full extent of the insurance coverage which otherwise would be provided to them. These agreements contemplate indemnification broader than that expressly provided for in the MBCA, in that they contemplate, when certain conditions are met, indemnification against judgments and fines (as well as settlement costs) incurred in proceedings brought by or in the right of the Company.

     Insurance is maintained on a regular basis (and not specifically in connection with this offering) against liabilities arising on the part of directors and officers out of their performance in such capacities or arising on the part of the registrant out of the foregoing indemnification provisions, subject to certain exclusions and to the policy limits.


ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits. The following exhibits are filed as part of the registration statement on Form S-4:


        Item 601
     Regulation S-K
   Exhibit Reference
         Number           Exhibit Description

          (1)             Not applicable

          (2) Amended and Restated Reorganization Agreement, dated as of January 13, 1995, among La-Z-Boy Chair Company, LZB Acquisition Inc. and England/Corsair, Inc.

                          A conformed copy of this agreement (with exhibits) is included as Annex A to the Proxy Statement/Prospectus which is part of this Registration Statement.

    (3)(i)(a)/(4)(a)      Articles of Incorporation of registrant, as amended
                          through August 4, 1987 (filed as an exhibit to registrant's Form S-8 Registration Statement
                          (Commission File No. 33-31502) and incorporated herein by reference).

    (3)(i)(b)/(4)(b)      Amendment to Articles of Incorporation of registrant,
                          effective April 24, 1991 (filed as an exhibit to registrant's Annual Report on Form 10-K for its fiscal year ended April 25, 1992 (Commission File No.
                          1-9656) and incorporated herein by reference).

     (3)(ii)/(4)(c)       Bylaws of registrant, as currently in effect (filed
                          as an exhibit to registrant's Annual Report on Form
                          10-K for its fiscal year ended April 25, 1992
                          (Commission File No. 1-9656 and incorporated herein by reference).

         (4)(d) Form of certificate for Common Stock $1.00 par value (filed as an exhibit to registrant's Form S-8 Registration Statement (Commission File No. 33-50318) and incorporated herein by reference).

       Item 601
     Regulation S-K
   Exhibit Reference
         Number           Exhibit Description

         (4)(e)* Form of Indenture between La-Z-Boy Chair Company and Rodney D. England as Designated Representative.

         (4)(f) Description of the Performance Units as set forth in the Amended and Restated Plan of Merger included as Annex B to the Proxy Statement/Prospectus which is part of this Registration Statement.

          (5)             Opinion and consent of Miller, Canfield, Paddock and
                          Stone, P.L.C.

          (6)             Not applicable.

          (7)             Not applicable.

          (8)             Opinion and consent of Miller, Canfield, Paddock and
                          Stone, P.L.C.

          (9)             Not applicable.

        (10)(a)           La-Z-Boy Chair Company 1993 Performance-Based
                          Stock plan (filed as Exhibit A to registrant's proxy statement dated June 25, 1993 (Commission File No. 1-9656) and incorporated herein by reference).

        (10)(b) La-Z-Boy Chair Company Restricted Stock Plan for Non-Employee Directors (filed as Exhibit B to registrant's proxy statement dated July 6, 1989 (Commission File No. 1-9656 and incorporated herein by reference).

        (10)(c) La-Z-Boy Chair Company Executive Incentive Compensation Plan Description (filed as an exhibit to registrant's Current Report on Form 8-K dated February 6, 1995 (Commission File No. 1-9656 and incorporated herein by reference).

         10(d) La-Z-Boy Chair Company Supplemental Executive Retirement Plan dated May 1, 1991 (filed as an exhibit to registrant's Current Report on Form 8-K dated February 6, 1995 (Commission File No. 1-9656 and incorporated herein by reference).

       (10)(e)(i) La-Z-Boy Chair Company 1986 Restricted Share Plan (filed as an exhibit to registrant's proxy statement dated June 26, 1986 (Commission File No. 1-9656 and incorporated herein by reference).

       Item 601
     Regulation S-K
   Exhibit Reference
         Number           Exhibit Description

      (10)(e)(ii)         La-Z-Boy Chair Company Amended and Restated
                          1989 Restricted Share Plan (filed as Exhibit A to registrant's proxy statement dated July 6, 1989 (Commission File No. 1-9656 and incorporated herein by reference).

        (10)(f)           La-Z-Boy Chair Company 1986 Incentive Stock
                          Option Plan (filed as Exhibit B to registrant's proxy statement dated June 26, 1986 (Commission File No. 1-9656) and incorporated herein by reference).

        (10)(g) Form of Change in Control Agreement, accompanied by list of employees party thereto (filed as an exhibit to registrant's Current Report on Form
                          8-K dated February 6, 1995 (Commission File No. 1-9656) and incorporated herein by reference).

        (10)(h) Form of Indemnification Agreement and list of Registrant's directors who are parties thereto (filed as an exhibit to Form 8, Amendment
                          No. 1 dated November 3, 1989 (Commission
                          File No. 1-9656 and incorporated herein by reference).

        (10)(i) Agreement and Plan of Merger with Kincaid Furniture Company, Incorporated (filed as Exhibit (c) to registrant's Schedule 14D-1 dated December 18, 1987 (Commission File No. S-36021) and incorporated herein by reference).

        (10)(j) Revolving Credit and Term Loan Agreement dated as of April 22, 1988 (filed as an exhibit to registrant's Form 8, Amendment No. 1 dated November 3, 1989 (Commission File No. 1-9656 and incorporated herein by reference).

        (10)(k)           Fixed Rate Term Loan Agreement dated as of April
                          22, 1988 (filed as an exhibit to registrant's Form 8, Amendment No. 1 dated November 3, 1989 (Commission File No. 1-9656 and incorporated herein by reference).

       Item 601
     Regulation S-K
   Exhibit Reference
         Number           Exhibit Description

        (10)(l)           La-Z-Boy Chair Company 1979 Key Employee Stock
                          Option Plan (filed as an exhibit to Form S-8
                          Registration Statement effective February 15, 1980 (Commission File No. 2-66510) and incorporated herein by reference).

          (11) No statement is required to be filed with respect to either La-Z-Boy Chair Company or England/Corsair, Inc. because the computations can be clearly determined from the materials contained in the registration statement.

          (12)           Computation of Ratio of Earnings to Fixed Charges.

          (13)            Not applicable.

          (14)            Not applicable.

          (15)            Not applicable.

          (21)*           List of subsidiaries of La-Z-Boy Chair Company.

        (23)(a) Consents of Miller, Canfield, Paddock and Stone, P.L.C. (included in Exhibits (5) and (8)).

        (23)(b)           Consent of Price Waterhouse LLP.

        (23)(c) Consent of BDO Seidman, independent certified public accountants.

          (24)* Powers of Attorney (contained in signature pages of the initial filing of the registration statement).

          (25)            Not applicable.

          (26)            Not applicable.

          (27) Not applicable. This registration statement does not include annual and/or interim financial statements that have not been previously included in a filing with the Commission (such Financial Data Schedule was filed with the registrant's Form 10-Q for the quarter ended October 29, 1994 (Commission File
                          No. 1-9656).

          (28)            Not applicable.
________________________________
* Previously filed

       Item 601
     Regulation S-K
   Exhibit Reference
         Number           Exhibit Description

          (99)            None.

===============================================================================

     (b) Financial Statement Schedules. The following financial statement schedules are filed as a part of the registration statement on Form S-4.


    Schedule
     Number                  Schedule Description

     VIII             Valuation and Qualifying Accounts

     (c) Information Pursuant to Item 4(b). Not Applicable.


ITEM 22.  UNDERTAKINGS.

     La-Z-Boy hereby makes the undertakings that follow:

     The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of the registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding this paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.






                    [THIS SPACE INTENTIONALLY LEFT BLANK]

                        LA-Z-BOY CHAIR COMPANY
                     FINANCIAL STATEMENT SCHEDULE

         LA-Z-BOY CHAIR COMPANY AND SUBSIDIARIES SCHEDULE VIII
                  VALUATION AND QUALIFYING ACCOUNTS
                       (DOLLARS IN THOUSANDS)

                                                                Trade accounts
                                                Additions         receivable
                                 Balance at     charged to       "written off"     Balance at
                                 beginning      costs and            net of          end of
Description                      of period       expenses          recoveries        period
Year ended April 30, 1994:

  Allowance for doubtful
  accounts and long-term notes    $11,670        $7,578             $ 4,454           $14,794

  Accrued warranties              $ 6,250        $  400                               $ 6,650

Year ended April 24, 1993:

  Allowance for doubtful
  accounts and long-term notes    $ 7,217        $7,891              $ 3,438          $11,670

  Accrued warranties              $ 5,950        $  300                               $ 6,250

Year ended April 25, 1992:

  Allowance for doubtful
  accounts receivable             $11,351        $9,271              $13,397          $ 7,217

  Accrued warranties              $ 5,650        $  300                               $ 5,950




                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroe, State of Michigan, on the 20th day of March, 1995.

                                    LA-Z-BOY CHAIR COMPANY
                                    a Michigan corporation


                                    By /s/ GENE M. HARDY
                                     Name:  Gene M. Hardy
                                    Title: Secretary and Treasurer


     Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



         Signatures                     Title                                 Date
    *                          Chairman and President                       March 20, 1995
    Charles T. Knabusch        and Chief Executive Officer

    /S/ F. H. JACKSON          Vice President Finance                 March 20, 1995
    F. H. Jackson              (principal financial
                               officer) and Director

    /s/GENE M. HARDY           Secretary and Treasurer                March 20, 1995
    Gene M. Hardy              (principal accounting officer)
                               and Director

    *                          Director                               March 20, 1995
    Warren W. Gruber





     *                         Director                               March 20, 1995
    David K. Hehl


_____________________          Director                               March 20, 1995
    James W. Johnston


     *                         Director                               March 20, 1995
    Rocque E. Lipford


     *                         Director                               March 20, 1995
    Patrick H. Norton


____________________           Vice Chairman,
    Edwin J. Shoemaker         Executive Vice President
                               of Engineering and Director            March 20, 1995


     *                         Director                               March 20, 1995
    Lorne G. Stevens


     *                         Director                               March 20, 1995
    John F. Weaver


___________________________


    * By:/s/ Gene M. Hardy
         ______________________
         Gene M. Hardy
         Attorney in Fact

                                      EXHIBIT INDEX

Exhibit No.                Description
- ----------                 -----------


(5) Opinion and consent of Miller, Canfield, Paddock and Stone, P.L.C.

(8) Opinion and consent of Miller, Canfield, Paddock and Stone, P.L.C.

(12)                       Computation of Ratio of Earnings to Fixed Charges

(23)(b)                    Consent of Price Waterhouse LLP.

(23)(c) Consent of BDO Seidman, independent certified public accountants.



                                   II-15